FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-228697-02

FREE WRITING PROSPECTUS, DATED SEPTEMBER 20, 2019

CF 2019-CF2 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2019-CF2,
Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-5, Class X-A,
Class X-B, Class A-S, Class B and Class C

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (File No. 333-228697) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, the depositor or Cantor Fitzgerald & Co., any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-212-915-1700 or by emailing: legal@ccre.com.

The certificates offered by the Preliminary Prospectus (as defined below), and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. You understand that, when you are considering the purchase of these certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have verified the allocation of certificates to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

This free writing prospectus does not contain all information that is required to be included in the prospectus.

STATEMENT REGARDING ASSUMPTIONS AS TO SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

This material is for your information, and none of Cantor Fitzgerald & Co., Deutsche Bank Securities Inc., KeyBanc Capital Markets Inc., CastleOak Securities, L.P., Drexel Hamilton, LLC or any other underwriter is soliciting any action based upon it. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

Neither this document nor anything contained herein shall form the basis for any contract or commitment whatsoever. The information contained herein is preliminary as of the date hereof. These materials are subject to change, completion or amendment from time to time. The information contained herein is in addition to information delivered to you as part of the preliminary prospectus relating to the CF 2019-CF2 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2019-CF2 (the “Preliminary Prospectus”). The information contained herein should be reviewed only in conjunction with the entire Preliminary Prospectus. All of the information contained herein is subject to the same limitations and qualifications contained in the Preliminary Prospectus. The information contained herein does not contain all relevant information relating to the underlying mortgage loans or mortgaged properties that is contained in the Preliminary Prospectus. The information contained herein should not be viewed as projections, forecasts, predictions or opinions with respect to value. Prior to making any investment decision, prospective investors are strongly urged to read the Preliminary Prospectus its entirety. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Certain capitalized terms used but not otherwise defined in this free writing prospectus are defined in the Preliminary Prospectus.

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This document contains forward-looking statements. Those statements are subject to certain risks and uncertainties that could cause the success of collections and the actual cash flow generated to differ materially from the information set forth herein. While such information reflects projections prepared in good faith based upon methods and data that are believed to be reasonable and accurate as of the dates thereof, the depositor undertakes no obligation to revise these forward-looking statements to reflect subsequent events or circumstances. Individuals should not place undue reliance on forward-looking statements and are advised to make their own independent analysis and determination with respect to the forecasted periods, which reflect the issuer’s view only as of the date hereof.

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IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

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Description of The Stanwix Whole Loan

The following is a summary of the principal provisions of the loan agreement, dated as of August 27, 2019 (as amended from time to time, the “Loan Agreement”), between 115 Stanwix Realty LLC (the “Borrower”), and Cantor Commercial Real Estate Lending, L.P. (“CCRE”), in its capacity as lender, and the other documents executed by the Borrower and other applicable parties in connection with the origination of The Stanwix Whole Loan referred to below (collectively, the “Loan Documents”). This summary does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement.

Certain defined terms used in this “Description of The Stanwix Whole Loan” section reflect defined terms used in the Loan Documents for the purpose of determining the occurrence of certain events or compliance with certain covenants in the Loan Documents. The results of these calculations will differ, and may differ substantially, from similar numerical information and statistics regarding The Stanwix Mortgaged Property and The Stanwix Whole Loan presented elsewhere in this free writing prospectus including those based upon the assumptions and the definitions set forth under this “Description of The Stanwix Whole Loan” in this free writing prospectus.

General

The Stanwix Whole Loan was originated by CCRE, as lender, on August 27, 2019 (the “Origination Date”). On the closing date for the securitization contemplated by the Preliminary Prospectus, CCRE will assign The Stanwix Mortgage Loan and the Trust Subordinate Companion Loan to CCRE Commercial Mortgage Securities, L.P. (the “Depositor”) and the Depositor will subsequently assign The Stanwix Mortgage Loan and the Trust Subordinate Companion Loan to the issuing entity, CF 2019-CF2 Mortgage Trust (the “Issuing Entity”). On the Closing Date, the outstanding principal balance of The Stanwix Whole Loan is expected to be $63,000,000.

The Stanwix Whole Loan is a ten-year fixed-rate interest-only mortgage loan and is evidenced by two promissory notes designated as “Note A” and “Note B”, respectively (each, a “Note” and together, the “Notes”).

The Stanwix Whole Loan is scheduled to mature September 1, 2029 (the “Stated Maturity Date”). The Stanwix Whole Loan is an interest-only loan and will not require scheduled payments of principal during the term of The Stanwix Whole Loan. The Loan Documents provide that the Borrower will be required to pay monthly payments of interest on The Stanwix Whole Loan as described in “—Payment on The Stanwix Whole Loan” below.

“Maturity Date” means the Stated Maturity Date or such other date on which the final payment of principal of the Notes becomes due and payable as provided in the Loan Agreement, whether at such stated maturity date, by declaration of acceleration, or otherwise.

The “Cut-off Date” means, with respect to The Stanwix Whole Loan, October 1, 2019.

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The outstanding principal balance of each Note as of the Cut-off Date is set forth in the table below:

Note	Lender	Original Principal Balance	Note Rate
Note A	CCRE	$33,000,000	3.0000%
Note B	CCRE	$30,000,000	5.2333%
Total/Wtd. Avg		$63,000,000	4.0635%

Note A is referred to as “The Stanwix Mortgage Loan” or “The Stanwix Senior Loan”, and Note B is referred to as the “Trust Subordinate Companion Loan” (together with The Stanwix Senior Loan, “The Stanwix Whole Loan”).

Security for The Stanwix Whole Loan

The Stanwix Whole Loan is secured by a first priority fee simple mortgage (the “Mortgage”), assignment of leases and rents and a security agreement executed and delivered by the Borrower to the lender as security for The Stanwix Whole Loan and encumbering the Mortgaged Property identified on Annex A-1 to the Preliminary Prospectus as The Stanwix (“The Stanwix Mortgaged Property”), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time (collectively, the “Collateral” ).

Non-Recourse Provisions and Exceptions

Recourse on The Stanwix Whole Loan generally may be had only against The Stanwix Mortgaged Property and other collateral that has been pledged to secure The Stanwix Whole Loan. The Borrower is fully and personally liable and subject to legal action, for any losses, damages (including, without limitation, punitive or exemplary damages, costs, expenses, liabilities (including, without limitation, strict liability), diminution in value of The Stanwix Mortgaged Property, claims, obligations, settlement payments, penalties, fines, assessments, citations, litigation, demands, defenses, judgments, suits, proceedings or other expenses of any kind whatsoever incurred or suffered by the lender (including reasonable attorneys’ fees and expenses and court costs) arising out of or in connection with the following (the “Borrower Recourse Liabilities”):

(i) fraud or intentional misrepresentation by or on behalf of the Borrower, the Guarantor, or any affiliate of any of them in connection with The Stanwix Whole Loan or The Stanwix Mortgaged Property;

(ii) gross negligence or willful misconduct of the Borrower, the Guarantor or any affiliate of any of them in connection with The Stanwix Whole Loan or The Stanwix Mortgaged Property;

(iii) breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity Agreement, the Loan Agreement or the Mortgage concerning environmental statutes or Hazardous Substances;

(iv) material physical waste of The Stanwix Mortgaged Property;

(v) intentional removal or disposal of any portion of The Stanwix Mortgaged Property after a Stanwix Mortgage Loan Event of Default, (other than removal or disposal (a) of obsolete property at The Stanwix Mortgaged Property so long as the same is replaced with non-obsolescent property of equal or greater value, (b) of property at The Stanwix Mortgaged Property in the ordinary course of business of owning, operating or managing The Stanwix Mortgaged Property so long as the same is replaced with property of equal or greater value, or (c) as otherwise permitted by the Loan Documents);

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(vi) breach of any legal requirement (including RICO) mandating the forfeiture by the Borrower of The Stanwix Mortgaged Property, or any portion of The Stanwix Mortgaged Property, because of the conduct or purported conduct of criminal activity by the Borrower or any Restricted Party in connection with The Stanwix Mortgaged Property;

(vii) any material misrepresentation or misleading or incorrect certification or breach of any representation, warranty or certification contained in the Loan Agreement or any other Loan Document or in any document executed in connection therewith, pursuant to any of the Loan Documents or otherwise to induce to the lender to make The Stanwix Whole Loan, or any advance thereof, or to release monies from any account held by the lender (including any reserve account or escrow) or to take any action with respect to the collateral;

(viii) misapplication, misappropriation or conversion by or on behalf of the Borrower of (A) any insurance proceeds, (B) any condemnation awards, (C) any rents, (D) any rents paid more than one month in advance, or (E) any other monetary collateral for The Stanwix Whole Loan;

(ix) failure to pay charges for taxes on any portion of The Stanwix Mortgaged Property, unless either (A) such charges are the subject of a bona fide dispute in which Borrower is contesting the amount or validity thereof in accordance with the terms of the Loan Agreement, (B) the Borrower is unable to make such payment due to the failure of The Stanwix Mortgaged Property to generate sufficient Gross Income From Operations for the payment of the same and the Borrower has not applied the Gross Income From Operations from The Stanwix Mortgaged Property in breach of the Loan Agreement or the other Loan Documents, or (C) funds to pay for such taxes have been deposited into the applicable reserve accounts pursuant to the terms of the Loan Agreement and the lender has failed to make such funds available for payment of taxes;

(x) failure to pay charges for or other charges, labor or materials or other charges or judgments that can create liens on any portion of The Stanwix Mortgaged Property, unless either (A) such charges are the subject of a bona fide dispute in which the Borrower is contesting the amount or validity such liens in accordance with the terms of the Loan Agreement, or (B) the Borrower is unable to make such payment due to the failure of The Stanwix Mortgaged Property to terms generate sufficient Gross Income From Operations for the payment of the same and the Borrower has not applied the Gross Income From Operations from The Stanwix Mortgaged Property in breach of the Loan Agreement or the other Loan Documents;

(xi) failure to deliver to the lender any security deposits, advance deposits or any other deposits collected by or on behalf of the Borrower, the Guarantor, any Affiliated Manager or affiliate of any of them with respect to The Stanwix Mortgaged Property upon a foreclosure of The Stanwix Mortgaged Property or action in lieu of foreclosure, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the leases prior to the occurrence of the Stanwix Mortgage Loan Event of Default that gave rise to such foreclosure or action in lieu of foreclosure;

(xii) failure by the Borrower to obtain and maintain, from time to time, the fully paid for insurance policies in accordance with the terms described under “—Risk Management—Insurance” below;

(xiii) an act or omission of the Borrower, the Principal or the Guarantor which hinders, delays or interferes with the lender’s enforcement of its rights under any Loan Document or the realization of the collateral, including the assertion by any of the Borrower, the Principal or the Guarantor of defenses or counterclaims (other than in connection with the Borrower’s assertion of any mandatory or compulsory defenses or counterclaims raised in good faith and without the intent to delay, as determined by a court of competent jurisdiction in a final, non-appealable order or decision);

(xiv) certain of the Borrower’ specific indemnifications of the lender set forth in the Loan Agreement and the Mortgage;

(xv) the creation of any security interest or lien pursuant to the Loan Agreement or any of the other Loan Documents, or any other transfer of property described in the Loan Documents, being deemed

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fraudulent conveyances or preferences or otherwise being deemed void pursuant to any principles limiting the rights of creditors, whether such claims, demands or assertions are made under the Bankruptcy Code or under any applicable state fraudulent conveyance statutes or similar laws;

(xvi) the Borrower fails to deliver tenant direction letters to all commercial tenants in accordance with the terms and conditions of the Loan Agreement upon the occurrence of a Cash Management Period;

(xvii) failure by the Borrower to comply with the Loan Documents relating to the establishment of the Clearing Account, the Cash Management Account or the institution of a cash management, generally;

(xviii) any representation or warranty related to leases made in the Loan Agreement with respect to the Master Lease being false or misleading in any material respect as of the date of the Loan Agreement;

(xix) a breach of any representation, warranty and/or covenant set forth in the Loan Agreement with respect to the Master Lease;

(xx) the amendment, modification, cancellation or acceptance of a surrender of the Master Lease, or the waiver of any of the terms or provisions of the Master Lease, in each case without the lender’s prior written consent;

(xxi) the failure of the Borrower to strictly enforce its rights and remedies under the Master Lease;

(xxii) the failure by the Master Tenant to promptly vacate The Stanwix Mortgaged Property following a Master Lease Default Event;

(xxiii) any petition for the bankruptcy or insolvency of the Master Tenant if filed by or consented to by such Master Tenant;

(xxiv) failure of The Stanwix Mortgaged Property to have either the temporary certificate of occupancy or permanent certificate of occupancy in effect;

(xxv) any breach of any representation, warranty or covenant set forth in in the Loan Agreement regarding the certificates of occupancy;

(xxvi) any breach of any representation, warranty or covenant set forth in in the Loan Agreement regarding the 421-a Program or the IH Program;

(xxvii) any liability relating to The Stanwix Mortgaged Property’s and/or the Borrower’s compliance with the 421-a Program and/or the IH Program; and/or

(xxviii) (A) the Restrictive Declaration, dated as of April 10, 2014, by and between 930 Flushing LLC and Stanev Associates LLC (the “REA” ), (B) any violation of the REA, and/or (C) a breach of any representation or warranty regarding the REA.

Notwithstanding anything to the contrary in the Loan Agreement, the Notes or any of the Loan Documents, (i) the lender will not be deemed to have waived any right which the lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the debt secured by the Mortgage or to require that all collateral will continue to secure all of the obligations under the Loan Documents, and (ii) the Borrower will be personally liable for the payment of the debt in the event that one or more of the following occurs (each a “Springing Recourse Event” ) (except to the extent such action is taken pursuant to the express written instruction of the lender):

(i) the Borrower, the Principal or the Guarantor filing a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law;

(ii) the filing of an involuntary petition against the Borrower, the Principal or the Guarantor under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, in which the Borrower, the Principal or the Guarantor or any person owning an interest (directly or indirectly) in the Borrower, the

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Principal or the Guarantor causes such event or condition to occur (by way of example, but not limitation, such person seeks the appointment of a receiver or files a bankruptcy petition), consents to, aids, solicits, supports, or otherwise cooperates or colludes to cause such condition or event;

(iii) the Borrower, the Principal or the Guarantor or any person owning an interest (directly or indirectly) in the Borrower, the Principal or the Guarantor filing an answer consenting to or otherwise acquiescing or joining in any involuntary petition filed against the Borrower, the Principal or the Guarantor, by any other person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law;

(iv) the Borrower, the Principal or the Guarantor or any person owning an interest (directly or indirectly) in the Borrower, the Principal or the Guarantor consenting to or otherwise acquiescing or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for the Borrower or any portion of The Stanwix Mortgaged Property;

(v) the Borrower, the Principal or the Guarantor making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due;

(vi) the Borrower or the Principal failing to obtain the lender’s prior written consent to any indebtedness or voluntary lien encumbering The Stanwix Mortgaged Property as required by the Loan Agreement or the Mortgage;

(vii) the Borrower or the Principal failing to obtain the lender’s prior written consent to any Transfer, as required by the Loan Agreement or the Mortgage;

(viii) the Borrower or Principal failing to comply with any representation, warranty or covenant set forth in the Loan Agreement regarding special purpose entities and separateness or failing to maintain its status as a special purpose entity (unless such failure is de minimis and promptly cured), as required by, and in accordance with, the terms and provisions of the Loan Agreement or the Mortgage); or

(ix) the first monthly debt service payment amount is not paid when due.

The Guarantor has irrevocably and unconditionally guaranteed to the lender and its successors and assigns the payment and performance of (i) the Borrower’s Recourse Liabilities, and (ii) from and after the date that any Springing Recourse Event occurs, payment of The Stanwix Whole Loan. In addition, if at any time, the Master Tenant fails to pay the full amount of all rent, additional rent (including, without limitation, all taxes, insurance, common area maintenance and other expenses payable by the Master Tenant to governmental authorities and other third parties) and other liabilities arising or payable to the Borrower or any other party under the Master Lease (the amount not paid, the “Defaulted Rent Amount”), the Guarantor will be required to deposit an amount equal to the Defaulted Rent Amount into the Clearing Account on or before the next Payment Date following each such default by the Master Tenant.

“Affiliated Manager” means any Property Manager in which the Borrower, the Borrower Sponsor or the Guarantor has, directly or indirectly, any legal, beneficial or economic interest or who is controlled by or under common control with the Borrower or the Guarantor.

“Guarantor” means, jointly and severally, Jacob Schwimmer, an individual, and David Templer, an individual.

“Master Lease” means the Master Lease Agreement, dated as of the Origination Date, between the Borrower and the Master Tenant for all of the Affordable Units (as defined under “—Master Leases” below).

“Master Lease Default Event” means the occurrence of any (x) monetary default or (y) material non-monetary default by Master Tenant under the Master Lease.

“Master Tenant” means 115 Affordable Units LLC, as tenant.

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“Principal” means: (i) if the Borrower is a limited partnership, each general partner of the Borrower, all of which are and must continue to be special purpose entities, or (ii) if the Borrower is a multi-member limited liability company, the managing member of the Borrower which is and must continue to be a special purpose entity, or (iii) if the Borrower is a single member limited liability company (other than a Delaware single member limited liability company), its sole member which is and must continue to be a special purpose entity, or (iv) if the Borrower is a properly structured Delaware single member limited liability company that satisfies the requirements of the definition of “special purpose entity” in the Loan Agreement, then the term “Principal” has no meaning.

“Property Manager” means JCS Realty Group LLC, a New York limited liability company, or, if the context requires, a Qualified Property Manager who is managing The Stanwix Mortgaged Property in accordance with the terms and provisions of the Loan Agreement pursuant to a replacement management agreement.

“Qualified Property Manager” means either (a) the Property Manager; or (b) in the judgment of the lender in its sole and absolute discretion, a person which is reputable and experienced management organization (which may be an affiliate of the Borrower) possessing experience in managing properties similar in size, scope, use and value as The Stanwix Mortgaged Property, provided, that (i) the Borrower must have obtained a Rating Agency Confirmation from the Rating Agency with respect to the change of management of The Stanwix Mortgaged Property, (ii) if such person is an affiliate of the Borrower, the Borrower must have obtained an additional insolvency opinion in form acceptable to the lender and the Rating Agency and (iii) such person will have entered into a replacement management agreement and assignment of management agreement.

“Restricted Party” means collectively (a) the Borrower, the Principal, the Guarantor and any Affiliated Manager, and (b) any shareholder, partner, member, non-member manager, direct or indirect legal or beneficial owner, agent or employee of, the Borrower, the Guarantor, any affiliated manager or any non-member manager, provided that “Restricted Party” will not include any of the foregoing persons or any person if such person is a publicly traded company.

Payment on The Stanwix Whole Loan

The Borrower is obligated to pay the lender monthly payments of interest (the “Monthly Payment” ) in the amount of interest which accrues on the outstanding principal balance of The Stanwix Whole Loan for the related Stanwix Loan Interest Accrual Period. Such payments are to be made on the first day of each calendar month following the month in which the related Stanwix Loan Interest Accrual Period ends (or if such first day is not a Business Day, the immediately preceding Business Day) (each, a “Stanwix Loan Payment Date”), commencing on October 1, 2019 until and including the Maturity Date. Each Monthly Payment will be applied as follows: (i) first, to the payment of interest due and payable on The Stanwix Senior Loan, and (ii) second, to the payment of interest due and payable on the Trust Subordinate Companion Loan.

Interest will be payable on each Note at a fixed per annum rate equal to the amount set forth in the corresponding table in “—General” above (the “Note Rate”). Interest on the outstanding principal balance of The Stanwix Whole Loan will be calculated based on the actual number of days elapsed in the Stanwix Loan Interest Accrual Period, and assuming a 360-day year.

Upon a Stanwix Mortgage Loan Event of Default, the outstanding principal balance of The Stanwix Whole Loan and, to the extent permitted by applicable law, all accrued and unpaid interest in respect of The Stanwix Whole Loan and any other amounts due pursuant to the Loan Documents, will accrue interest at a default rate of interest per annum (the “Default Rate”) equal to the lesser of (a) 5.0% in excess of the applicable Note Rate and (b) the maximum amount permitted by law, calculated from the date such payment was due without regard to any grace or cure periods contained in the Loan Agreement.

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“Stanwix Loan Interest Accrual Period” means for any Stanwix Loan Payment Date, the period from and including the first day of the calendar month preceding such Stanwix Loan Payment Date through and including the last day of the calendar month prior to such Stanwix Loan Payment Date.

“Business Day” means, for purposes of The Stanwix Whole Loan, any day other than (a) a Saturday and a Sunday and (b) any other day on which banks and savings and loan institutions in New York, New York or the state in which the offices of the Trustee, the Master Servicer or the Special Servicer or the Master Servicer’s or Special Servicer’s collection account or any reserve funds are located, the New York Stock Exchange or the Federal Reserve Bank of New York are not open for business.

Provided no Stanwix Mortgage Loan Event of Default is continuing, any payments of principal of The Stanwix Whole Loan (including, without limitation, any prepayments described in “—Prepayment” below, will be applied by the lender between the Notes as follows: (a) first, to the reduction of the outstanding principal balance of The Stanwix Senior Loan until the outstanding principal balance of The Stanwix Senior Loan is reduced to zero, and (b) second, to the reduction of the outstanding principal balance of the Trust Subordinate Companion Loan until the outstanding principal balance of the Trust Subordinate Companion Loan is reduced to zero. During the continuance of a Stanwix Mortgage Loan Event of Default, any payment of principal from whatever source may be applied by the lender among the Notes in the lender’s sole discretion.

As between the allocation of the application of payments of interest and payments of principal between The Stanwix Senior Loan and the Trust Subordinate Companion Loan, such allocation may be made by the lender in its discretion (provided, however, so long as no Stanwix Mortgage Loan Event of Default has occurred and is continuing and other than in connection with a full or partial prepayment of The Stanwix Whole Loan in connection with a casualty or condemnation, in no event may such allocation result in an increase in the amount of interest that is payable by the Borrower).

Prepayment

No prepayments of The Stanwix Whole Loan will be permitted except for (i) prepayments resulting from casualty or condemnation as described below in this section “—Prepayment” or (ii) prepayment of The Stanwix Whole Loan in whole (but not in part) on or after the Open Prepayment Date on not less than 30 days’ prior written notice. In addition, defeasance will be permitted after the Permitted Release Date as described under “—Defeasance” below.

On the Stanwix Loan Payment Date in July 2029 (the “Open Prepayment Date”), or on any Stanwix Loan Payment Date thereafter, so long as no Stanwix Mortgage Loan Event of Default has occurred and is continuing, the Borrower may, at its option and upon not less than 30 days prior written notice to the lender, prepay the entire outstanding principal balance of The Stanwix Whole Loan provided that such prepayment is accompanied by (i) all accrued and unpaid interest on the outstanding principal balance prepaid and (ii) all other amounts due under the Notes, the Loan Agreement, or any of the other Loan Documents, without payment of the Yield Maintenance Premium. In addition, if for any reason the Borrower prepays The Stanwix Whole Loan on a day other than a Stanwix Loan Payment Date, the Borrower must also pay interest on the principal amount so prepaid through the next succeeding Stanwix Loan Payment Date.

Following any casualty or condemnation, on the next occurring Stanwix Loan Payment Date following the date on which the lender actually receives any Net Proceeds, if the lender is not obligated to make such Net Proceeds available to the Borrower for Restoration, the Borrower is required to prepay, or authorize the lender to apply Net Proceeds as a prepayment of, the outstanding principal balance of The Stanwix Whole Loan in an amount equal to 100% of such Net Proceeds; provided, however, if a Stanwix Mortgage Loan Event of Default has occurred and is continuing, the lender may apply such Net Proceeds to the outstanding principal balance of The Stanwix Whole Loan (until paid in full) in any order or priority in its sole discretion. Additionally, so long as no Stanwix Mortgage Loan Event of Default has occurred and is continuing, no Yield Maintenance Premium will be due in connection with any prepayment made in connection with a casualty or condemnation.

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In the event of any partial prepayment or defeasance of The Stanwix Mezzanine Loan in accordance with the terms of the applicable Mezzanine Loan documents, the Borrower will be required to prepay (or defease) a portion of The Stanwix Whole Loan in an amount equal to the product of (x) the outstanding principal balance of The Stanwix Whole Loan and (y) a fraction, the numerator of which is the amount of The Stanwix Mezzanine Loan being prepaid or defeased and the denominator of which is the then-outstanding principal balance of The Stanwix Mezzanine Loan being prepaid or defeased (i.e., without taking into account the prepayment or defeasance of The Stanwix Mezzanine Loan), which payment or defeasance will otherwise be in accordance with the defeasance provisions of the Loan Agreement and will include the payment of the applicable Yield Maintenance Premium, if such repayment occurs before the Open Prepayment Date. Notwithstanding anything to the contrary in the Loan Agreement, the Borrower may not permit any repayments, prepayments or defeasance of The Stanwix Mezzanine Loan unless (i) the Borrower has obtained the prior written consent of the lender and the Borrower has satisfied the foregoing requirements, or (ii) the outstanding principal balance of The Stanwix Whole Loan together with all interest accrued and unpaid thereon and all other sums due to the lender under the Loan Documents and the Mortgage have been paid in full.

“Prepayment Rate” means the bond equivalent yield (in the secondary market) on the United States Treasury security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the remaining term to the Maturity Date as most recently published in the “Treasury Bonds, Notes and Bills” section in The Wall Street Journal as of such Prepayment Rate Determination Date. If more than one issue of United States Treasury Securities has the remaining term to the Maturity Date, the “Prepayment Rate” will be the yield on such United States Treasury Security most recently issued as of the Prepayment Rate Determination Date. The rate so published will control absent manifest error. If the publication of the Prepayment Rate in The Wall Street Journal is discontinued, the lender will determine the Prepayment Rate on the basis of “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as the lender may reasonably select.

“Prepayment Rate Determination Date” means the date which is five Business Days prior to the date that a prepayment is received by the lender.

“Yield Maintenance Premium” means an amount equal to the greater of (a) three percent of the outstanding principal balance of The Stanwix Whole Loan to be prepaid or satisfied; and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Notes assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on The Stanwix Whole Loan is paid on the Stated Maturity Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semiannually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Stanwix Loan Payment Date in the event such payment is not made on a Stanwix Loan Payment Date), over (ii) the principal amount being prepaid or satisfied.

Defeasance

Provided no Stanwix Mortgage Loan Event of Default then exists, the Borrower will have the right at any time after the date that is the earlier of (i) the date that is two years from the settlement date of any securitization which holds the Note last contributed to a securitization or (ii) August 27, 2023 (the “Permitted Release Date” and prior to the Open Prepayment Date, to voluntarily defease all, but not part, of The Stanwix Whole Loan by and upon the satisfaction of the following conditions (such event, a “Defeasance Event”):

(i) the Borrower provides not less than 20 days nor more than 90 days prior written notice to the lender specifying the Stanwix Loan Payment Date (the “Defeasance Date”) on which the Defeasance Event will occur;

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(ii) the Borrower pays to the lender all accrued and unpaid interest on the principal balance of The Stanwix Whole Loan to and including the Defeasance Date; if for any reason the Defeasance Date is not a Stanwix Loan Payment Date, the Borrower will be required to also pay interest that would have accrued on the Notes through and including the next Stanwix Loan Payment Date, unless the Defeasance Deposit will include (or if the U.S. Obligations purchased with such Defeasance Deposit provides for payment of) all principal and interest computed from the Stanwix Loan Payment Date prior to the Defeasance Date through the next succeeding Stanwix Loan Payment Date;

(iii) the Borrower pays to the lender all other sums, not including scheduled interest or principal payments, then due under the Notes, The Stanwix Whole Loan, the Mortgage and the other Loan Documents;

(iv) the Borrower delivers to the lender the Defeasance Deposit; (v) the Borrower executes and delivers a pledge and security agreement, in form and substance that would be reasonably satisfactory to a prudent lender creating a first priority lien on the Defeasance Deposit and the U.S. Obligations purchased with the Defeasance Deposit in accordance with the provisions of this “—Defeasance” section (the “Security Agreement”);

(vi) the Borrower delivers an opinion of counsel for the Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (A) the Borrower has legally and validly transferred and assigned the U.S. Obligations and all obligations, rights and duties under and to the Notes to the Successor Borrower, (B) the lender has a perfected first priority security interest in the Defeasance Deposit and the U.S. Obligations delivered by the Borrower, (C) the Issuing Entity will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code, as a result of such Defeasance Event, (D) the Defeasance Event will not result in a deemed exchange for purposes of the Code and will not adversely affect the status of the Notes as indebtedness for federal income tax purposes, and (E) delivery of the Defeasance Deposit and the grant of a security interest in the Defeasance Deposit to the lender will not constitute an avoidable preference under Section 547 of the Bankruptcy Code or applicable state law;

(vii) the Borrower delivers a Rating Agency Confirmation from the Rating Agency with respect to such Defeasance Event and, if required by the Rating Agency, the Borrower also delivers or causes to be delivered (from counsel satisfactory to the lender) a non-consolidation opinion with respect to the Successor Borrower in form and substance satisfactory to the lender and the Rating Agency;

(viii) the Borrower delivers an officer’s certificate certifying that the requirements set forth in the Loan Agreement have been satisfied;

(ix) the Borrower delivers a certificate of the Borrower’ independent certified public accountant certifying that the U.S. Obligations purchased with the Defeasance Deposit generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(x) the Borrower delivers such other certificates, documents or instruments as the lender may reasonably request; and

(xi) the Borrower pays all out-of-pocket costs and expenses of the lender incurred in connection with the Defeasance Event, including (A) any actual, out-of-pocket costs and expenses associated with a release of the lien of the Mortgage, (B) reasonable attorneys’ fees and expenses incurred in connection with the Defeasance Event, (C) the costs and expenses of the Rating Agency, (D) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Notes, or otherwise required to accomplish the defeasance and (E) the costs and expenses of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Operating Advisor, including reasonable attorneys’ fees and expenses.

In connection with each Defeasance Event, the Borrower will be required to use the Defeasance Deposit to purchase U.S. Obligations which provide payments on or prior to, but as close as possible to,

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all successive scheduled Stanwix Loan Payment Dates after the Defeasance Date upon which interest and principal payments are required under the Loan Agreement and the Notes and in amounts equal to the scheduled payments due on such Stanwix Loan Payment Dates under the Loan Agreement and the Notes (including, without limitation, scheduled payments of principal, interest, servicing fees (if any), and any other amounts due under the Loan Documents on such dates) and assuming such Note is prepaid in full on the Open Prepayment Date (the “Scheduled Defeasance Payments”). The Borrower, pursuant to the Security Agreement or other appropriate document, must authorize and direct that the payments received from the U.S. Obligations may be made directly to the Clearing Account (unless otherwise directed by the lender) and satisfy the debt. Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Obligations required by this “—Defeasance” section will be remitted to the Borrower.

In connection with any Defeasance Event, the Borrower is required to transfer and assign all obligations, rights and duties under and to the Notes, the Loan Agreement and the Security Agreement together with the pledged Defeasance Deposit and the U.S. Obligations purchased with the Defeasance Deposit to a newly-created successor entity, which entity must be a single purpose, bankruptcy remote entity and which entity will be designated or established by the lender, at the lender’s option (the “Successor Borrower”). Such Successor Borrower is required to assume the obligations under the Notes and any Security Agreement and will be bound by and obligated under the Loan Agreement.

“Defeasance Deposit” means an amount equal to the remaining principal amount of the Notes, the Defeasance Payment Amount, any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Notes or otherwise required to satisfy the provisions of this section and “—Prepayment” above (including, without limitation, any fees and expenses of accountants, attorneys and the Rating Agencies incurred in connection with the transfer of the Notes).

“Defeasance Payment Amount” means amount which, when added to the remaining principal amount of the Notes, will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments.

“U.S. Obligations” means (1) direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption, or (ii) to the extent acceptable to the Rating Agency, other “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii) that are not subject to prepayment, call or early redemption.

Payment of Certain Trust Fund Expenses

Pursuant to the Loan Agreement, the Borrower is required to promptly reimburse the lender on demand for the following costs, fees and expenses of the Master Servicer, the Special Servicer or the Trustee, as applicable: (a) interest payable on advances made by the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee with respect to delinquent debt service payments or expenses paid by the Master Servicer, the Special Servicer or the Trustee in respect of the protection and preservation of The Stanwix Mortgaged Property (including, without limitation, on account of basic carrying costs), (b) all costs and expenses, liquidation fees, workout fees, special servicing fees, operating advisor fees, if any, or any other similar fees payable by the lender to the Master Servicer, the Special Servicer or the Trustee which may be due and payable under the Pooling and Servicing Agreement (whether on a periodic or a continuing basis) as a result of a Stanwix Mortgage Loan Event of Default under The Stanwix Whole Loan, The Stanwix Whole Loan becoming specially serviced, the commencement or continuance of any enforcement action of any kind with respect to The Stanwix Whole Loan or any of the Loan Documents, a refinancing or a restructuring of the credit arrangements provided under the Loan Agreement in the nature of a “work-out” of the Loan Documents, or any Bankruptcy Action involving the Borrower, the Principal, the Guarantor or any of their respective principals or affiliates, (c) all costs and expenses of any inspection of The Stanwix Mortgaged Property and/or appraisals of The Stanwix Mortgaged Property (or any updates to any existing inspection or appraisal) that the Master

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Servicer, Special Servicer or Trustee may be required to obtain (other than the cost of regular annual inspections required to be borne by the Master Servicer, the Special Servicer or the Trustee under the Pooling and Servicing Agreement); and (d) all costs and expenses relating to or arising from any special requests made by the Borrower or the Guarantor during the term of The Stanwix Whole Loan including, without limitation, in connection with a prepayment, defeasance, assumption or modification of The Stanwix Whole Loan.

“Bankruptcy Action” means with respect to any person (a) such person filing a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such person; (c) such person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any person; (d) such person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, assignee, sequestrator (or similar official), liquidator, or examiner for such person or any portion of The Stanwix Mortgaged Property; (e) the filing of a petition against a person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code or any other applicable law, (f) under the provisions of any other law for the relief or aid of debtors, an action taken by any court of competent jurisdiction that allows such court to assume custody or Control of a person or of the whole or any substantial part of its property or assets or (g) such person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

Lockbox and Cash Management Account

Promptly following the first occurrence of any Cash Management Period, the Borrower will be required to establish and maintain a segregated Eligible Account (the “Clearing Account”) with the Clearing Bank in trust for the benefit of the lender, which Clearing Account is under the sole dominion and control of the lender. During any Cash Management Period, the Borrower is required to, and is required to cause the Property Manager to, deposit into the Clearing Account within one (1) Business Day after receipt all amounts received by Borrower or Manager constituting rents. Upon the occurrence of a Cash Management Period, the Borrower is required (or is required to cause the Property Manager (if any) to) deliver duly executed tenant direction letters to all commercial tenants under leases which instruct each such commercial tenant to deliver all rents payable under such leases directly to the Clearing Account. During any Cash Management Period, the Borrower will cause the Clearing Bank to transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Clearing Account once every Business Day. Funds deposited into the Clearing Account will not be commingled with other monies held by the Borrower, the Property Manager or the Clearing Bank.

Promptly following the first occurrence of any Cash Management Period, the lender will be required to establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by the Deposit Bank in trust for the benefit of the lender, and which will be under the sole dominion and control of the lender. The lender and the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator will have the sole right to make withdrawals from the Cash Management Account and the subaccounts and all costs and expenses for establishing and maintaining the Cash Management Account and the subaccounts will be paid by the Borrower. All monies deposited into the Cash Management Account and subaccounts will be deemed additional security for the debt. Upon termination of a Cash Management Period in accordance with the terms hereof, so long as no Stanwix Mortgage Loan Event of Default is then continuing, funds in the Cash Management Account will be promptly delivered to mezzanine lender, to be applied in accordance with the terms of The Stanwix Mezzanine Loan documents, before any remainder is disbursed to the Mezzanine Borrower.

During the continuance of a Cash Management Period, provided no Stanwix Mortgage Loan Event of Default has occurred and is continuing, on each Stanwix Loan Payment Date (or, if such Stanwix Loan

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Payment Date is not a Business Day, on the immediately preceding Business Day) all funds on deposit in the Cash Management Account are required to be applied by the lender (or by the Deposit Bank at the lender’s direction) to the payment of the following items in the order indicated:

(i) First, payment to the lender (for deposit in the Tax and Insurance Escrow Account) in respect of the Tax and Insurance Escrow Funds in accordance with “—Reserve Funds—Tax and Insurance Escrow Account” below;

(ii) Second, payment to the Deposit Bank of the fees and expenses of the Deposit Bank then due and payable pursuant to the Cash Management Agreement;

(iii) Third, payment to the lender of the monthly debt service payment amount, applied first to the payment of interest computed at the Note Rate with the remainder applied to any reduction of the outstanding principal balance in accordance in accordance with “—Payment on The Stanwix Whole Loan” above;

(iv) Fourth, payment to the lender (for deposit in the Replacement Reserve Account) in respect of the Replacement Reserve Monthly Deposit in accordance with “—Reserve Funds—Replacement Reserve Account” below;

(v) Fifth, payment to the lender of any other amounts then due and payable under the Loan Documents (other than the outstanding principal balance of The Stanwix Whole Loan);

(vi) Sixth, payment to the Borrower in an amount equal to the aggregate of (A) operating expenses due and payable by the Borrower during the succeeding month as set forth in the approved annual budget, and (B) extraordinary expenses, if any, approved by the lender;

(vii) Seventh, provided that (A) no Stanwix Mortgage Loan Event of Default has occurred and (B) the lender has received the Mezzanine Lender Monthly Debt Service Notice Letter with respect to such Stanwix Loan Payment Date, to the mezzanine lender (at an account designated in writing by the mezzanine lender to the lender), funds in an amount equal to the Mezzanine Monthly Debt Service Payment Amount payable on such Stanwix Loan Payment Date; and

(viii) Eighth, payment of all amounts then remaining after payment of items (i) through (vii) above (the “Excess Cash”) to the Excess Cash Reserve Account in accordance with “—Reserve Funds—Excess Cash Reserve Account” below.

“Cash Management Agreement” means that certain deposit account agreement, dated as of the Origination Date, among the Borrower, the Property Manager, the lender and the Deposit Bank that maintains the Cash Management Account as of the Origination Date, as the same may from time to time be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

A “Cash Management Period” will be deemed to (a) commence upon the commencement of any Cash Trap Period; and (b) will end upon the lender giving notice to the Borrower and the Clearing Bank that the Cash Management Period has ended, which notice the lender will only be required to give if: (1) The Stanwix Whole Loan and all other obligations under the Loan Documents have been repaid in full; (2) there has been a full Defeasance Event; or (3) the applicable Cash Trap Period has been terminated.

“Clearing Bank” means PNC Bank, National Association, or any successor or permitted assigns of PNC Bank, National Association.

“Deposit Bank” means PNC Bank, National Association, or any successor Eligible Institution acting as “Deposit Bank” under the Cash Management Agreement.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust

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company acting in its fiduciary capacity that has a Moody’s rating of at least “Baa3” and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority, as applicable. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” means (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, (i) the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P and “P-1” by Moody’s, in the case of accounts in which funds are held for 30 days or less and (ii) in the case of accounts in which funds are held for more than 30 days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P and “Aa3” by Moody’s or (b) such other depository institution otherwise approved by the Rating Agencies from time to time.

“Mezzanine Lender Monthly Debt Service Notice Letter” means, with respect to any Stanwix Loan Payment Date, a written notice delivered by mezzanine lender to the lender at least five Business Days prior to such Stanwix Loan Payment Date setting forth the amount of interest and, if applicable, principal then due and payable under The Stanwix Mezzanine Loan documents payable by the Mezzanine Borrower on such Stanwix Loan Payment Date; provided, however, any such written notice delivered by the mezzanine lender to the lender with respect to any Stanwix Loan Payment Date will be effective with respect to subsequent Stanwix Loan Payment Date unless and until mezzanine lender delivers to the lender a writing notice setting forth a new payment amount.

Reserve Funds

The following reserve accounts were established on or before the Origination Date and are required to be funded upon the occurrence of specified events as described below and are required to be maintained as set forth below.

Tax and Insurance Escrow Account

On the Origination Date, the Borrower was required to deposit with the lender the $57,000 for the payment of real estate taxes and $41,850 for the payment of insurance premiums, in each case, to be held in the Tax and Insurance Escrow Account. Additionally, the Borrower is required to pay to the lender on each Stanwix Loan Payment Date (a) one-twelfth of the real estate taxes that the lender estimates will be payable during the next ensuing 12 months in order to accumulate with the lender sufficient funds to pay all such taxes at least 30 days prior to their respective due dates, and (b) one twelfth of the insurance premiums that the lender estimates will be payable for the renewal of the coverage afforded by the insurance policies upon the expiration of the insurance policies in order to accumulate with the lender sufficient funds to pay all such insurance premiums at least 30 days prior to the expiration of the insurance policies (the “Tax and Insurance Escrow Funds”). The lender holds the Tax and Insurance Escrow Funds in the tax and insurance escrow account (the “Tax and Insurance Escrow Account” ).

Provided no Stanwix Mortgage Loan Default or Stanwix Mortgage Loan Event of Default has occurred and is continuing, the lender will apply the Tax and Insurance Escrow Funds to payments of taxes and insurance premiums required to be made by Borrower pursuant to the Loan Agreement and under the Mortgage. If the amount of the Tax and Insurance Escrow Funds exceeds the amounts due for taxes and insurance premiums, the lender may, in its sole discretion, return any excess to the Borrower or credit such excess against the future payments to be made to the Tax and Insurance Escrow Funds.

“Stanwix Mortgage Loan Default” means the occurrence of any event under the Loan Agreement or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be a Stanwix Mortgage Loan Event of Default.

Excess Cash Reserve Account

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Upon the occurrence and during the continuance of a Cash Trap Period, the lender will be required to collect all Excess Cash and such amounts will be held by the lender in an account (the “Excess Cash Reserve Account”) as additional security for The Stanwix Whole Loan.

At such time as any Cash Trap Period ends, any funds held in the Excess Cash Reserve Account are required to be remitted to the mezzanine lender, to be applied in accordance with The Stanwix Mezzanine Loan documents and to pay any amount due to lender under The Stanwix Mezzanine Loan, before any remainder is disbursed to the Mezzanine Borrower.

A “Cash Trap Period” will be deemed to (a) commence upon: (i) the occurrence of any Stanwix Mortgage Loan Event of Default; (ii) if any Bankruptcy Action of the Borrower, the Principal, the Guarantor or the Property Manager has occurred; (iii) the failure by the Borrower, after the end of any calendar quarter commencing with the calendar quarter ending March 31, 2020, to maintain the debt service coverage ratio of at least 1.15x; or (iv) the occurrence of a Stanwix Mezzanine Loan Event of Default; and (b) have terminated, if ever: (i) in the case of clause (a)(i), the lender accepts a cure of the Stanwix Mortgage Loan Event of Default giving rise to such Cash Trap Period and no other Stanwix Mortgage Loan Event of Default has occurred which is continuing; (ii) in the case of a Bankruptcy Action of the Property Manager only, if the Borrower replace the Property Manager with a Qualified Property Manager under a replacement management agreement; (iii) in the case of clause (a)(iii), for two consecutive calendar quarters since the commencement of the existing Cash Trap Period, (A) no Cash Trap Period, Stanwix Mortgage Loan Default or Stanwix Mortgage Loan Event of Default has occurred or remains in effect during such period, (B) no other Cash Trap Period is then in effect and no event that would trigger another Cash Trap Period has occurred and (C) the debt service coverage ratio has been at least equal to 1.20x; or (iv) in the case of the foregoing clause (a)(iv), until receipt of a Mezzanine Loan Default Revocation Notice.

“Mezzanine Loan Default Revocation Notice” means a notice from the mezzanine lender, with respect to The Stanwix Mezzanine Loan (upon which the lender may conclusively rely without any inquiry into the validity thereof) that a Stanwix Mezzanine Loan Event of Default of which the lender was previously notified has either been cured or waived.

Replacement Reserve Account

On the Origination Date, the Borrower was required to deposit with the lender the $100,000 to be held in the Replacement Reserve Account. Additionally, the Borrower will be required to deposit $2,883 (the "Replacement Reserve Monthly Deposit”) on each Stanwix Loan Payment Date which is the amount reasonably estimated by the lender in its sole discretion to be due for replacements and repairs required to be made to The Stanwix Mortgaged Property during the calendar year. Amounts so deposited are the “Replacement Reserve Funds” and the account in which such amounts are held is the "Replacement Reserve Account”.

The lender may reassess its estimate of the amount necessary for the Replacement Reserve Funds from time to time, and may increase the monthly amounts required to be deposited into the Replacement Reserve Account upon 30 days’ notice to the Borrower if the lender determines in its reasonable discretion that an increase is necessary to properly maintain and operate The Stanwix Mortgaged Property.

Notwithstanding the foregoing, the Borrower’s obligation to deposit the Replacement Reserve Monthly Deposit will be suspended from and after such time as the amount of Replacement Reserve Funds in the Replacement Reserve Account equals or exceeds $100,000 (the “Replacement Reserve Account Cap”); provided that, from and after the date that the amount of Replacement Reserve Funds in the Replacement Reserve Account is less than $75,000, the Borrower’s obligation to deposit the Replacement Reserve Monthly Deposit will be reinstated until such time as the amount of Replacement Reserve Funds in the Replacement Reserve Account again equals or exceeds the Replacement Reserve Account Cap.

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The lender will make disbursements from the Replacement Reserve Funds on a monthly basis in increments of no less than $5,000 per disbursement for the cost of replacements incurred by the Borrower upon satisfaction by the Borrower of certain conditions, including the following: (a) submission of the lender’s standard form of draw request at least ten (10) Business Days prior to the date on which the Borrower requests such payment be made, which request specifies the replacements to be paid and is accompanied by copies of paid invoices for the amounts requested; (b) on the date such request is received by the lender and on the date such payment is to be made, no Stanwix Mortgage Loan Default or Stanwix Mortgage Loan Event of Default exists and remains uncured; (c) if required by the lender for requests in excess of $10,000 for a single item, lien waivers or other evidence of payment satisfactory to the lender and releases from all parties furnishing materials and/or services in connection with the requested payment; and (d) at the lender’s option, a title search indicating that The Stanwix Mortgaged Property is free from all liens, claims and other encumbrances not previously approved by the lender.

Retail Holdback Reserve Account

On the Origination Date, the Borrower was required to deposit with the lender the $3,150,000 to be held in the Retail Holdback Reserve Account. Amounts so deposited are the “Retail Holdback Reserve Funds” and the account in which such amounts are held is the "Retail Holdback Reserve Account”.

Provided no Stanwix Mortgage Loan Event of Default or Cash Trap Period is then continuing, the lender will disburse Retail Holdback Reserve Funds to the Borrower within ten days of the satisfaction of certain conditions, including the following: (i) delivery by the Borrower to the lender of a written request prior to August 27, 2022; (ii) (A) entry by the Borrower into leases with one or more retail tenants reasonably satisfactory to the lender for all or a portion of two vacant units on the ground floor consisting of (i) 2,520 rentable square feet and (ii) 1,450 rentable square feet (collectively, the “Retail Space”) for a term of not less five (5) years, each with net effective rental rates comparable to then-existing local market rates, and otherwise in form and substance and upon terms reasonably acceptable to the lender (each, an “Acceptable Retail Lease”), (B) delivery by the Borrower to the lender of (1) a copy of each Acceptable Retail Lease, (2) an acceptable tenant estoppel certificate from each applicable retail tenant, and (3) a subordination, non-disturbance and attornment agreement from each applicable retail tenant in form and substance reasonably satisfactory to the lender in the event that the respective retail lease is not subordinate by its terms or as a matter of law, and (C) payment by the Borrower of all leasing brokerage commissions then due and payable by the Borrower in connection with each such Acceptable Retail Lease and delivery of evidence of such payment to the lender evidence in form and substance reasonably satisfactory to the lender; and (iii) the amount of such disbursement (the “Retail Holdback Reserve Disbursement Amount”) will be an amount such that, after giving effect to the disbursement to the Borrower: (A) the debt yield, will be equal to or greater than 6.0%; and (B) the loan to value ratio, calculated as of the end of the prior month is not be greater than 70.0%; and (iv) the Borrower has paid all actual out-of-pocket costs and expenses of the lender (including reasonable attorney’s fees and expenses) in connection with lender’s determination, calculation and evaluation of, without limitation, the debt yield and loan to value ratio.

Notwithstanding anything in the Loan Agreement to the contrary, to the extent that any Retail Holdback Reserve Funds remain in the Retail Holdback Reserve Account after August 27, 2022, then Borrower will have no further right to request any disbursements from the Retail Holdback Reserve Account and the lender will either, at the lender’s option (in its sole and absolute discretion), (i) continue to hold such remaining Retail Holdback Reserve Funds as additional collateral for The Stanwix Whole Loan or (ii) apply in full the Retail Holdback Reserve Funds (as a prepayment of the outstanding principal balance of the Notes (in which event the Borrower will be required to pay to the lender the Yield Maintenance Premium, which will be due in connection with such prepayment).

Affordable Unit Holdback Reserve Account

On the Origination Date, the Borrower was required to deposit with the lender the $750,000 to be held in the Affordable Unit Holdback Reserve Account. Amounts so deposited are the “Affordable Unit Holdback Reserve Funds” and the account in which such amounts are held is the "Affordable Unit Holdback Reserve Account”.

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Provided no Stanwix Mortgage Loan Event of Default or Cash Trap Period is then continuing, the lender will disburse Affordable Unit Holdback Reserve Funds to the Borrower within ten days of the satisfaction of certain conditions, including the following: (i) delivery by the Borrower to the lender of a written request prior to August 27, 2022; (ii) the amount of such disbursement (the “Affordable Unit Holdback Reserve Disbursement Amount”) will be an amount such that, after giving effect to the disbursement to the Borrower, the debt yield, will be equal to or greater than 6.0%; (iii) (A) all of the Affordable Units have been leased in accordance with the terms of Acceptable Residential Leases, each with a base minimum monthly rent of not less than the “Legal Monthly Rent” for each respective Affordable Unit as set forth in the Loan Agreement, and (B) each tenant under the Acceptable Residential Lease for each Affordable Unit has accepted and is occupying the demised premises, and commenced the payment of regular unabated rent; and (iv) the Borrower has paid all actual out-of-pocket costs and expenses of the lender (including reasonable attorney’s fees and expenses) in connection with the lender’s determination, calculation and evaluation of, without limitation, the debt yield.

Notwithstanding anything in the Loan Agreement to the contrary, to the extent that any Affordable Unit Holdback Reserve Funds remain in the Affordable Unit Holdback Reserve Account after August 27, 2022, then Borrower will have no further right to request any disbursements from the Affordable Unit Holdback Reserve Account and the lender will either, at the lender’s option (in its sole and absolute discretion), (i) continue to hold such remaining Affordable Unit Holdback Reserve Funds as additional collateral for The Stanwix Whole Loan or (ii) apply in full the Affordable Unit Holdback Reserve Funds (as a prepayment of the outstanding principal balance of the Notes (in which event the Borrower will be required to pay to the lender the Yield Maintenance Premium, which will be due in connection with such prepayment).

Maintenance of Reserve Accounts

Upon the occurrence of a Stanwix Mortgage Loan Event of Default, the lender may, in addition to any and all other rights and remedies available to the lender, apply any sums then present in any or all of the reserve funds to the reduction of the outstanding principal balance of The Stanwix Whole Loan in any order in its sole discretion.

The reserve funds will not constitute trust funds and may be commingled with other monies held by the lender. No earnings or interest on the reserve funds will be payable to the Borrower. None of the lender, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator that at any time holds or maintains the reserve funds will have any obligation to keep or maintain such reserve funds or any funds deposited therein in interest bearing accounts. If the lender, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator elects in its sole and absolute discretion to keep or maintain any reserve fund or any funds deposited therein in an interest bearing account, (i) such funds may not be invested except in permitted investments, and (ii) all interest earned or accrued thereon will be for the account of and be retained by the lender, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator. The lender will not be responsible and will have no liability whatsoever for the rate of return earned or losses incurred on the investment of any reserve funds held in permitted investments.

Notwithstanding anything in the Loan Agreement to the contrary, for so long as a Stanwix Mezzanine Loan Event of Default has occurred and is continuing, in no event will the remaining balance of any funds in any of the reserves established pursuant to the Loan Agreement be returned to the Borrower after all amounts have been disbursed from such reserve for the payment of the costs of all of the expenses for which such reserve was established, and instead such funds will be transferred to the Excess Cash Reserve Account.

Permitted Transfers

Without the prior written consent of the lender, the Borrower may not, and may not cause or permit any other Restricted Party to (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or

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involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) The Stanwix Mortgaged Property or any part of The Stanwix Mortgaged Property or any legal or beneficial interest in The Stanwix Mortgaged Property, (ii) permit a sale or pledge of any interest in any Restricted Party, or (iii) enter into or subject The Stanwix Mortgaged Property to a PACE Loan (any of the foregoing clauses (i), (ii) or (iii), a “Transfer”) other than (A) Transfers pursuant to leases of space in the improvements to tenants in accordance with the provisions of Loan Agreement or (B) Permitted Transfers described below.

A Transfer includes, but is not limited to, (i) an installment sales agreement in which the Borrower agree to sell The Stanwix Mortgaged Property, or any part of The Stanwix Mortgaged Property, for a price to be paid in installments; (ii) an agreement by the Borrower leasing all or substantially all of The Stanwix Mortgaged Property for other than actual occupancy by a space tenant under such agreement, or a sale, assignment or other transfer of, or the grant of a security interest in, the Borrower’ right, title and interest in and to any leases or any rents; (iii) if a Restricted Party is a corporation (provided that, for the avoidance of doubt, none of the Borrower nor Principal may be a corporation), any merger, consolidation or sale or pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the sale or pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the sale or pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger, division (under Section 18-217 of the Delaware Limited Liability Company Act, whether pursuant to a plan of division or otherwise) or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the sale or pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the sale or pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the sale or pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an affiliated manager) other than in accordance with the provisions of the Loan Agreement regarding the management of The Stanwix Mortgaged Property by the Property Manager.

Notwithstanding the provisions of this “—Permitted Transfers” section, but subject to the terms and conditions set forth below, the lender’s consent will not be required in connection with one or a series of Transfers of: (i) direct or indirect interests in the Borrower among the Borrower Sponsors and any Borrower Sponsor Controlled Parties; (ii) not more than 49% of the direct or indirect stock, general partnership interests, the limited partnership interests, the managing member interests or non-managing membership interests (as the case may be) in the Borrower; (iii) the sale, transfer or issuance of stock in any Restricted Party so long as such stock is listed on the New York Stock Exchange or another nationally recognized stock exchange; or (iv) direct or indirect interests in the Borrower for estate planning purposes by any Borrower Sponsor to the spouse, child, parent, grandparent, grandchild, niece, nephew, aunt or uncle of such Borrower Sponsor, or to a trust for the benefit of such Borrower Sponsor or for the benefit of the spouse, child, parent, grandparent, grandchild, niece, nephew, aunt or uncle of such Borrower Sponsor.

Notwithstanding anything to the contrary in the Loan Agreement or any other Loan Documents, each Permitted Transfer other than a Special Transfer in compliance with the Loan Agreement, will be conditioned upon: (i) no such Transfer resulting in the change of Control in the Borrower such that a Borrower Sponsor Controlled Party does not Control each of the Borrower, any affiliated manager, and any Principal and the day-to-day operation of The Stanwix Mortgaged Property, (ii) other than a Transfer pursuant to clause (iii) of the preceding paragraph, the lender receiving not less than 30 days’ prior notice of such Transfer (or in the case of any Transfer pursuant to clause (a) or (b) set forth in the definition of “Permitted Transfer”, the lender receiving notice within 30 days of any such Transfer), (iii) The Stanwix Mortgaged Property continuing to be managed by a Qualified Property Manager approved in accordance with the terms and conditions of this “—Permitted Transfers” section both prior to and after such Transfer,

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(iv) the Borrower Sponsor continuing to directly or indirectly own at least a 51%, in the aggregate, equity interest in each of the Borrower and any Principal both prior to and after such Transfer, (v) each proposed transferee (A) remaking the representations contained in the Loan Agreement applicable to such proposed transferee, including those relating to special purpose entity requirements, ERISA matters, the USA Patriot Act, OFAC and matters concerning Embargoed Persons and (B) satisfying, to the lender’s satisfaction, the lender’s “know your customer” requirements relating to the creditworthiness, reputation, background and qualifications of such proposed transferee, provided, however, that the lender’s “know your customer” requirements will not apply if such proposed transferee owns or will own less than a 10% direct or indirect interests in the Borrower, (vi) such Transfer being permitted under the terms of the REA, the 421-a Program, the IH Program, the HPD Regulatory Agreement and the HPD Subordination Agreement, and (vii) other than in the case of any Transfer pursuant to clause (a) or (b) set forth in the definition of “Permitted Transfer”, no Stanwix Mortgage Loan Event of Default continuing on the date such Transfer occurs and on the day after such Transfer occurs. Upon request from the lender, the Borrower will be required to promptly provide the lender with a revised version of the organizational chart delivered to the lender in connection with The Stanwix Whole Loan reflecting any Permitted Transfer consummated in accordance with this “—Permitted Transfers” section. If after giving effect to any such Transfer, more than 49% in the aggregate of direct or indirect interests in the Borrower is owned by any person and its affiliates that owned less than 49% direct or indirect interest in the Borrower as of the Origination Date, the Borrower will be required to, no less than 30 days prior to the effective date of any such Transfer (other than a sale, transfer or issuance of stock in any Restricted Party so long as such stock is listed on the New York Stock Exchange or another nationally recognized stock exchange above), deliver to the lender (x) an additional insolvency opinion acceptable to the lender and the Rating Agencies, and (y) a Rating Agency Confirmation.

Further notwithstanding anything to the contrary contained in the Loan Agreement, if, as a result of any Permitted Transfer from one Guarantor to the other Guarantor pursuant to which (A) such transferring Guarantor no longer Controls the Borrower and no longer owns any direct or indirect interest in the Borrower and (B) the remaining Guarantor both (x) satisfies the minimum net worth and liquid assets (each as set forth in the Guaranty) and (y) Controls the Borrower and owns a direct or indirect interest in the Borrower, then such transferring Guarantor will be released from any further liability under the Guaranty and Environmental Indemnity Agreement from acts that arise from and after the date of such Permitted Transfer, provided that (I) no Stanwix Mortgage Loan Event of Default has occurred and be continuing, (II) the remaining Guarantor has executed and delivered to the lender a written acknowledgment, in form and substance reasonably acceptable to the lender, confirming such Guarantor’s ongoing obligations under the Guaranty and Environmental Indemnity Agreement from and after the date of such Permitted Transfer, and (III) the Borrower, at its sole cost and expense, delivers to the lender an additional insolvency opinion reflecting such Permitted Transfer satisfactory in form and substance to lender and the Rating Agency.

“Borrower Sponsor” means the Guarantors.

“Borrower Sponsor Controlled Party” means an entity Controlled by the Borrower Sponsor(s).

“Control” means, with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” will have correlative meanings.

“Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA Patriot Act (including the anti-terrorism provisions of the USA Patriot Act), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated under such trade restrictions, including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in the Borrower, the Principal or the Guarantor, as applicable (whether directly or indirectly), is prohibited by law or The Stanwix Whole Loan made by the lender is in violation of law.

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“OFAC” means the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

“PACE Loan” means any Property-Assessed Clean Energy loan or other similar arrangement through which a property owner receives financing in exchange for voluntary special tax assessments or other liens or encumbrances on The Stanwix Mortgaged Property for the purpose of financing energy efficient improvements, renewable energy projects or otherwise. For the avoidance of doubt, PACE Loans are not permitted indebtedness and liens securing PACE Loans are not Permitted Encumbrances.

“PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), and all regulations thereunder, as the same may be amended.

“Permitted Encumbrance” means (a) the liens and security interests created by the Loan Documents, (b) all liens, encumbrances and other matters disclosed in the title insurance policy, (c) liens, if any, for taxes imposed by any governmental authority which are not yet due or delinquent, (d) such other title and survey exceptions as the lender has approved or may approve in writing in the lender’s reasonable discretion, which Permitted Encumbrances in the aggregate do not materially adversely affect the value or use of The Stanwix Mortgaged Property or the Borrower’ ability to repay The Stanwix Whole Loan, and (e) The Stanwix Mezzanine Loan liens. Permitted Encumbrances expressly exclude any PACE Loans.

“Permitted Transfers” means any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the person or persons lawfully entitled to such stock, membership interests, partnership interests or other ownership interests, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the person or persons lawfully entitled to such stock, membership interests, partnership interests or other ownership interests, and (c) any transfer permitted pursuant to this “—Permitted Transfers” section.

Assumption

No assumption of The Stanwix Whole Loan is permitted during the period that is 30 days prior to and continuing until 30 days following the securitization of any portion of The Stanwix Whole Loan. The Borrower will have the right to unlimited Transfers of The Stanwix Mortgaged Property in its entirety (a “Special Transfer”) with the lender’s consent in its sole and absolute discretion, provided the lender receives 30 days’ prior written notice of such transfer and a non-refundable application fee of $5,000 at the time the lender’s consent is sought, and further provided that the following additional requirements are satisfied:

(i) the Borrower pays the lender a transfer fee equal to 1% of the outstanding principal balance of The Stanwix Whole Loan at the time of such Transfer;

(ii) the Borrower pays any and all reasonable out-of-pocket costs incurred in connection with such Transfer (including, without limitation, the lender’s counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes, servicer costs and fees and the fees and expenses of the Rating Agency);

(iii) the proposed transferee (the “Transferee”) has the creditworthiness, reputation and qualifications to the lender’s satisfaction in its sole and absolute discretion;

(iv) the Transferee and the Transferee’s Principals, as of the date of such transfer, have an aggregate net worth and liquidity reasonably acceptable to the lender;

(v) the Transferee, the Transferee’s Principals and all other entities which may be owned or Controlled directly or indirectly by the Transferee’s Principals (the “Related Entities” have not been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors

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or taken advantage of any insolvency act, or any act for the benefit of debtors within seven years prior to the date of the proposed Transfer;

(vi) the Transferee assumes all of the obligations of the Borrower under the Loan Documents in a manner satisfactory to the lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to the lender;

(vii) there is no material litigation or regulatory action pending or threatened against the Transferee, the Transferee’s Principals or the Related Entities which is not reasonably acceptable to the lender;

(viii) the Transferee, the Transferee’s Principals and the Related Entities have not defaulted under its or their obligations with respect to any other indebtedness in a manner which is not acceptable to the lender in its sole and absolute discretion;

(ix) the Transferee and the Transferee’s Principals satisfy certain representations and covenants set forth in the Loan Agreement, no Stanwix Mortgage Loan Default or Stanwix Mortgage Loan Event of Default will otherwise occur as a result of such Transfer, and the Transferee and the Transferee’s Principals deliver (A) all organizational documentation reasonably requested by the lender, which is reasonably satisfactory to the lender and (B) all certificates, agreements and covenants reasonably required by the lender;

(x) the Rating Agency issues a Rating Agency Confirmation with respect to such Transfer;

(xi) the Borrower or the Transferee, at its sole cost and expense, delivers to the lender an additional insolvency opinion reflecting such Transfer satisfactory in form and substance to the lender and the Rating Agency;

(xii) prior to the release of any Guarantor, one or more substitute guarantors acceptable to the lender in its sole and absolute discretion assumes all of the liabilities and obligations of the Guarantor under the guaranty and the Environmental Indemnity Agreement or will be required to execute a replacement guaranty and environmental indemnity in form and substance satisfactory to the lender in its sole and absolute discretion;

(xiii) the Borrower delivers, at its sole cost and expense, an endorsement to the title insurance policy, as modified by the assumption agreement, as a valid first lien on The Stanwix Mortgaged Property and naming the Transferee as owner of The Stanwix Mortgaged Property, which endorsement insures that, as of the date of the recording of the assumption agreement, The Stanwix Mortgaged Property will not be subject to any additional exceptions or liens other than those contained in the title insurance policy issued on the Origination Date and the Permitted Encumbrances;

(xiv) The Stanwix Mortgaged Property is managed by a Qualified Property Manager pursuant to a replacement management agreement;

(xv) the Borrower delivers to the lender such information regarding any persons and their respective affiliates owning 20% or more in the aggregate of direct or indirect interests in any Borrower as the lender reasonably requires in order to permit the lender to run background and credit searches and provided the results of such searches are satisfactory to the lender in its sole and absolute discretion;

(xvi) immediately upon a Transfer to such Transferee and the satisfaction of all of the above requirements, the named Borrower and the Guarantor will be released from all liability under the Loan Agreement, the Notes, the Mortgage and the other Loan Documents accruing after such Transfer. The foregoing release will be effective upon the date of such Transfer, but the lender agrees to provide written evidence of the Transfer reasonably requested by the Borrower;

(xvii) if The Stanwix Mezzanine Loan is outstanding at the time of such Transfer, the proposed Transfer may not constitute or cause a default by Mezzanine Borrower under the applicable Mezzanine Loan documents; and

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(xviii) if the Master Lease continues to be in full force and effect on the date of such proposed Transfer, the Transferee will be required to (x) assume the Borrower’s obligations under the Master Lease and (y) cause its affiliate, acceptable to the lender in its sole and absolute discretion, to assume the obligations of the Master Tenant under the Master Lease and any guaranties delivered to the lender in connection therewith.

“Transferee’s Principals” means collectively, (A) Transferee’s managing members, general partners or principal shareholders and (B) such other members, partners or shareholders which directly or indirectly own a 51% or greater economic and voting interest in Transferee.

Maintenance and Repair; Compliance; Alterations

The Borrower must do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all legal requirements applicable to the Borrower and The Stanwix Mortgaged Property. The Borrower may not commit, and the Borrower must not permit any other person in occupancy of or involved with the operation or use of The Stanwix Mortgaged Property to commit, any act or omission affording any governmental authority the right of forfeiture against The Stanwix Mortgaged Property or any part of The Stanwix Mortgaged Property or any monies paid in performance of the Borrower’s obligations under any of the Loan Documents. The Borrower must at all times maintain, preserve and protect all franchises and trade names, preserve all the remainder of its property used or useful in the conduct of its business, and must keep The Stanwix Mortgaged Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements to The Stanwix Mortgaged Property. Borrower is required to keep The Stanwix Mortgaged Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in the Loan Agreement.

In addition, the Borrower must cause The Stanwix Mortgaged Property to be operated, in all material respects, in accordance with the Management Agreement or replacement Management Agreement, as applicable. In the event that the Management Agreement expires or is terminated (without limiting any obligation of the Borrower to obtain the lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of the Loan Agreement), the Borrower must promptly enter into a replacement Management Agreement with the Property Manager or another Qualified Property Manager, as applicable.

If (i) at any time, the debt service coverage ratio is less than 1.00x, (ii) a Stanwix Mortgage Loan Event of Default occurs and is continuing, (iii) the Property Manager is the subject of a Bankruptcy Action or become insolvent, (iv) a material default occurs under the Management Agreement beyond any applicable grace and cure periods , or there is otherwise cause to terminate the Management Agreement (including but not limited to fraud, gross negligence, willful misconduct or misappropriation of funds) or (v) 50% or more of the direct or indirect ownership interest in Property Manager has changed or Control of the Property Manager has changed, in each event from what it was on the Origination Date, then the Borrower will be required to, immediately, at the request of the lender, terminate the Management Agreement and replace the Manager with a manager approved by the lender on terms and conditions satisfactory to the lender, it being understood and agreed that the management fee for such replacement manager may not exceed then prevailing market rates (and in any event may not exceed 2.50% of Gross Income from Operations per annum, from time to time).

The Borrower may not, without the lender’s prior consent (which consent shall not be unreasonably withheld: (i) subject to the foregoing two paragraph, surrender, terminate or cancel the Management Agreement; (provided, that the Borrower may, without the lender’s consent, replace the Property Manager so long as (A) the replacement manager is a Qualified Property Manager pursuant to a replacement management agreement and (B) the Borrower has provided the lender with (x) notice of such replacement manager, (y) a copy of such replacement management agreement, and (z) such further evidence as the lender may reasonably require to confirm that such replacement manager satisfies the

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requirements of a Qualified Property Manager); (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges or fees under the Management Agreement above the management fee in effect as of the Closing Date; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

The Borrower is required to obtain the lender’s prior written consent to any alterations to any improvements, which consent may not be unreasonably withheld except with respect to any alterations to any improvements which may have a material adverse effect on the Borrower’s financial condition, the value of The Stanwix Mortgaged Property or the Net Operating Income. Notwithstanding the foregoing, the lender’s consent is not required in connection with any alterations that will not have a material adverse effect on the Borrower’s financial condition, the value of The Stanwix Mortgaged Property or the Net Operating Income, provided that such alterations (a) (I) are either work performed pursuant to the terms of any lease approved or deemed approved in accordance with the terms of the Loan Agreement, or the costs for such alterations are adequately covered in the current approved annual budget, (II) do not adversely affect any structural component of any improvements, any utility or HVAC system contained in any improvements or the exterior of any building constituting a part of any improvements, and (III) have an aggregate cost that does not exceed $200,000, or (b) are performed in connection with Restoration after the occurrence of a casualty in accordance with the terms and provisions of the Loan Agreement. If the total unpaid amounts due and payable with respect to alterations to the improvements at The Stanwix Mortgaged Property (other than such amounts to be paid or reimbursed by tenants under the leases) at any time exceed $200,000, the Borrower will be required to promptly deliver to the lender as security for the payment of such amounts and as additional security for the obligations under the Loan Agreement any of the following: (i) cash or U.S. Obligations or (ii) an irrevocable letter of credit (payable on sight draft only) issued by a financial institution (y) having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three months or, if such term is in excess of three months, issued by a financial institution having a rating that is acceptable to the lender, and (z) with respect to which the Rating Agency has issued a Rating Agency Confirmation. Such security must be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the improvements on The Stanwix Mortgaged Property (other than such amounts to be paid or reimbursed by tenants under the leases) over $200,000 and the lender may apply such security from time to time at the option of the lender to pay for such alterations.

In addition, the Borrower is required to, within 90 days of the Origination Date, (i) perform or cause to be performed all work, (ii) pay any and all costs, fees and expenses, and (iii) promptly and diligently prosecute to completion any and all additional actions necessary in order to obtain a final, permanent and unconditional certificate of occupancy for The Stanwix Mortgaged Property (the “Permanent CO”) (and the Borrower is required to deliver or cause to be delivered to the lender a copy of such Permanent CO within 15 Business Days of issuance thereof). Failure of the Borrower to obtain a Permanent CO for The Stanwix Mortgaged Property within such 90 day period will constitute a Stanwix Mortgage Loan Event of Default (provided that, if, the Borrower has not obtained a Permanent CO for The Stanwix Mortgaged Property within such 90) day period, then so long as (x) prior to the expiration of such period, the Borrower commenced and used diligent, commercially reasonable efforts to obtain such Permanent CO and (y) from and after the expiration of such period, the Borrower continues to use diligent, commercially reasonable efforts to obtain such Permanent CO, then such 90 day period will be extended for such additional period of time as is reasonably required for the Borrower to obtain such Permanent CO for the for The Stanwix Mortgaged Property). In addition, until such time as the Permanent CO has been issued by the appropriate governmental authorities, the Borrower will be required to cause the temporary certificate of occupancy for the for The Stanwix Mortgaged Property dated as of July 10, 2019 (the “TCO”) to remain in full force and effect. In connection with the foregoing, the Borrower is required to apply for the renewal of each TCO prior to the expiration of the then-existing TCO (and the Borrower is required to deliver or cause to be delivered to the lender a copy of such renewal within 15 Business Days of issuance thereof).

“Management Agreement” means (a) that certain Property Management Agreement, dated as of February 6, 2019, as amended by that certain Amendment to Property Management Agreement, dated as

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of the Origination Date, by and among the Borrower and the Property Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms and provisions of the Loan Agreement and (b) any replacement management agreement entered into in accordance with the terms and provisions of the Loan Agreement.

Leases

Any Major Lease executed after the Origination Date (including any renewals or extensions of Major Leases in place on the Origination Date other than automatic extensions that are provided for in such Major Lease and do not require the consent or approval of the applicable Borrower) and any amendment or modification of any Major Lease after the Origination Date requires the prior written consent of the lender, which consent will not be unreasonably withheld so long as such Major Lease is not the Master Lease. Upon request, the Borrower is required to furnish the lender with true, correct and complete executed copies of all leases, amendments of leases and any related agreements. All renewals of leases and all proposed leases will be required to provide for rental rates comparable to existing local market rates, will be required to be written on the form of standard lease attached to the Borrower’ closing certificate dated as of the Origination Date and will be for a term of not less than six months or greater than one year. All proposed leases will be required to be on commercially reasonable market rate terms and will be required to not contain any terms which would materially affect the lender’s rights under the Loan Documents. All leases executed after the date hereof must provide expressly for the maximum bedroom count permitted for each unit at The Stanwix Mortgaged Property (in conformity with the certificate(s) of occupancy issued for The Stanwix Mortgaged Property). All leases executed after the Origination Date will be required to provide that they are subordinate to the Mortgage and the lien created by the Mortgage and that the tenant agrees to attorn to the lender or any purchaser at a sale by foreclosure or power of sale. The Borrower (a) will be required to observe and perform the obligations imposed upon the lessor under the leases in a commercially reasonable manner; (b) will be required to enforce and may amend (except for amendments to Major Leases, which requires the lender’s consent as set forth above) or terminate the terms, covenants and conditions contained in the leases upon the part of the tenant to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of The Stanwix Mortgaged Property involved, except that the Borrower may not terminate or accept the surrender by a tenant of, any lease unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect The Stanwix Mortgaged Property, provided, however, that no such termination or surrender of any Major Lease will be permitted without the prior written consent of the lender or unless such termination or surrender is specifically provided for in the Major Lease; (c) are not permitted to collect any of the rents more than one month in advance (other than security deposits required pursuant to such lease); (d) will not execute any other assignment of lessor’s interest in the leases or the rents (except as contemplated by the Loan Documents); (e) will not alter, modify or change the terms of the leases in a manner inconsistent with the provisions of the Loan Documents; and (f) will execute and deliver at the request of the lender all such further assurances, confirmations and assignments in connection with the leases as the lender will from time to time reasonably require. Notwithstanding anything to the contrary contained the Loan Agreement, the Borrower may not enter into a lease of all or substantially all of The Stanwix Mortgaged Property without the lender’s prior written consent.

“Acceptable Residential Lease” means a lease of an individual residential unit located at The Stanwix Mortgaged Property to a tenant (other than an affiliate of the Borrower, a Principal or the Guarantor) for residential occupancy, which lease provides for a rental rate comparable to existing local market rates and for a term of not less than one year and no more than two years.

“Major Lease” means any lease (including without limitation, the Master Lease) other than an Acceptable Residential Lease.

Master Leases

The Borrower, as landlord, and the Master Tenant have entered into the Master Lease for all of the 41 Affordable Units at the Project (each, as defined below) (collectively, the “Master Lease Premises”).

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From and after the occurrence of a Cash Management Period, the Borrower will be required to cause all Master Lease Rent to be deposited into the Clearing Account at the Clearing Bank.

The Borrower may not permit the Master Lease, nor the Borrower’s interest as lessor under the Master Lease, nor the Master Tenant’s interest under the Master Lease, to be assigned, transferred, pledged, mortgaged or hypothecated without the prior written approval of the lender, which may be granted or withheld in the lender’s sole and absolute discretion, except that all leases (including the Borrower’s interest as lessor under the Master Leases) will be (and have been) assigned to the lender as security for the debt. In addition, without the prior, written approval of the lender which may be granted or withheld in the lender’s sole and absolute discretion, (i) no termination, surrender or cancellation of the Master Lease or related lease guaranty will be valid (regardless of whether such termination is permissible under the terms of the Master Lease, applicable law or principles of equity); (ii) no modification or amendment to any term or provision of the Master Lease will be valid; (iii) no waiver or release of the tenants under the Master Lease from any of the obligations of Master Tenant under the Master Lease will be valid (including, without limitation the payment of the rent and all other amounts payable by Master Tenant thereunder); (iv) no abatements of the rent or any other amounts payable thereunder will be valid (regardless of whether such abatement is permissible under the terms of the Master Lease, applicable law or principles of equity); and (v) no release of any or all of the Master Lease Premises will be valid. Any such termination, cancellation, modification, amendment, waiver, abatement or release made or purported to be made without the prior, written approval of the lender will be null and void and that the lender will be made a permitted third party beneficiary of the corresponding provisions in the Master Lease, entitled to enforce the same against the landlord and tenant.

No Master Tenant (and no guarantor of the Master Lease) will be released of any of its obligations imposed under the Master Lease (and related lease guaranty) without, in each case, the prior written consent of the lender, which may be granted or withheld in the lender’s sole and absolute discretion. Upon the Borrower’s written request, the lender may consent to a partial termination of the Master Lease by the Borrower and the Master Tenant with respect to each portion of the Master Lease Premises with respect to which the lender reasonably determines that the Master Lease Release Conditions have been satisfied. Upon each such termination, the rent payable under the Master Lease will be reduced by the same amount as the rent that the applicable tenant is required to pay under such lease. Upon the Borrower’s written request, if the lender reasonably determines that the Master Lease Release Conditions have been satisfied with respect to sufficient space within the Master Lease Premises such that the rent payable under the Master Lease has been reduced to zero, the Master Lease will terminate.

“Master Lease Criteria” means an Acceptable Residential Lease in form and substance acceptable to the lender with a bona-fide third party tenant approved by the lender having a base monthly minimum rent of not less than the “Legal Monthly Rent” for each respective Affordable Unit as set forth in the Loan Agreement, in each case, having a minimum term of not less than one year.

“Master Lease Release Conditions” means, with respect to the applicable portion of the Master Lease Premises, that (i) such portion of the Master Lease Premises has been leased in accordance with the terms of a lease that satisfies the Master Lease Criteria, (ii) the tenant under such lease has (a) accepted and is occupying the demised premises, and (b) commenced the payment of regular unabated rent

“Master Lease Rent” means the base monthly rent payable under the Master Lease equal to not less than the “Legal Monthly Rent” for each respective Affordable Unit as set forth in the Loan Agreement, plus real estate taxes and assessments, insurance and utilities and all other pass-through expenses for the Master Lease Premises.

421-a Program and IH Program

The Borrower has received a certificate of eligibility for the 421-a Program (the “421-a Certificate of Eligibility”) with respect to The Stanwix Mortgaged Property and the mixed-use building containing 136 class A residential dwelling units, accessory residential space, residential parking, and commercial space constructed thereon (the “Project”).

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Forty-one of the Project’s dwelling units will be affordable housing units for the purposes of 421-a Program benefits (the “Affordable Units”), and 16 of the Affordable Units have also been included in an Affordable Housing Plan Application pursuant to the Voluntary Inclusionary Housing Program (the “IH Units”) made to the City of New York, acting by and through its Department of Housing Preservation and Development (“HPD”) and constitute “Affordable Housing” within the meaning of Section 23-90 of the Zoning Resolution. The IH Units are subject to the restrictions of the HPD Regulatory Agreement. The Borrower entered into a 421-a Restrictive Declaration (the “421-a Restrictive Declaration”), under which the Affordable Units are required to be affordable for the period commencing on the date of completion of construction (i.e., July 10, 2019) and expiring on the 35th anniversary thereof (the “Restriction Period”).

The Borrower is required to (a) cause the Affordable Units to be rented to individuals or families whose household income is at or below 130% of area median income (“AMI”) and subject to rent stabilization for the duration of the Restriction Period, and cause the IH Units to be rented to individuals or families whose household income is at or below 80% of AMI in perpetuity.

“421-a Program” means, collectively, Section 421-a (16) of the New York State Real Property Tax Law, as amended, Chapter 51 of Title 28 of the Rules of the City of New York, as amended, and applicable local law pursuant to the New York City Administrative Code, as may be enacted or amended from time to time.

“HPD Regulatory Agreement” means that certain Regulatory Agreement between Borrower and HPD, dated December 22, 2017, and recorded at CRFN 2018000002727 in the Office of the City Register of the City of New York, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the Loan Documents.

“HPD Subordination Agreement” means that certain Subordination and Non-Disturbance Agreement between the lender and HPD, dated on or around the Origination Date, and to be recorded in the Office of the City Register of the City of New York, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the Loan Documents.

“IH Program” mean, collectively, Sections 23-90, 23-154, and any other applicable provisions of the New York City Zoning Resolution (the “Zoning Resolution”) relating to Inclusionary Housing and Chapter 41 of Title 28 of the Rules of the City of New York.

Risk Management

Insurance

The Borrower is required to obtain and maintain, or cause to be maintained, insurance for the Borrower and The Stanwix Mortgaged Property providing at least the following coverages:

(i) comprehensive “All Risk” or “Special Form” insurance on the improvements and the personal property (A) in an amount equal to 100% of the actual replacement value (exclusive of costs of excavations) with no depreciation; (B) containing an agreed amount endorsement with respect to the improvements and personal property waiving all co-insurance provisions, or confirmation that co-insurance does not apply; and (C) providing for no deductible in excess of $25,000 for all such insurance coverage. In addition, the Borrower will be required to obtain: (x) if any portion of the improvements is currently, or at any time in the future, located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the outstanding principal balance of The Stanwix Whole Loan or such other amount as the lender may require; (y) earthquake insurance in amounts and in form and substance satisfactory to the lender in the event The Stanwix Mortgaged Property is located in an area with a high degree of seismic activity; and (z) windstorm insurance in amounts and in form and substance satisfactory to the lender if such windstorm coverage is excluded under the “Special Form” coverage, provided that the insurance pursuant to clauses (x), (y) and (z) will be on terms consistent with the comprehensive “All Risk” or “Special Form” insurance policy required under this subsection;

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(ii) commercial general liability insurance, including a broad form comprehensive general liability endorsement and coverage against claims for personal injury, bodily injury, death or property damage occurring upon, in or about The Stanwix Mortgaged Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000 in the aggregate and $1,000,000 per occurrence (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement that is not subject to an aggregate policy cap or sublimit); (B) to continue at not less than the aforesaid limit until required to be changed by the lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all insured contracts; and (5) contractual liability covering the indemnities contained in the Mortgage to the extent the same is available;

(iii) rental loss and/or business income interruption insurance (A) with loss payable to the lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the improvements and personal property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six months from the date that The Stanwix Mortgaged Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) for loss of rents in an amount equal to 100% of the projected Gross Income from Operations for a period of 18 months from the date of such casualty (assuming such casualty had not occurred) and notwithstanding that the policy may expire at the end of such period. The amount of such loss of rents or business income insurance was determined prior to the Origination Date and will be determined at least once each year thereafter based on the Borrower’ reasonable estimate of income to be derived from The Stanwix Mortgaged Property for the succeeding 18 month period. Notwithstanding anything to the contrary in the Loan Agreement, all proceeds payable to the lender pursuant to this subsection (iii) will be held by the lender and will be applied at the lender’s sole discretion to (I) the debt, or (II) Operating Expenses approved by the lender in its sole discretion; provided, however, that nothing in the Loan Agreement will be deemed to relieve the Borrower of their obligations to pay the debt, except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the improvements, and only if The Stanwix Mortgaged Property coverage forms do not otherwise apply, (A) owner’s and contractor’s protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy The Stanwix Mortgaged Property, and (4) with an agreed amount endorsement waiving coinsurance provision, or confirmation that co-insurance does not apply;

(v) at any time the Borrower has any direct employees, worker’s compensation insurance with respect to any employees of the Borrower, as required by any governmental authority or legal requirement;

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as will be reasonably required by the lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii) at any time the Borrower has any direct employees or owns any motor vehicles, motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of not less than $1,000,000;

(viii) umbrella or excess liability insurance in an amount not less than $15,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

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(ix) if The Stanwix Mortgaged Property is or becomes a legal “non-conforming” use, ordinance or law coverage to compensate for the value of the undamaged portion of The Stanwix Mortgaged Property, the cost of demolition and increased cost of construction in amounts as requested by the lender;

(x) the commercial property, business income, general liability and umbrella or excess liability insurance required under subsections (i), (ii), (iii) and (viii) above must cover perils of terrorism and acts of terrorism and the Borrower must maintain commercial property and business income insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under subsections (i), (ii), (iii) and (viii) above at all times during the term of The Stanwix Whole Loan so long as the lender determines that either (I) prudent owners of real estate comparable to The Stanwix Mortgaged Property are maintaining same or (II) prudent institutional lenders (including, without limitation, investment banks) to such owners are requiring that such owners maintain such insurance; and

(xi) upon 60 days’ notice, such other reasonable insurance and in such reasonable amounts as the lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to The Stanwix Mortgaged Property located in or around the region in which The Stanwix Mortgaged Property is located.

All policies of insurance required pursuant to the Loan Agreement are required to be obtained under valid and enforceable policies, and will be subject to the approval of the lender as to insurance companies, amounts, deductibles, loss payees and insureds. The insurance policies are required to be issued by financially sound and responsible insurance companies authorized to do business in the state and having a claims paying ability rating of “A-” or better by S&P, and “A:X” or better by A.M. Best. No insurance policy will contain an exclusion from coverage under such insurance policy for loss or damage incurred as a result of an act of terrorism (including bio-terrorism) or similar acts of sabotage. Prior to the expiration dates of the insurance policies furnished to the lender, certificates of insurance evidencing the insurance policies accompanied by evidence satisfactory to the lender of payment of the premiums due under such insurance policies, must be delivered by the Borrower to the lender.

Any blanket insurance policy is required to specifically allocate to The Stanwix Mortgaged Property the amount of coverage from time to time required under the Loan Agreement and must otherwise provide the same protection as would a separate policy insuring only The Stanwix Mortgaged Property in compliance with the Loan Agreement.

All insurance policies described above, except for the policy described in subsection (v) above are required to name the Borrower as the insured and the lender (and its successors and assigns) as mortgagee, loss payee and additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, must contain a standard non-contributing mortgagee clause in favor of the lender providing that the loss will be payable to the lender.

In addition, all insurance policies described above are required to contain clauses to the effect that (i) no act or negligence of the Borrower, or anyone acting for the Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any insurance policy, which might otherwise result in a forfeiture of the insurance or any part of the insurance, will in any way affect the validity or enforceability of the insurance insofar as the lender is concerned; (ii) the insurance policies on which lender has the protection of a mortgageholder clause must not be canceled without at least 30 days’ notice to the lender; (iii) the lender will not be liable for any insurance premiums thereon or subject to any assessments under the insurance policy; and (iv) the insurance policies must contain a waiver of subrogation in favor of the lender.

“Gross Income from Operations” means, for any period, all income, computed in accordance with GAAP, derived from the ownership and operation of The Stanwix Mortgaged Property from whatever source during such period, including, but not limited to, rents, utility charges, escalations, forfeited security deposits, interest (if any) on credit accounts and on reserve funds, business interruption or other loss of income or rental insurance proceeds, service fees or charges, license fees, parking fees, rent concessions or credits, and other pass-through or reimbursements paid by tenants under the leases of any nature but (A) excluding (i) rents from (a) month-to-month tenants, (b) tenants during a free rent

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period, (c) tenants in monetary default or material non-monetary default under their leases, (d) tenants that, although having previously taken occupancy of their respective spaces, are no longer in occupancy of their respective spaces, (e) commercial tenants that have less than 12 months remaining under their lease terms unless such tenants have exercised any applicable extension options that may exist thereunder within their required notice delivery period, or (f) tenants that are included in any Bankruptcy Action (or the related guarantors are included in a Bankruptcy Action), (ii) sales, use and occupancy or other taxes on receipts required to be accounted for by the Borrower to any governmental authority, (iii) refunds and uncollectible accounts, (iv) proceeds from the sale of furniture, fixtures and equipment, (v) insurance proceeds and condemnation proceeds (other than business interruption or other loss of income insurance), and (vi) any disbursements to the Borrower from any of the reserve funds, and (B) adjusted to reflect a vacancy and credit loss allowance equal to the greater of (x) actual vacancy at The Stanwix Mortgaged Property, and (y) (I) with respect to any tenants occupying the Retail Space, 5.0% of rents, and (II) with respect to any tenants occupying any portion of The Stanwix Mortgaged Property not consisting of the Retail Space, 3.0% of rents.

Casualty and Condemnation

If The Stanwix Mortgaged Property is damaged or destroyed, in whole or in part, by fire or other casualty, the Borrower will be required to (a) give prompt notice of such damage to the lender, and (b) promptly commence and diligently prosecute the completion of restoration so that The Stanwix Mortgaged Property resembles, as nearly as possible, the condition The Stanwix Mortgaged Property was in immediately prior to such casualty, with such alterations as may be reasonably approved by the lender and otherwise in accordance with the provisions of this “—Casualty and Condemnation” section. The Borrower will be required to pay all costs of such restoration whether or not such costs are covered by insurance. The lender may, but will not be obligated to make proof of loss if not made promptly by the Borrower. In addition, the lender may participate in (and have approval rights over) any settlement discussions with any insurance companies with respect to any casualty in which the Net Proceeds or the costs of completing restoration are equal to or greater than $250,000 and the Borrower will be required to deliver to the lender all instruments required by the lender to permit such participation.

The Borrower is required to give prompt notice of the actual or threatened commencement of any proceeding in respect of condemnation, and are required to deliver to the lender copies of any and all papers served in connection with such proceedings. The lender may participate in any such proceedings, and the Borrower will be required from time to time to deliver to the lender all instruments requested by the lender to permit such participation. The Borrower will be required, at their expense, to diligently prosecute any such proceedings, and must consult with the lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), the Borrower will be required to continue to perform the obligations at the time and in the manner provided in the Loan Agreement and the other Loan Documents and the outstanding principal balance of The Stanwix Whole Loan will not be reduced until any c has been actually received and applied by the lender, after the deduction of expenses of collection, to the reduction or discharge of the obligations. The lender will not be limited to the interest paid on the condemnation award by the applicable governmental authority but will be entitled to receive out of the condemnation award interest at the rate or rates provided in the Loan Agreement or in the Notes. If The Stanwix Mortgaged Property or any portion of The Stanwix Mortgaged Property is taken by a governmental authority, the Borrower will be required to promptly commence and diligently prosecute Restoration and otherwise comply with the provisions of this section regarding Restoration. If The Stanwix Mortgaged Property is sold, through foreclosure or otherwise, prior to the receipt by the lender of the condemnation award, the lender will have the right, whether or not a deficiency judgment on the Notes has been sought, recovered or denied, to receive the condemnation award, or a portion of the condemnation award sufficient to pay the debt. Notwithstanding the provisions of this “—Casualty and Condemnation” section, if immediately following a release of any portion of the lien of the Mortgage in connection with a condemnation (but taking into account any proposed restoration on the remaining portion of The Stanwix Mortgaged Property), the Loan to Value Ratio is greater than 125% (such value to be determined, in the lender’s sole discretion, by any commercially reasonable method permitted to a

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REMIC) (excluding personal property and going concern value, if any), the principal balance of The Stanwix Whole Loan must be paid down by an amount equal to the least of the following amounts: (i) the net condemnation proceeds, (ii) the fair market value of the released property at the time of the release, or (iii) an amount such that the Loan to Value Ratio (as so determined by the lender) does not increase after the release, unless the lender receives an opinion of counsel that if such amount is not paid, the Issuing Entity will not fail to maintain its status as a REMIC as a result of the related release of such portion of the lien of the Mortgage.

If the Net Proceeds are less than an amount equal to 5% of the outstanding principal balance of The Stanwix Whole Loan plus the outstanding principal balance of The Stanwix Mezzanine Loan, but in no event more than $3,650,000 (the “Net Proceeds Threshold Amount”) and the costs of completing Restoration are less than the Net Proceeds Threshold Amount, the Net Proceeds will be disbursed by the lender to the Borrower upon receipt, provided that all of the conditions set forth in this “—Casualty and Condemnation” section are met and the Borrower delivers to the lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence Restoration in accordance with the terms of the Loan Agreement. If the Net Proceeds are equal to or greater than Net Proceeds Threshold Amount, but less than 20% of the aggregate amount of the original principal balance of The Stanwix Whole Loan, or the costs of completing Restoration are equal to or greater than Net Proceeds Threshold Amount, but less than 20% of the aggregate amount of the original principal balance of The Stanwix Whole Loan, the Net Proceeds will be held by the lender and the lender will make the Net Proceeds available for Restoration in accordance with the provisions of the Loan Agreement. The Net Proceeds will be made available to the Borrower for Restoration upon the approval of the lender in its sole discretion that the following conditions are met:

(i) no Stanwix Mortgage Loan Default or Stanwix Mortgage Loan Event of Default has occurred and is continuing;

(ii) (A) in the event the Net Proceeds are insurance proceeds, less than 25% of the total floor area of the improvements on The Stanwix Mortgaged Property have been damaged, destroyed or rendered unusable as a result of such casualty, or (B) in the event the Net Proceeds are condemnation proceeds, less than 10% of the land constituting The Stanwix Mortgaged Property is taken, and such land is located along the perimeter or periphery of The Stanwix Mortgaged Property, and no portion of the improvements is located on such land;

(iii) leases demising in the aggregate a percentage amount equal to or greater than 90% of the total rentable space in The Stanwix Mortgaged Property which has been demised under executed and delivered leases in effect as of the date of the occurrence of such casualty or condemnation, whichever the case may be, remain in full force and effect during and after the completion of Restoration, notwithstanding the occurrence of any such casualty or condemnation, whichever the case may be, and will make all necessary repairs and restorations thereto at their sole cost and expense;

(iv) the Borrower is required to commence such Restoration as soon as reasonably practicable (but in no event later than 60 days after such casualty or condemnation, whichever the case may be, occurs) and will be required to diligently pursue the same to satisfactory completion;

(v) the lender must be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Notes, which will be incurred with respect to The Stanwix Mortgaged Property as a result of the occurrence of any such casualty or condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in clause (iii) of “—Insurance”, if applicable, or (3) by other funds of the Borrower;

(vi) the lender must be reasonably satisfied that Restoration will be completed on or before the earliest to occur of (1) six months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any leases, (3) such time as may be required under all applicable legal requirements in order to repair and restore The Stanwix Mortgaged Property to the condition it was in immediately prior to such casualty or to as nearly as possible the condition it was in immediately prior to

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such condemnation, as applicable, or (4) the expiration of the insurance coverage referred to in in clause (iii) of “—Insurance”;

(vii) The Stanwix Mortgaged Property and the use of The Stanwix Mortgaged Property after Restoration will be in compliance with and permitted under all applicable legal requirements;

(viii) the Restoration will be done and completed by the Borrower in an expeditious and diligent fashion and in compliance with all applicable legal requirements;

(ix) such casualty or condemnation, as applicable, does not result in the loss of access to The Stanwix Mortgaged Property or the related improvements;

(x) the debt service coverage ratio for The Stanwix Mortgaged Property after giving effect to Restoration, must be equal to or greater than 1.20x;

(xi) the Loan to Value Ratio after giving effect to Restoration, must be equal to or less than 70.0% and if such Loan to Value Ratio would exceed 125% immediately after such condemnation or casualty (taking into account any planned Restoration), no Net Proceeds will be released to the Borrower unless the principal balance of The Stanwix Whole Loan is paid down by a “qualified amount” as such term is defined in IRS Rev. Proc. 2010-30, as the same may be modified, supplemented, superseded or amended, from time to time, unless the lender receives an opinion of counsel that, if the foregoing prepayment requirement is not followed, the Issuing Entity will not fail to maintain its status as a REMIC as a result of such release;

(xii) the Borrower will be required to deliver, or cause to be delivered, to the lender a signed detailed budget approved in writing by the Borrower’ architect or engineer stating the entire cost of completing Restoration, which will be acceptable to the lender; and

(xiii) the Net Proceeds together with any cash or cash equivalent deposited by the Borrower with the lender are sufficient in the lender’s reasonable discretion to cover the cost of Restoration.

If Net Proceeds are (i) equal to or greater than 20% of the original principal amount of The Stanwix Whole Loan, (ii) not required to be made available for Restoration (due to the Borrower’s inability to satisfy certain conditions set forth in the Loan Agreement), or (iii) not to be returned to the Borrower as excess Net Proceeds pursuant to the applicable terms of the Loan Agreement, then in any such event all Net Proceeds may be retained and applied by the lender in accordance with the Loan Agreement toward reduction of the outstanding principal balance of The Stanwix Whole Loan whether or not then due and payable in such order, priority and proportions as the lender in its sole discretion deems proper, and to remit any remaining Net Proceeds, if any, to the mezzanine lender to be applied in accordance with the terms of The Stanwix Mezzanine Loan documents or, in the sole discretion of the lender, the same may be paid, either in whole or in part, to the Borrower for such purposes as the lender approves, in its sole discretion. No prepayment charge will be payable by the Borrower by reason of a casualty or condemnation.

“Loan to Value Ratio” means, as of the date of its calculation, the ratio the numerator of which is equal to the sum of (i) the outstanding principal balance of The Stanwix Whole Loan plus (ii) the outstanding principal balance of The Stanwix Mezzanine Loan, and the denominator of which is equal to the aggregate appraised value of The Stanwix Mortgaged Property based on the most recent appraisals (or updates of appraisals) obtained by the lender, provided such appraisals or updates must be dated within two years of the applicable date of determination.

“Net Proceeds” means (i) the amount of all insurance proceeds received by the lender pursuant to clauses (i), (iv), (vi), (ix) and (x) of “—Insurance” as a result of damage or destruction of The Stanwix Mortgaged Property, after deduction of the lender’s reasonable costs and expenses, if any, in collecting same, or (ii) the net amount of the condemnation award deduction of the lender’s reasonable costs and expenses, if any, in collecting same.

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“Restoration” means the repair and restoration of The Stanwix Mortgaged Property after a casualty or condemnation as nearly as possible to the condition The Stanwix Mortgaged Property was in immediately prior to such casualty or condemnation, with such alterations as may be reasonably approved by the lender.

Environmental Indemnity

The Borrower and the Guarantors have entered into an environmental indemnity agreement (the “Environmental Indemnity Agreement”) for the benefit of the lender. Under the Environmental Indemnity Agreement, the Borrower and the Guarantor (the “Environmental Indemnitors” have agreed to protect, defend, indemnify, release and hold harmless the lender and other indemnified parties (including the Master Servicer, the Special Servicer and the Trustee) (collectively, the “Environmental Indemnitees”) from and against losses, damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including, but not limited to, strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, costs of Remediation (whether or not performed voluntarily), amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs, attorneys’ fees, engineers’ fees, environmental consultants’ fees, and investigation costs (including, but not limited to, costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards imposed upon or incurred by or asserted against any Environmental Indemnitee and directly or indirectly arising out of or in any way relating to any one or more of the following:

(a) any presence of any Hazardous Substances at, in, on, above, or under The Stanwix Mortgaged Property;

(b) any past, present or threatened release of Hazardous Substances in, on, above, under or from The Stanwix Mortgaged Property;

(c) any activity by any Environmental Indemnitor, any person affiliated with any Environmental Indemnitor, and/or any tenant or other occupant or user of The Stanwix Mortgaged Property in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from The Stanwix Mortgaged Property of any Hazardous Substances at any time located in, under, on or above The Stanwix Mortgaged Property;

(d) any activity by any Environmental Indemnitor, any person affiliated with any Environmental Indemnitor, and/or any tenant or occupant or other user of The Stanwix Mortgaged Property in connection with any actual or proposed Remediation of any Hazardous Substances at any time located in, under, on or above The Stanwix Mortgaged Property, whether or not such Remediation is voluntary or pursuant to court or administrative order, including, but not limited to, any removal, remedial or corrective action;

(e) any past, present or threatened non-compliance or violation of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with The Stanwix Mortgaged Property or operations thereon, including, but not limited to, any failure by any Environmental Indemnitor, any person affiliated with any Environmental Indemnitor, and/or any tenant or occupant or other user of The Stanwix Mortgaged Property to comply with any order of any governmental authority in connection with any Environmental Laws;

(f) the imposition, recording or filing, or the threatened imposition, recording or filing, of any environmental lien encumbering The Stanwix Mortgaged Property;

(g) any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the Environmental Indemnity Agreement;

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(h) any past, present or threatened injury to, destruction of or loss of natural resources in any way connected with The Stanwix Mortgaged Property, including, but not limited to, costs to investigate and assess such injury, destruction or loss;

(i) any acts of any Environmental Indemnitor, any person affiliated with any Environmental Indemnitor, and/or any tenant or occupant or other user of The Stanwix Mortgaged Property in arranging for the disposal or treatment, or arranging with a transporter for transport for the disposal or treatment, of the Hazardous Substances at any facility or incineration vessel containing such or similar Hazardous Substances;

(j) any acts of any Environmental Indemnitor, any person affiliated with any Environmental Indemnitor, and/or any tenant or occupant or other user of The Stanwix Mortgaged Property in accepting any Hazardous Substances for transport to disposal or treatment facilities, incineration vessels or sites from which there is a release, or a threatened release of any Hazardous Substance which causes the incurrence of costs for Remediation;

(k) any personal injury, wrongful death, or property or other damage arising under any statutory or common law or tort law theory including, but not limited to, damages assessed for private or public nuisance or for the conducting of an abnormally dangerous activity on or near The Stanwix Mortgaged Property to the extent the same relates to Remediation, Hazardous Substances or Environmental Law; and

(l) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to the Environmental Indemnity Agreement, the Loan Agreement or the other Loan Documents, in each case to the extent the same relates to Remediation, Hazardous Substances or Environmental Law.

The obligations and liabilities of the Environmental Indemnitors under the Environmental Indemnity Agreement will fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Mortgage.

“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, and/or relating to liability for or costs of other actual or threatened danger to human health or the environment. The term Environmental Laws includes, but is not limited to, the following statutes, as amended, any successor Environmental Laws, and any regulations promulgated pursuant Environmental Laws, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues governing the use, ownership or operation of The Stanwix Mortgaged Property: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; the Oil Pollution Act of 1990; and the River and Harbors Appropriation Act, and those relating to lead based paint. The term Environmental Laws also includes, but is not limited to, any present and future federal, state and local laws, statutes ordinances, rules, regulations, permits or authorizations and the like, as well as common law, that: (a) conditions transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of The Stanwix Mortgaged Property; (b) requires notification or disclosure of releases of Hazardous Substances or other environmental condition of The Stanwix Mortgaged Property to any governmental authority or other person, whether or not in connection with any transfer of title to or interest in such property; (c) imposes conditions or requirements in connection with permits or other authorization for lawful activity; (d) relates to nuisance, trespass or other causes of action related to The Stanwix Mortgaged Property involving environmental matters; or (e) relates to wrongful death,

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personal injury, or property or other damage in connection with any physical condition or use of The Stanwix Mortgaged Property and involving environmental matters.

“Hazardous Substances” includes, but is not limited to, any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, mold, radioactive materials, flammables and explosives, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in properties similar to The Stanwix Mortgaged Property for the purposes of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws, and (ii) mold, mycotoxins, microbial matter, and/or airborne pathogens (naturally occurring or otherwise) which pose an imminent threat to human health or the environment or adversely affect The Stanwix Mortgaged Property.

“Remediation” includes, but is not limited to, any response, remedial removal, or corrective action; any activity to clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance; any actions to prevent, cure or mitigate any release of any Hazardous Substance; any action to comply with any Environmental Laws or with any permits issued pursuant to Environmental Laws; any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any release of Hazardous Substances.

Financial Reporting

Annual Financial Statements

Within 90 days after the close of each fiscal year, the Borrower will be required to furnish to the lender a complete copy of the Borrower’ and Guarantor’s annual financial statements prepared by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to the lender (provided, however, such financial statements will be required to be audited by such independent accountant if (x) at the lender’s option, the lender has provided written request therefor (which may not be requested more than two times during the term of The Stanwix Whole Loan), (y) a Stanwix Mortgage Loan Event of Default exists, or (z) if the lender reasonably believes that any financial statements delivered to the lender have been false or inaccurate in any material respect, in which case with respect to any such circumstance described in clauses (x), (y) or (z) above, such financial statements will be required to be audited by an independent accountant and delivered to the lender within 60 days of the lender’s request therefor) in accordance with GAAP (or such other accounting basis acceptable to the lender) and the requirements of Regulation AB covering The Stanwix Mortgaged Property for such fiscal year and containing statements of profit and loss for the Borrower, the Guarantor and The Stanwix Mortgaged Property and a balance sheet for the Borrower. Such statements of the Borrower will be required to set forth the financial condition and the results of operations for The Stanwix Mortgaged Property for such fiscal year, and must include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses and accompanied by an annual rent roll.

The annual financial statement must include a combined balance sheet of all the Borrower (and no other entities), together with the related combined statement of operations, members’ capital and cash flows, including a combined balance sheet and statement of income for The Stanwix Mortgaged Property on a combined basis. The Borrower’ annual financial statements must be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior fiscal year, (ii) if such financial statements are required to be audited, an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to the lender, (iii) a list of tenants, if any, occupying more than 20% of the total floor area of the improvements, (iv) a breakdown showing the year in which each lease then in effect expires and the percentage of total floor area of the improvements and the percentage of base rent with respect to which leases will expire in each such year, each such percentage to be expressed on both a per year and cumulative basis, (v) a

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schedule prepared by such independent certified public accountant reconciling Net Operating Income to Net Cash Flow, which itemizes all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by such independent certified public accountant, and (vi) an officer’s certificate certifying that each annual financial statement fairly presents the financial condition and the results of operations of the Borrower and The Stanwix Mortgaged Property subject to such reporting, and that such financial statements have been prepared in accordance with GAAP and as of the date of such financial statements whether there exists an event or circumstance which constitutes a Stanwix Mortgage Loan Default or a Stanwix Mortgage Loan Event of Default under the Loan Documents executed and delivered by, or applicable to, the Borrower, and if such Stanwix Mortgage Loan Default or Stanwix Mortgage Loan Event of Default exists, the nature of such a Stanwix Mortgage Loan Event of Default, the period of time it has existed and the action then being taken to remedy the same.

The Guarantor’s annual financial statements must be accompanied by (i) if such financial statements are required to be audited, an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to the lender, and (ii) an officer’s certificate certifying that each annual financial statement presents fairly the financial condition and the results of operations of the Guarantor being reported upon and that such financial statements have been prepared in accordance with GAAP (or such other accounting basis acceptable to the lender) and as of the date of such financial statements whether there exists an event or circumstance which constitutes a Stanwix Mortgage Loan Default or Stanwix Mortgage Loan Event of Default under the Loan Documents executed and delivered by, or applicable to, the Guarantor, and if such Stanwix Mortgage Loan Default or Stanwix Mortgage Loan Event of Default exists, the nature of such Stanwix Mortgage Loan Event of Default, the period of time it has existed and the action then being taken to remedy the same.

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Net Cash Flow” means, for any period, the amount obtained by subtracting (i) Operating Expenses for the 12 month period ending with the most recently complete calendar month and the lender’s underwritten replacement reserves of $250 per unit per annum (to the extent deposits into the Replacement Reserve Account were collected during the applicable period) for such period, from (ii) Gross Income from Operations for such period.

“Net Operating Income” means, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Operating Expenses” means or any period, the greater of (a) the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of The Stanwix Mortgaged Property, which expenditures are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance, license fees, taxes, other charges, advertising expenses, management fees, payroll and related taxes, computer processing charges, tenant improvements and leasing commissions, operational equipment or other lease payments as approved by the lender, and other similar costs, but excluding depreciation, debt service payable under The Stanwix Whole Loan, capital expenditures, and contributions to any of the reserve funds, and (b) the Underwritten Stabilized Expense Amount.

“Underwritten Stabilized Expense Amount” mean an amount equal to $53,125 per month.

Quarterly Financial Statements

The Borrower is required to furnish, or cause to be furnished, to the lender on or before 20 days after the end of each calendar month which occurs (1) from the Origination Date until 60 days after the Closing Date or (2) during the first year of the term of The Stanwix Whole Loan, and after the first year of the term of The Stanwix Whole Loan on or before 20 days after the end of each calendar quarter, the following items, accompanied by an officer’s certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of the Borrower and The Stanwix Mortgaged Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the

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subject month or quarter; (ii) monthly, quarterly and year-to-date operating statements (including capital expenditures) prepared for each calendar month or quarter, as applicable, noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve Account), and, upon the lender’s request, other information necessary and sufficient to fairly represent the financial position and results of operation of The Stanwix Mortgaged Property during such calendar month or quarter, as applicable, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of 5% or more between budgeted and actual amounts for such periods, all in form satisfactory to the lender; (iii) a calculation reflecting the annual debt service coverage ratio as of the last day of such month or quarter, as applicable; and (iv) a Net Cash Flow schedule. In addition, such officer’s certificate must also state that the representations and warranties of the Borrower set forth in on Annex A regarding its status as a special purpose entity and separateness are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than 60 days.

Representations and Warranties

The Loan Agreement contains certain representations and warranties by the Borrower that are customary in transactions similar to The Stanwix Whole Loan, including, without limitation, representations as to the due formation of the Borrower; the authority of the Borrower to enter into and to perform under the Loan Documents; the authority of the Borrower to conduct its business and its qualification to do business in all states where such qualification is required; the due authorization and execution of the Loan Documents and other related documents by the Borrower; compliance in all material respects with applicable laws (including building and zoning ordinances and codes); the absence of material defaults by the Borrower under other agreements, including the Management Agreement; the payment of all filing and recording taxes; the absence of material litigation; the Borrower’s status as a special purpose entity, and the maintenance of all material permits and licenses and the maintenance of all required insurance.

The representation and warranties of the Borrower are set forth in the Loan Agreement and are attached as “Annex A—Representations and Warranties of the Borrower” to this free writing prospectus and, in certain cases, are subject to certain exceptions.

Events of Default

Events of default under the Loan Documents (each, a “Stanwix Mortgage Loan Event of Default”) include, with respect to The Stanwix Whole Loan and the Borrower, among other items, the following):

(a) if (I) any Monthly Payment, any payment to any of the reserve accounts or any other amount payable on a regular monthly basis under the Notes, the Loan Agreement, the Mortgage or any other Loan Document is not paid on the date on which such payment is due; or (II) the entire outstanding principal balance of the Notes are not paid in full on the Maturity Date; or (III) any portion of the debt (other than any portion of the debt described in subclauses (I) or (II) above is not paid when due and remains unpaid for more than five days after notice of such failure is given by the lender to the Borrower;

(b) if any of the taxes or other charges are not paid when the same are due and payable (unless the lender is paying such taxes pursuant to the Loan Agreement);

(c) if the insurance policies are not kept in full force and effect, or if copies of the certificates evidencing the insurance policies (or certified copies of the insurance policies if requested by the lender) are not delivered to the lender within 30 days after written request therefor, which period may be extended upon request of the Borrower, provided the Borrower is diligently pursuing such certificates (or certified copies of the insurance policies, as the case may be), such additional period not to exceed 90 days;

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(d) if the Borrower Transfers or otherwise encumber any portion of The Stanwix Mortgaged Property or the Collateral in violation of the provisions of the Loan Agreement, or the Mortgage or any Transfer is made in violation of the provisions of the Loan Agreement;

(e) if any representation or warranty made by the Borrower in the Loan Agreement or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to the lender has been false or misleading in any material respect as of the date the representation or warranty was made or deemed remade;

(f) if the Borrower, the Principal or the Guarantor (i) make an assignment for the benefit of creditors or (ii) are generally not paying their debts as they become due;

(g) if a receiver, liquidator or trustee is appointed for the Borrower or the Principal, or if the Borrower or the Principal is adjudicated bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, consented to, or acquiesced in by, the Borrower or the Principal, or if any proceeding for the dissolution or liquidation of the Borrower or the Principal is instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by the Borrower or the Principal, upon the same not being discharged, stayed or dismissed within 90 days;

(h) if the Guarantor or any guarantor or indemnitor under any guaranty or indemnity issued in connection with The Stanwix Whole Loan makes an assignment for the benefit of creditors or if a receiver, liquidator or trustee is appointed for the Guarantor or any guarantor or indemnitor under any guarantee or indemnity issued in connection with The Stanwix Whole Loan or if the Guarantor or such other guarantor or indemnitor is adjudicated bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, consented to, or acquiesced in by, the Guarantor or such other guarantor or indemnitor, or if any proceeding for the dissolution or liquidation of Guarantor or such other guarantor or indemnitor is instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by the Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within 90 days; provided, further, however, it will be at the lender’s option to determine whether any of the foregoing is a Stanwix Mortgage Loan Event of Default;

(i) if the Borrower attempts to assign its rights under the Loan Agreement or any of the other Loan Documents or any interest under the Loan Agreement or any of the other Loan Documents in contravention of the Loan Documents;

(j) if the Borrower breaches any representation, warranty or covenant regarding special purpose entity and separateness contained in the Loan Agreement or any of its respective negative covenants contained in the Loan Agreement;

(k) with respect to any term, covenant or provision set forth in the Loan Agreement which specifically contains a notice requirement or grace period, if the Borrower is in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(l) if any of the assumptions contained in the insolvency opinion delivered to the lender in connection with The Stanwix Whole Loan, or in any additional insolvency opinion delivered subsequent to the closing of The Stanwix Whole Loan, is or becomes untrue in any material respect unless such matter is cured in a timely manner;

(m) if a material default has occurred and continues beyond any applicable cure period under the Management Agreement (or any replacement management agreement) and if such default permits the Property Manager to terminate or cancel the Management Agreement (or any replacement management agreement) and the Borrower fail to comply with the provisions of the Loan Agreement relating to management of The Stanwix Mortgaged Property by the Property Manager;

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(n) if the Borrower continue to be in default under any of the provisions of the Loan Agreement regarding the Borrower’s obligation to cooperate with certain transfers of The Stanwix Whole Loan by the lender, or fails to cooperate with the lender in connection with a securitization pursuant to the provisions of the Loan Agreement, for three days after written notice to the Borrower from the lender;

(o) if the Borrower continues to be in default under any of the other terms, covenants or conditions of the Loan Agreement not specified in clauses (a) to (n) above or any subsection below, for 10 days after notice to the Borrower from the lender, in the case of any Stanwix Mortgage Loan Default which can be cured by the payment of a sum of money, or for 30 days after notice from the lender in the case of any other Stanwix Mortgage Loan Default; provided, however, that if such non-monetary Stanwix Mortgage Loan Default is susceptible of cure but cannot reasonably be cured within such 30 day period and provided further that the Borrower has commenced to cure such Stanwix Mortgage Loan Default within such 30 day period and thereafter diligently and expeditiously proceeds to cure the same, such 30 day period will be extended for such time as is reasonably necessary for the Borrower in the exercise of due diligence to cure such Stanwix Mortgage Loan Default, such additional period not to exceed 90 days;

(p) if the Guarantor or any guarantor or indemnitor under any guaranty or indemnity issued in connection with The Stanwix Whole Loan fails to comply with the financial covenants set forth in the guaranty.

(q) if there is a default under any of the other Loan Documents beyond any applicable cure periods contained in such documents or if any other such event occurs or condition exists, if the effect of such default, event or condition is to accelerate the maturity of any portion of the debt or to permit the lender to accelerate the maturity of all or any portion of the debt in accordance with the Loan Documents;

(r) if any default occurs under any guaranty or indemnity executed from time to time in connection with The Stanwix Whole Loan, including the guaranty delivered by the Guarantor and the Environmental Indemnity Agreement, and such default continues after the expiration of applicable grace periods, if any;

(s) the failure (after expiration of any applicable notice and cure provisions) by the Borrower to observe and perform each and every material term to be observed and performed by the Borrower pursuant to the terms of any recorded declaration, development agreement, deed containing restrictions or reciprocal easement agreement affecting or pertaining to The Stanwix Mortgaged Property;

(t) the failure of the Borrower to establish and maintain (and to take all actions necessary for the continued maintenance thereof) the Clearing Account as required pursuant to the Loan Agreement and the Clearing Account agreement and to comply with the provisions relating to cash management included within the Loan Agreement and the other Loan Documents;

(u) the Borrower fails to deliver tenant direction letters to all commercial tenants in accordance with the terms and conditions of the Loan Agreement upon the occurrence of a Cash Management Period;

(v) a default by the Master Tenant under the Master Lease;

(w) if the Borrower amends, modifies, terminates, cancels or accepts the surrender of any Major Lease, or the waiver of any of the terms or provisions of any Major Lease, in violation of the terms and conditions of the Loan Agreement;

(x) if the Borrower breaches any representation, warranty or covenant contained in the Loan Agreement regarding the 421-a Program or the IH Program; and/or

(y) if the Borrower breaches any representation, warranty or covenant regarding the REA contained in the Loan Agreement.

Upon the occurrence of a Stanwix Mortgage Loan Event of Default (other than a Stanwix Mortgage Loan Event of Default described in clauses (f), (g) or (h) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to the Loan Agreement and the other Loan

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Documents or at law or in equity, the lender may take such action, without notice or demand, that the lender deems advisable to protect and enforce its rights against the Borrower and in and to The Stanwix Mortgaged Property, including, without limitation, declaring the obligations to be immediately due and payable, and the lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against the Borrower and The Stanwix Mortgaged Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Stanwix Mortgage Loan Event of Default described in clauses (f), (g) or (h) above, the debt and all other obligations of the Borrower under the Loan Agreement and under the other Loan Documents will immediately and automatically become due and payable, without notice or demand, and the Borrower has expressly waived any such notice or demand, anything contained the Loan Documents to the contrary notwithstanding.

Governing Law

The Loan Documents are governed by the laws of the State of New York.

DESCRIPTION OF The Stanwix Mezzanine Loan

The following is a summary of the principal provisions of the mezzanine loan agreement, dated as of August 27, 2019 (as amended from time to time, the “Mezzanine Loan Agreement”), between 115 Stanwix Mezz LLC, a Delaware limited liability company (the “Mezzanine Borrower”), and Cantor Commercial Real Estate Lending, L.P. (“CCRE”), in its capacity as mezzanine lender, and the other documents executed by the Mezzanine Borrower and other applicable parties in connection with the origination of The Stanwix Mezzanine Loan referred to below (collectively, the “Mezzanine Loan Documents”). This summary does not purport to be complete and is qualified in its entirety by reference to the Mezzanine Loan Agreement.

Certain defined terms used in this “Description of The Stanwix Mezzanine Loan” section reflect defined terms used in the Mezzanine Loan Documents for the purpose of determining the occurrence of certain events or compliance with certain covenants in the Mezzanine Loan Documents. The results of these calculations will differ, and may differ substantially, from similar numerical information and statistics regarding The Stanwix Mortgaged Property and The Stanwix Mezzanine Loan presented elsewhere in this free writing prospectus including those based upon the assumptions and the definitions set forth under this “Description of The Stanwix Mezzanine Loan” in this free writing prospectus.

General

A mezzanine loan in the original principal balance of $10,000,000 (“The Stanwix Mezzanine Loan”) was made by CCRE, in its capacity as mezzanine lender, to the Mezzanine Borrower, pursuant to the Mezzanine Loan Agreement on the Origination Date, and was subsequently assigned pursuant to a mezzanine assignment and assumption agreement, dated as of August 28, 2019, to Reliance Standard Life Insurance Company (the “Mezzanine Lender”).

The Mezzanine Borrower has pledged 100% of its direct and indirect ownership interests in the Borrower to secure The Stanwix Mezzanine Loan (the “Mezzanine Loan Equity Collateral”) pursuant to that certain Pledge and Security Agreement (as amended from time to time, the “Pledge Agreement”), made as of August 27, 2019, by the Mezzanine Borrower for the benefit of the Mezzanine Lender. In addition, the Guarantor executed and delivered a non-recourse guaranty guaranteeing certain obligations and liabilities of the Mezzanine Borrower to the Mezzanine Lender under the Mezzanine Loan Agreement.

The relative rights of the lender and the Mezzanine Lender are governed by an Intercreditor Agreement, dated as of August 27, 2019, by and between the lender and the Mezzanine Lender (the “Mezzanine Intercreditor Agreement”).

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The Stanwix Mezzanine Loan is a ten-year fixed-rate interest-only mezzanine loan and is evidenced by one promissory note (the “Mezzanine Note”).

The Stanwix Mezzanine Loan is scheduled to mature on the Stated Maturity Date. The Stanwix Mezzanine Loan is an interest-only loan and will not require scheduled payments of principal during the term of The Stanwix Mezzanine Loan. The Mezzanine Loan Documents provide that the Mezzanine Borrower will be required to pay monthly payments of interest on The Stanwix Mezzanine Loan as described in “—Payment on The Stanwix Mezzanine Loan” below. On the Closing Date, the outstanding principal balance of the Mezzanine Loan is expected to be $10,000,000.

Payment on the Mezzanine Loan

The Mezzanine Loan requires the Mezzanine Borrower to make monthly payments of interest only, with the outstanding principal balance due on the Mezzanine Loan Maturity Date. Payments on the Mezzanine Loan are required to be made on each Stanwix Loan Payment Date until and including the Mezzanine Loan Maturity Date. In addition, the Mezzanine Borrower is required to cause the Borrower to deposit all amounts required in respect of each of the reserve accounts pursuant to the Loan Agreement.

“Mezzanine Loan Maturity Date” means the Stated Maturity Date or such other date on which the final payment of principal of the Mezzanine Note becomes due and payable as provided in the Mezzanine Loan Agreement, whether at such stated maturity date, by declaration of acceleration, or otherwise.

Interest will be payable on the Mezzanine Note at a fixed per annum rate equal to 7.25% per annum (the “Mezzanine Note Rate”). Interest on the outstanding principal balance of The Stanwix Mezzanine Loan will be calculated based on the actual number of days elapsed in the Stanwix Loan Interest Accrual Period, and assuming a 360-day year.

Upon a Stanwix Mezzanine Loan Event of Default, the outstanding principal balance of The Stanwix Mezzanine Loan and, to the extent permitted by applicable law, all accrued and unpaid interest in respect of The Stanwix Mezzanine Loan and any other amounts due pursuant to the Mezzanine Loan Documents, will accrue interest at a default rate of interest per annum (the “Mezzanine Default Rate”) equal to the lesser of (a) 5.0% in excess of the Mezzanine Note Rate and (b) the maximum amount permitted by law, calculated from the date such payment was due without regard to any grace or cure periods contained in the Mezzanine Loan Agreement, calculated from the date such payment was due without regard to any grace or cure periods contained in the Mezzanine Loan Agreement.

Prepayment

No prepayments of The Stanwix Mezzanine Loan will be permitted except for (i) prepayments resulting from a Liquidation Event as described below in this section “—Prepayment” or (ii) prepayment of The Stanwix Mezzanine Loan in whole (but not in part) on or after the Open Prepayment Date on not less than 30 days’ prior written notice. In addition, defeasance will be permitted after the Permitted Release Date as described under “—Defeasance” below.

On the Open Prepayment Date or on any Stanwix Loan Payment Date thereafter, so long as no Stanwix Mezzanine Loan Event of Default has occurred and is continuing, the Mezzanine Borrower may, at its option and upon not less than 30 days prior written notice to the Mezzanine Lender, prepay the entire outstanding principal balance of The Stanwix Mezzanine Loan provided that such prepayment is accompanied by (i) all accrued and unpaid interest on the outstanding principal balance prepaid and (ii) all other amounts due under the Mezzanine Note, the Mezzanine Loan Agreement, or any of the other Mezzanine Loan Documents, without payment of the Yield Maintenance Premium. In addition, if for any reason the Mezzanine Borrower prepays The Stanwix Mezzanine Loan on a day other than a Stanwix Loan Payment Date, the Mezzanine Borrower must also pay interest on the principal amount so prepaid through the next succeeding Stanwix Loan Payment Date.

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In the event of any Liquidation Event, the Borrower will be required to cause the related Net Liquidation Proceeds After Debt Service to be paid to the Mezzanine Borrower in accordance with the cash management and other provisions of the Loan Documents, and if such payment is not prohibited thereby, deposit such Net Liquidation Proceeds After Debt Service directly with the Mezzanine Lender. On each date on which the Mezzanine Lender actually receives a distribution of Net Liquidation Proceeds After Debt Service, the Mezzanine Borrower will be required to apply any such Net Liquidation Proceeds After Debt Service to prepay the outstanding principal balance of the Mezzanine Loan in an amount equal to 100% of such Net Liquidation Proceeds After Debt Service, together with interest that would have accrued on such amount through the next Stanwix Loan Payment Date. Provided that no Stanwix Mezzanine Loan Event of Default is continuing, any such mandatory prepayment as described in the Mezzanine Loan Agreement will be without the payment of a Yield Maintenance Premium. The Mezzanine Borrower will be required to promptly notify the lender of any Liquidation Event once the Mezzanine Borrower has knowledge of such event. The Mezzanine Borrower will be deemed to have knowledge of (i) a sale (other than a foreclosure sale) of The Stanwix Mortgaged Property on the date on which a contract of sale for such sale is entered into, and a foreclosure sale, on the date notice of such foreclosure sale is given to the Mezzanine Borrower or the Borrower and (ii) a refinancing of The Stanwix Mortgaged Property, on the date on which a commitment for such refinancing has been entered into.

“Liquidation Event” means (i) any casualty to all or any portion of The Stanwix Mortgaged Property or any portion thereof, (ii) any condemnation of all or any portion of The Stanwix Mortgaged Property or any portion thereof, (iii) a Transfer of The Stanwix Mortgaged Property in connection with realization thereon following a Stanwix Loan Event of Default, including without limitation, a foreclosure sale, (iv) any refinancing of The Stanwix Mortgaged Property or The Stanwix Whole Loan or (v) the receipt by the Borrower of any excess proceeds realized under its owner’s title insurance policy after application of such proceeds by the Borrower to cure any title defect.

“Net Liquidation Proceeds After Debt Service” means with respect to any Liquidation Event, all amounts paid to or received by or on behalf of the Borrower in connection with such Liquidation Event, including, without limitation, proceeds of any sale, refinancing or other disposition or liquidation, less (a) the Mezzanine Lender’s and/or the lender’s reasonable and actual, out-of-pocket costs incurred in connection with the recovery thereof, (b) in connection with a Liquidation Event consisting of a casualty or condemnation, the costs incurred by the Borrower in connection with a restoration of all or any portion of The Stanwix Mortgaged Property made in accordance with the Loan Documents, (c) in connection with a Liquidation Event consisting of a casualty or condemnation, amounts required or permitted to be deducted therefrom and amounts paid pursuant to the Loan Documents to the lender, (d) in the case of a foreclosure sale, disposition or Transfer of The Stanwix Mortgaged Property in connection with realization thereon following a Stanwix Whole Loan Event of Default, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions), (e) in the case of a foreclosure sale, such costs and expenses incurred by the lender under the Loan Documents as the lender is entitled to receive reimbursement for under the terms of The Stanwix Whole Loan Documents, and (f) in the case of a refinancing of The Stanwix Whole Loan, such costs and expenses (including attorneys’ fees) of such refinancing as reasonably approved by the Mezzanine Lender.

In the event of any partial prepayment or defeasance of The Stanwix Whole Loan in accordance with the terms of the applicable Loan Documents, the Mezzanine Borrower will be required to prepay (or defease) a portion of The Stanwix Mezzanine Whole Loan in an amount equal to the product of (x) the outstanding principal balance of The Stanwix Mezzanine Loan and (y) a fraction, the numerator of which is the amount of The Stanwix Whole Loan being prepaid or defeased and the denominator of which is the then-outstanding principal balance of The Stanwix Whole Loan being prepaid or defeased (i.e., without taking into account the prepayment or defeasance of such The Stanwix Whole Loan), which payment or defeasance will otherwise be in accordance with the defeasance provisions of the Mezzanine Loan Agreement and will include the payment of the applicable Yield Maintenance Premium, if such repayment occurs before the Open Prepayment Date. Notwithstanding anything to the contrary in the Mezzanine Loan Agreement, the Mezzanine Borrower may not permit any repayments, prepayments or defeasance of The Stanwix Whole Loan unless (i) the Mezzanine Borrower has obtained the prior written consent of the Mezzanine Lender and the Mezzanine Borrower has satisfied the foregoing requirements, or (ii) the

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outstanding principal balance of The Stanwix Mezzanine Loan together with all interest accrued and unpaid thereon and all other sums due to the Mezzanine Lender under the Mezzanine Loan Documents have been paid in full.

“Yield Maintenance Premium” means, for purposes of The Stanwix Mezzanine Loan, an amount equal to the greater of (a) three percent of the outstanding principal balance of The Stanwix Mezzanine Loan to be prepaid or satisfied; and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Mezzanine Note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on The Stanwix Mezzanine Loan is paid on the Stated Maturity Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semiannually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Stanwix Loan Payment Date in the event such payment is not made on a Stanwix Loan Payment Date), over (ii) the principal amount being prepaid or satisfied.

Defeasance

Provided no Stanwix Mezzanine Loan Event of Default then exists, the Mezzanine Borrower will have the right at any time after the date that is the earlier of (i) the date that is two years from the settlement date of any securitization which holds a portion of the Note last contributed to a securitization or (ii) August 27, 2023 (the “Permitted Release Date”) and prior to the Open Prepayment Date, to voluntarily defease all, but not part, of The Stanwix Mezzanine Loan by and upon the satisfaction of the following conditions (such event, a “Mezzanine Defeasance Event”):

(i)	the Mezzanine Borrower provides not less than 20 days nor more than 90 days prior written notice to the Mezzanine Lender specifying the Stanwix Loan Payment Date (the “Mezzanine Defeasance Date”) on which the Mezzanine Defeasance Event will occur;
(ii)	the Mezzanine Borrower pays to the Mezzanine Lender all accrued and unpaid interest on the principal balance of The Stanwix Whole Loan to and including the Mezzanine Defeasance Date; if for any reason the Mezzanine Defeasance Date is not a Stanwix Loan Payment Date, the Mezzanine Borrower will be required to also pay interest that would have accrued on the Mezzanine Note through and including the next Stanwix Loan Payment Date, unless the Defeasance Deposit will include (or if the U.S. Obligations purchased with such Defeasance Deposit provides for payment of) all principal and interest computed from the Stanwix Loan Payment Date prior to the Mezzanine Defeasance Date through the next succeeding Stanwix Loan Payment Date;
(iii)	the Mezzanine Borrower pays to the Mezzanine Lender all other sums, not including scheduled interest or principal payments, then due under the Mezzanine Note, The Stanwix Whole Loan, the Pledge Agreement and the other Mezzanine Loan Documents;
(iv)	the Mezzanine Borrower delivers to the Mezzanine Lender the Defeasance Deposit;
(v)	the Mezzanine Borrower executes and delivers a pledge and security agreement, in form and substance that would be reasonably satisfactory to a prudent Lender creating a first priority lien on the Defeasance Deposit and the U.S. Obligations purchased with the Defeasance Deposit in accordance with the provisions of this “—Defeasance” section (the “Security Agreement”);
(vi)	the Mezzanine Borrower delivers an opinion of counsel for the Mezzanine Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (A) the Mezzanine Borrower has legally and validly transferred and assigned the U.S. Obligations and all obligations, rights and duties under and to the Mezzanine Note to the Successor Borrower, (B) the Mezzanine Lender has a perfected first priority security interest in the Defeasance Deposit
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and the U.S. Obligations delivered by the Mezzanine Borrower, (C) any REMIC trust formed pursuant to a securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code, as a result of such Mezzanine Defeasance Event, (D) the Mezzanine Defeasance Event will not result in a deemed exchange for purposes of the Code and will not adversely affect the status of the Mezzanine Note as indebtedness for federal income tax purposes, and (E) delivery of the Defeasance Deposit and the grant of a security interest in the Defeasance Deposit to the Mezzanine Lender will not constitute an avoidable preference under Section 547 of the Bankruptcy Code or applicable state law;

(vii)	the Mezzanine Borrower delivers a rating agency confirmation from the approved rating agencies with respect to such Mezzanine Defeasance Event and, if required by the approved rating agencies, the Mezzanine Borrower also delivers or causes to be delivered (from counsel satisfactory to the Mezzanine Lender) a non-consolidation opinion with respect to the Successor Borrower in form and substance satisfactory to the Mezzanine Lender and the approved rating agencies;
(viii)	the Mezzanine Borrower delivers an officer’s certificate certifying that the requirements set forth in the Mezzanine Loan Agreement have been satisfied;
(ix)	the Mezzanine Borrower delivers a certificate of the Mezzanine Borrower’ independent certified public accountant certifying that the U.S. Obligations purchased with the Defeasance Deposit generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;
(x)	the Mezzanine Borrower delivers such other certificates, documents or instruments as the Mezzanine Lender may reasonably request; and
(xi)	the Mezzanine Borrower pays all out-of-pocket costs and expenses of the Mezzanine Lender incurred in connection with the Mezzanine Defeasance Event, including (A) any actual, out-of-pocket costs and expenses associated with a release of the lien of the Pledge Agreement, (B) reasonable attorneys’ fees and expenses incurred in connection with the Mezzanine Defeasance Event, (C) the costs and expenses of the approved rating agencies, (D) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Mezzanine Note, or otherwise required to accomplish the defeasance and (E) the costs and expenses of any servicer and any trustee, including reasonable attorneys’ fees and expenses.

In connection with each Mezzanine Defeasance Event, the Mezzanine Borrower will be required to use the Defeasance Deposit to purchase U.S. Obligations which provide payments on or prior to, but as close as possible to, all successive scheduled Stanwix Loan Payment Dates after the Mezzanine Defeasance Date upon which interest and principal payments are required under the Mezzanine Loan Agreement and the Mezzanine Note and in amounts equal to the scheduled payments due on such Stanwix Loan Payment Dates under the Mezzanine Loan Agreement and the Mezzanine Note (including, without limitation, scheduled payments of principal, interest, servicing fees (if any), and any other amounts due under the Mezzanine Loan Documents on such dates) and assuming such Mezzanine Note is prepaid in full on the Open Prepayment Date (the “Scheduled Defeasance Payments”). The Mezzanine Borrower, pursuant to the Security Agreement or other appropriate document, must authorize and direct that the payments received from the U.S. Obligations may be made directly to an account designated in writing by the Mezzanine Lender and satisfy the debt. Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Obligations required by this “—Defeasance” section will be remitted to the Mezzanine Borrower.

In connection with any Mezzanine Defeasance Event, the Mezzanine Borrower is required to transfer and assign all obligations, rights and duties under and to the Mezzanine Note, the Mezzanine Loan Agreement and the Security Agreement together with the pledged Defeasance Deposit and the U.S. Obligations purchased with the Defeasance Deposit to a newly-created successor entity, which entity

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must be a single purpose, bankruptcy remote entity and which entity will be designated or established by the Mezzanine Lender, at the Mezzanine Lender’s option (the “Successor Borrower”). Such Successor Borrower will be required to assume the obligations under the Mezzanine Note and any Security Agreement and will be bound by and obligated under the Mezzanine Loan Agreement.

“Defeasance Deposit” means an amount equal to the remaining principal amount of the Mezzanine Note, the Defeasance Payment Amount, any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Mezzanine Note or otherwise required to satisfy the provisions of this section and “—Prepayment” above (including, without limitation, any fees and expenses of accountants, attorneys and the approved rating agencies incurred in connection with the transfer of the Mezzanine Note).

“Defeasance Payment Amount” means amount which, when added to the remaining principal amount of the Mezzanine Note, will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments.

Mezzanine Loan Events of Default

Events of default under the Mezzanine Loan Documents (each, a “Stanwix Mezzanine Loan Event of Default”) include, with respect to The Stanwix Mezzanine Loan and the Mezzanine Borrower, among other items, the following):

(a)	if (I) any monthly payments of interest, any payment to any of the reserve accounts or any other amount payable on a regular monthly basis under the Mezzanine Note, the Mezzanine Loan Agreement, the Pledge Agreement or any other Mezzanine Loan Document is not paid on the date on which such payment is due; or (II) the entire outstanding principal balance of the Mezzanine Note is not paid in full on the Maturity Date; or (III) any portion of the debt (other than any portion of the debt described in subclauses (I) or (II) above is not paid when due and remains unpaid for more than five days after notice of such failure is given by the Mezzanine Lender to the Mezzanine Borrower;
(b)	if any of the taxes or other charges are not paid when the same are due and payable (unless the lender is paying such taxes pursuant to the Loan Agreement);
(c)	if the insurance policies are not kept in full force and effect, or if copies of the certificates evidencing the insurance policies (or certified copies of the insurance policies if requested by the Mezzanine Lender) are not delivered to the Mezzanine Lender within 30 days after written request therefor, which period may be extended upon request of the Mezzanine Borrower, provided the Mezzanine Borrower is diligently pursuing such certificates (or certified copies of the insurance policies, as the case may be), such additional period not to exceed 90 days;
(d)	if the Mezzanine Borrower or the Borrower Transfers or otherwise encumber any portion of The Stanwix Mortgaged Property or the Collateral in violation of the provisions of the Mezzanine Loan Agreement, or the Pledge Agreement or any Transfer is made in violation of the provisions of the Mezzanine Loan Agreement;
(e)	if any representation or warranty made by the Mezzanine Borrower in the Mezzanine Loan Agreement or in any other Mezzanine Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to the Mezzanine Lender has been false or misleading in any material respect as of the date the representation or warranty was made or deemed remade;
(f)	if the Mezzanine Borrower, the Mezzanine Borrower Principal, the Borrower, the Principal or the Guarantor (i) make an assignment for the benefit of creditors or (ii) are generally not paying their debts as they become due;
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(g)	if a receiver, liquidator or trustee is appointed for the Mezzanine Borrower, the Mezzanine Borrower Principal, the Borrower or the Principal, or if the Mezzanine Borrower, the Mezzanine Borrower Principal, the Borrower or the Principal is adjudicated bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, consented to, or acquiesced in by, the Mezzanine Borrower, the Mezzanine Borrower Principal, the Borrower or the Principal, or if any proceeding for the dissolution or liquidation of the Mezzanine Borrower, the Mezzanine Borrower Principal, the Borrower or the Principal is instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by the Mezzanine Borrower, the Mezzanine Borrower Principal, the Borrower or the Principal, upon the same not being discharged, stayed or dismissed within 90 days;
(h)	if the Guarantor or any guarantor or indemnitor under any guaranty or indemnity issued in connection with The Stanwix Mezzanine Loan makes an assignment for the benefit of creditors or if a receiver, liquidator or trustee is appointed for the Guarantor or any guarantor or indemnitor under any guarantee or indemnity issued in connection with The Stanwix Mezzanine Loan or if the Guarantor or such other guarantor or indemnitor is adjudicated bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, consented to, or acquiesced in by, the Guarantor or such other guarantor or indemnitor, or if any proceeding for the dissolution or liquidation of Guarantor or such other guarantor or indemnitor is instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by the Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within 90 days; provided, further, however, it will be at the Mezzanine Lender’s option to determine whether any of the foregoing is a Stanwix Mezzanine Loan Event of Default;
(i)	if the Mezzanine Borrower attempts to assign its rights under the Mezzanine Loan Agreement or any of the other Mezzanine Loan Documents or any interest under the Mezzanine Loan Agreement or any of the other Mezzanine Loan Documents in contravention of the Mezzanine Loan Documents;
(j)	if the Mezzanine Borrower breaches any representation, warranty or covenant regarding special purpose entity and separateness contained in the Mezzanine Loan Agreement or any of its respective negative covenants contained in the Mezzanine Loan Agreement;
(k)	with respect to any term, covenant or provision set forth in the Mezzanine Loan Agreement which specifically contains a notice requirement or grace period, if the Mezzanine Borrower is in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;
(l)	if any of the assumptions contained in the insolvency opinion delivered to the Mezzanine Lender in connection with The Stanwix Mezzanine Loan, or in any additional insolvency opinion delivered subsequent to the closing of The Stanwix Mezzanine Loan, is or becomes untrue in any material respect unless such matter is cured in a timely manner;
(m)	if a material default has occurred and continues beyond any applicable cure period under the Management Agreement (or any replacement management agreement) and if such default permits the Property Manager to terminate or cancel the Management Agreement (or any replacement management agreement) and the Mezzanine Borrower fail to comply with the provisions of the Mezzanine Loan Agreement relating to management of The Stanwix Mortgaged Property by the Property Manager;
(n)	if the Mezzanine Borrower continue to be in default under any of the provisions of the Mezzanine Loan Agreement regarding the Mezzanine Borrower’s obligation to cooperate with certain transfers of The Stanwix Mezzanine Loan by the Mezzanine Lender, or fails to cooperate with the Mezzanine Lender in connection with a securitization pursuant to the provisions of the Mezzanine
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Loan Agreement, for three days after written notice to the Mezzanine Borrower from the Mezzanine Lender;

(o)	if the Mezzanine Borrower continues to be in default under any of the other terms, covenants or conditions of the Mezzanine Loan Agreement not specified in clauses (a) to (n) above or any subsection below, for 10 days after notice to the Mezzanine Borrower from the Mezzanine Lender, in the case of any Stanwix Mezzanine Loan Default which can be cured by the payment of a sum of money, or for 30 days after notice from the Mezzanine Lender in the case of any other Stanwix Mezzanine Loan Default; provided, however, that if such non-monetary Stanwix Mezzanine Loan Default is susceptible of cure but cannot reasonably be cured within such 30 day period and provided further that the Mezzanine Borrower has commenced to cure such Stanwix Mezzanine Loan Default within such 30 day period and thereafter diligently and expeditiously proceeds to cure the same, such 30 day period will be extended for such time as is reasonably necessary for the Mezzanine Borrower in the exercise of due diligence to cure such Stanwix Mezzanine Loan Default, such additional period not to exceed 90 days;
(p)	if the Guarantor or any guarantor or indemnitor under any guaranty or indemnity issued in connection with The Stanwix Mezzanine Loan fails to comply with the financial covenants set forth in the guaranty.
(q)	if there is a default under any of the other Mezzanine Loan Documents beyond any applicable cure periods contained in such documents or if any other such event occurs or condition exists, if the effect of such default, event or condition is to accelerate the maturity of any portion of the debt or to permit the lender to accelerate the maturity of all or any portion of the debt in accordance with the Mezzanine Loan Documents;
(r)	if any default occurs under any guaranty or indemnity executed from time to time in connection with The Stanwix Mezzanine Loan, including the guaranty delivered by the Guarantor and the environmental indemnity agreement, and such default continues after the expiration of applicable grace periods, if any;
(s)	the failure (after expiration of any applicable notice and cure provisions) by the Mezzanine Borrower to cause the Borrower to observe and perform each and every material term to be observed and performed by the Borrower pursuant to the terms of any recorded declaration, development agreement, deed containing restrictions or reciprocal easement agreement affecting or pertaining to The Stanwix Mortgaged Property;
(t)	the failure of the Mezzanine Borrower to cause the Borrower to establish and maintain (and to take all actions necessary for the continued maintenance thereof) the Clearing Account as required pursuant to the Mezzanine Loan Agreement and the Clearing Account agreement and to comply with the provisions relating to cash management included within the Loan Agreement and the other Loan Documents;
(u)	the Mezzanine Borrower fails to cause the Borrower to deliver tenant direction letters to all commercial tenants in accordance with the terms and conditions of the Loan Agreement upon the occurrence of a Cash Management Period;
(v)	a default by the Master Tenant under the Master Lease;
(w)	if a Stanwix Whole Loan Event of Default has occurred and is continuing, or any other event occurs or condition exists, if the effect of such event or condition is to accelerate or permit the lender to accelerate the maturity of all or any portion of The Stanwix Whole Loan;
(x)	if the Mezzanine Borrower amends, modifies, terminates, cancels or accepts the surrender of any Major Lease, or the waiver of any of the terms or provisions of any Major Lease, in violation of the terms and conditions of the Mezzanine Loan Agreement;
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(y)	if the Mezzanine Borrower breaches any representation, warranty or covenant contained in the Mezzanine Loan Agreement regarding the 421-a Program or the IH Program; and/or
(z)	if the Mezzanine Borrower breaches any representation, warranty or covenant regarding the REA contained in the Mezzanine Loan Agreement.

Upon the occurrence of a Stanwix Mezzanine Loan Event of Default (other than a Stanwix Mezzanine Loan Event of Default described in clauses (f), (g) or (h) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to the Mezzanine Loan Agreement and the other Mezzanine Loan Documents or at law or in equity, the Mezzanine Lender may take such action, without notice or demand, that the Mezzanine Lender deems advisable to protect and enforce its rights against the Mezzanine Borrower and in and to the collateral, including, without limitation, declaring the obligations to be immediately due and payable, and the Mezzanine Lender may enforce or avail itself of any or all rights or remedies provided in the Mezzanine Loan Documents against the Mezzanine Borrower and the collateral, including, without limitation, all rights or remedies available at law or in equity; and upon any Stanwix Mezzanine Loan Event of Default described in clauses (f), (g) or (h) above, the debt and all other obligations of the Mezzanine Borrower under the Mezzanine Loan Agreement and under the other Mezzanine Loan Documents will immediately and automatically become due and payable, without notice or demand, and the Mezzanine Borrower has expressly waived any such notice or demand, anything contained the Mezzanine Loan Documents to the contrary notwithstanding.

“Stanwix Mezzanine Loan Default” means the occurrence of any event under the Mezzanine Loan Agreement or under any other Mezzanine Loan Document which, but for the giving of notice or passage of time, or both, would be a Stanwix Mezzanine Loan Event of Default.

“Mezzanine Borrower Principal” means: (i) if the Mezzanine Borrower is a limited partnership, each general partner of the Mezzanine Borrower, all of which are and must continue to be special purpose entities, or (ii) if the Mezzanine Borrower is a multi-member limited liability company, the managing member of the Mezzanine Borrower which is and must continue to be a special purpose entity, or (iii) if the Mezzanine Borrower is a single member limited liability company (other than a Delaware single member limited liability company), its sole member which is and must continue to be a special purpose entity, or (iv) if the Mezzanine Borrower is a properly structured Delaware single member limited liability company that satisfies the requirements of the definition of “special purpose entity” in the Mezzanine Loan Agreement, then the term “Principal” has no meaning.

Governing Law

The Mezzanine Loan Documents are governed by the laws of the State of New York.

DESCRIPTION OF THE MEZZANINE INTERCREDITOR AGREEMENT

General

The relative rights of the lender and the Mezzanine Lender are governed by the Mezzanine Intercreditor Agreement. The following is a summary of the rights of the lender and the Mezzanine Lender pursuant to the terms of the Mezzanine Intercreditor Agreement.

Modifications, Amendments, etc.

The Lender has the right without the consent of the Mezzanine Lender to enter into any amendment, deferral, extension, modification, increase, renewal, replacement, consolidation, supplement or waiver (collectively, a “Modification”) of The Stanwix Whole Loan or the Loan Documents, provided that no Modification can:

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(i)	increase the interest rate or principal amount of The Stanwix Whole Loan (except as permitted pursuant to and in accordance with the provisions of the Mezzanine Intercreditor Agreement related to the creation of loan components and for increases in principal to cover Servicing Advances,
(ii)	increase in any other material respect any monetary obligations of the Borrower under the Loan Documents,
(iii)	shorten the scheduled maturity date of The Stanwix Whole Loan (other than by acceleration) or extend the scheduled maturity date by more than three months,
(iv)	convert or exchange The Stanwix Whole Loan into or for any equity interest or other indebtedness of the Borrower or any affiliate thereof,
(v)	waive, amend or modify the provisions limiting Transfers of direct or indirect interests in the Borrower or The Stanwix Mortgaged Property,
(vi)	modify or amend the terms and provisions of the Loan Documents with respect to the manner, timing, priority, amounts or method of the application of payments under the Loan Documents,
(vii)	cross-default The Stanwix Whole Loan with or subordinate The Stanwix Whole Loan to any other indebtedness, or cross-collateralize the security for The Stanwix Whole Loan with any other indebtedness,
(viii)	modify or amend the definitions of “Approved Annual Budget”, “Capital Expenditures”, “Cash Management Period”, “Cash Trap Period”, “Debt Service Coverage Ratio”, “Excess Cash”, “Gross Income From Operations”, “Mezzanine Monthly Debt Service Payment Amount”, “Net Cash Flow”, “Net Operating Income”, “Threshold Amount” and “Yield Maintenance Premium” (as such terms are defined in the Loan Agreement) and any of the terms used within such definitions or the covenants relating thereto, in effect as of the Origination Date,
(ix)	extend the period during which defeasance or voluntary prepayments are prohibited or during which prepayments require the payment of a prepayment fee or premium or yield maintenance charge or increase the amount of any such prepayment fee, premium or yield maintenance charge or impose any new prepayment fee, premium or yield maintenance charge,
(x)	release its lien on The Stanwix Mortgaged Property or the leases and rents or any other material portion of the collateral originally granted under the Loan Documents (except as may be required or permitted in accordance with the terms of the Loan Documents as of the Origination Date) in exchange for prepayment in full in cash of The Stanwix Whole Loan) (it being understood that nothing in the Mezzanine Intercreditor Agreement prohibits or will be construed to prohibit the release of any guarantor under the guaranty delivered with respect to The Stanwix Whole Loan pursuant to and in accordance with the terms of the Loan Agreement and otherwise permitted without the consent of Mezzanine Lender pursuant to clause (xvi) below,
(xi)	provide for any contingent interest, additional interest or so-called “kicker” measured on the basis of the cash flow or appreciation of The Stanwix Mortgaged Property (or other similar equity participation),
(xii)	impose any financial covenants on the Borrower or Guarantor under the guaranty delivered with respect to The Stanwix Whole Loan (or if such covenants exist, impose more restrictive financial covenants on the Borrower or such Guarantor),
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(xiii)	modify or amend any default provision (other than waivers of defaults), including any notice and cure periods,
(xiv)	modify, amend or waive in any material respect any insurance requirements (including any deductibles, limits, qualifications of insurers, terrorism insurance requirements or environmental insurance requirements),
(xv)	impose any new or additional fees not provided for in the Loan Documents as of the Origination Date,
(xvi)	release any guarantor under the guaranty delivered with respect to The Stanwix Whole Loan except pursuant to and in accordance with the terms of the Loan Agreement and acceptance of a guaranty from one or more replacement guarantors in accordance therewith,
(xvii)	amend, waive or modify the terms and provisions relating to the reserve funds or impose any new reserve requirements,
(xviii)	modify, amend or waive any obligation or liability of the Guarantor under The Stanwix Whole Loan with respect to The Stanwix Whole Loan debt being recourse to such Guarantor pursuant to and in accordance with the related guaranty, or
(xix)	modify or amend the terms and provisions of the Loan Agreement relating to cash management;

provided, however, that after the later of (I) expiration of the applicable Monetary Cure Period or Non-Monetary Cure Period (and provided a Continuing Event of Default exists), and (II) the date that is 30 days after the Mezzanine Lender has been given notice of a Purchase Option Event, the lender will not be obligated to obtain the Mezzanine Lender’s consent to a Modification in the case of a work-out or other surrender, extension, compromise, release, renewal, or indulgence relating to The Stanwix Whole Loan, except that under no circumstance will modifications as described in clause (i) (with respect to increase in principal amount only), clause (iii) (with respect to shortening only (other than acceleration)), clause (v) (to the extent such modification would limit or prohibit the exercise of remedies and realization upon the Mezzanine Loan Equity Collateral securing the Mezzanine Loan by the Mezzanine Lender or a Loan Pledgee in accordance with the terms of the Mezzanine Intercreditor Agreement or cause such exercise to constitute a Stanwix Mortgage Loan Event of Default), or clause (ix) be made without the written consent of the Mezzanine Lender; and provided further, that notwithstanding anything to the contrary above, during the continuance of a default that is caused by a bankruptcy proceeding of the Borrower or any other applicable Borrower Party after the later of after the later of (X) the expiration of the applicable Non-Monetary Cure Period (and provided a Continuing Event of Default exists) and (Y) the date that is 30 days following receipt by Mezzanine Lender of notice of a Purchase Option Event, the lender will not be obligated to obtain the consent of such Mezzanine Lender to a Modification in the case of any proposed plan of reorganization including the Borrower or such other Borrower Party under such bankruptcy proceeding. In addition, any amounts funded by the lender pursuant to the Loan Documents in effect as of the Origination Date as a result of (1) the making of any Servicing Advances or other advances by the lender to the extent such other advances are contemplated by the Loan Documents, or (2) interest accruals or accretions and any compounding thereof (including default interest), will not be deemed to contravene these provisions.

“Broad Affiliate” means, as to any particular person, any person, directly or indirectly through one or more intermediaries, Controlling, Controlled by or under common Control (defined only as set forth below) with, the person in question. As used solely in this definition of “Broad Affiliate,” “Control” means (a) the ownership, directly or indirectly, in the aggregate of more than 10% or more of the beneficial ownership interests of an entity, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise (other than possession of voting or control rights granted to Mezzanine Lender pursuant to the Mezzanine Loan Documents, the exercise of which is contingent upon the occurrence and

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continuance of an Event of Default under the Mezzanine Loan Documents, unless and until so exercised by Mezzanine Lender).

“Continuing Event of Default” means any Stanwix Mortgage Loan Event of Default which has occurred and is continuing for which (a) the lender has provided notice thereof to the Mezzanine Lender in accordance with the Mezzanine Intercreditor Agreement, and (b) the cure periods provided to Mezzanine Lender and its Loan Pledgees pursuant to the Mezzanine Intercreditor Agreement have expired.

“Loan Pledgees” means the Borrower, the Mezzanine Borrower or any Broad Affiliate of the Borrower or the Mezzanine Borrower.

The Mezzanine Lender will have the right without the consent of the lender to enter into any amendment, deferral, extension, modification, increase renewal, replacement, consolidation, supplement or waiver (a “Mezzanine Loan Modification”) of The Stanwix Mezzanine Loan or the Mezzanine Loan Documents; provided that no such Mezzanine Loan Modification will:

(i)	increase the interest rate or principal amount of The Stanwix Mezzanine Loan (except for increases in the principal amount to cover Servicing Advances),
(ii)	increase in any other material respect any monetary obligations of the Mezzanine Borrower under the Mezzanine Loan Documents,
(iii)	shorten the scheduled maturity date of The Stanwix Mezzanine Loan (other than by acceleration) or extend the scheduled maturity date by more than three months,
(iv)	convert or exchange The Stanwix Mezzanine Loan into or for any equity interests or indebtedness except in compliance with the Conversion Conditions or subordinate any of The Stanwix Mezzanine Loan to any indebtedness of the Mezzanine Borrower,
(v)	provide for any additional contingent interest, additional interest or so-called “kicker” interest in the Mezzanine Borrower measured on the basis of the cash flow or appreciation of The Stanwix Mortgaged Property (or other similar equity participation in the Mezzanine Borrower,
(vi)	cross-default The Stanwix Mezzanine Loan with any other indebtedness, cross-collateralize the security for The Stanwix Mezzanine Loan with any other indebtedness, or otherwise modify any default provisions (other than waivers of defaults) including any notice and cure periods,
(vii)	extend the period during which voluntary prepayments are prohibited or during which prepayments require the payment of a prepayment fee or premium or yield maintenance charge or increase the amount of any such prepayment fee, premium or yield maintenance charge or impose any new prepayment fee, premium or yield maintenance charge,
(viii)	impose any financial covenants on the Mezzanine Borrower or Guarantor under the guaranty delivered with respect to The Stanwix Mezzanine Loan (or if such covenants exist, impose more restrictive financial covenants on the Mezzanine Borrower or such Guarantor),
(ix)	impose any new or additional fees that are not provided for in the Mezzanine Loan Documents,
(x)	impose any reserve requirements except as expressly permitted under the Mezzanine Loan Documents as of the Origination Date,
(xi)	modify or amend the terms and provisions of the Mezzanine Loan Agreement relating to cash management,
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(xii)	waive, amend or modify the provisions limiting transfers of direct or indirect interests in Mezzanine Borrower,
(xiii)	modify or amend the terms and provisions of the Mezzanine Loan Documents with respect to the manner, timing, priority, amounts, or method of the application of payments, under the Mezzanine Loan Documents,
(xiv)	modify or amend the definitions of “Approved Annual Budget”, “Capital Expenditures”, “Cash Management Period”, “Debt Service Coverage Ratio”, “Gross Income From Operations”, “Net Operating Income”, “Threshold Amount” and “Yield Maintenance Premium” (as such terms are defined in the Mezzanine Loan Agreement), and any of the terms used within such definitions or the covenants relating thereto, in effect on the Origination Date,
(xv)	release its lien on any Mezzanine Loan Equity Collateral or any other material portion of the collateral originally granted under the Mezzanine Loan Documents (except as may be required or permitted in accordance with the terms of the Mezzanine Loan Documents as of the Origination Date in exchange for prepayment in full in cash of The Stanwix Mezzanine Loan) (it being understood that nothing in Mezzanine Intercreditor Agreement will prohibit or be construed to prohibit the release of any guarantor under the guaranty delivered with respect to The Stanwix Mezzanine Loan pursuant to and in accordance with the terms of the Mezzanine Loan Agreement and otherwise permitted without the consent of the lender or the Mezzanine Lender pursuant to clause (xx) below,
(xvi)	modify, amend or waive any insurance requirements,
(xvii)	modify, amend or waive any terms or provisions relating to Mezzanine Loan Equity Collateral releases or any related defined terms,
(xviii)	amend, waive or modify the terms and provisions relating to the Reserve Funds (as defined in the Mezzanine Loan Agreement) or impose any new reserve requirements,
(xix)	modify, amend or waive any obligation or liability of the Guarantor under The Stanwix Mezzanine Loan with respect to The Stanwix Mezzanine Loan debt being recourse to such Guarantor pursuant to and in accordance with the related guaranty, or
(xx)	release any guarantor under the guaranty delivered with respect to The Stanwix Mezzanine Loan, except pursuant to and in accordance with the terms of the Mezzanine Loan Agreement and acceptance of a guaranty from one or more replacement guarantors;

provided, however, the Mezzanine Lender will not be obligated to obtain the lender’s consent to a Mezzanine Loan Modification in the case of a work-out or other surrender, extension, compromise, release, renewal, or indulgence relating to The Stanwix Mezzanine Loan during the existence of a Stanwix Mezzanine Loan Event of Default, except that under no circumstance will modifications as described in clause (i) (with respect to increases in principal amounts only), clause (ii), clause (iii) (with respect to shortening maturity only), clause (iv), clause (v) or clause (vii) be made without the written consent of the lender unless, with respect to clause (iv), the Conversion Conditions have been satisfied, and with respect to clause (v), the Kicker Conditions have been satisfied in which case such modifications in clause (iv) or clause (v), as applicable, may be made at any time without the lender’s consent. In addition and notwithstanding the foregoing, the following will not be deemed to contravene this section: (i) (A) any amounts funded by the Mezzanine Lender under the Mezzanine Loan documents as a result of the making of any Servicing Advances or cure payments by the Mezzanine Lender, or (B) interest accruals or accretions and any compounding thereof (including default interest); and (ii) to the extent no Continuing Event of Default has occurred and is continuing, following a Stanwix Mezzanine Loan Event of Default, retention by the Mezzanine Lender of excess net cash flow that would otherwise be payable to the Borrower and/or the Mezzanine Borrower and application of such excess net cash flow by the Mezzanine Lender to amortize the principal balance of The Stanwix Mezzanine Loan.

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“Borrower Party” means each of the Borrower, the Principal and any substantively consolidated entity that includes any of the foregoing.

“Conversion Conditions” means unsecured indebtedness or preferred equity meeting the following criteria: (i) a maturity date no earlier than the maturity date of The Stanwix Whole Loan Agreement), (ii) a principal amount equal to or less than the principal amount plus accrued interest and all other amounts due and unpaid in respect of The Stanwix Mezzanine Loan, (iii) a current-pay interest rate, or current-pay rate of return, as applicable, equal to or less than the interest rate on The Stanwix Mezzanine Loan, (iv) other economic terms substantially similar to The Stanwix Mezzanine Loan, (v) no creation of a lien on The Stanwix Mortgaged Property or any other collateral for The Stanwix Whole Loan, (vi) subordinate by its terms to The Stanwix Whole Loan and, if requested by the lender, a replacement intercreditor agreement is entered into on terms substantially similar to the Mezzanine Intercreditor Agreement, (vii) if such transaction results in a change to Borrower’s ownership structure such that any new party holds more than a 49% (direct or indirect) interest in the Borrower, if requested by the lender, delivery of an additional insolvency opinion with respect thereto to the lender within 10 Business Days, (viii) if any Certificates are outstanding and rated by at least one Rating Agency, obtaining a Rating Agency Confirmation relating thereto, (ix)(A) the Guarantor reaffirms its obligations under each other Third Party Agreement (as defined below) delivered in connection with The Stanwix Whole Loan, and (B)(I) if the Guarantor fails to so reaffirm its obligations under the applicable Third Party Agreement, or (II) regardless of whether the Guarantor has so reaffirmed its obligations under an applicable Third Party Agreement, if, after the applicable conversion, the Mezzanine Lender possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the Borrower, whether through the ability to exercise voting power, by contract or otherwise (as opposed to veto rights in connection with major decisions), delivery to the lender, at least 5 Business Days prior to the applicable conversion, of a supplemental Third Party Agreement from a Supplemental Third Party Obligor in respect of each Third-Party Agreement then constituting a Senior Loan Document and in each case in a form substantially similar to the respective original Third Party Agreement that it is replacing as to obligations arising or in respect of acts or omissions first occurring from and after the date of the conversion of the Mezzanine Loan, and (x) the Mezzanine Lender will be required to reimburse the lender for any reasonable out-of-pocket costs and expenses incurred by the lender in connection therewith.

“Supplemental Third Party Obligor” means a transferee of the Mezzanine Loan Equity Collateral or a person who controls, directly or indirectly, a transferee of the Mezzanine Loan Equity Collateral, that either (i) is reasonably acceptable to the lender or (ii) has a net worth of not less than $63,000,000.00 (exclusive of any interest in or equity attributable to The Stanwix Mortgaged Property or the Mezzanine Loan) and liquid assets of not less than $6,300,000.

“Kicker Conditions” mean any additional contingent interest, additional interest or so-called “kicker” measured on the basis of the cash flow or appreciation of The Stanwix Mortgaged Property (or similar equity participation , but excluding any obligation to distribute cash otherwise available for distribution) that does not (i) become payable or otherwise impose monetary obligations prior to the date The Stanwix Whole Loan liabilities are no longer outstanding, or (ii) violate applicable law.

Subordination of the Mezzanine Loan and the Mezzanine Loan Documents

Other than with respect to the Mezzanine Lender’s rights in its Separate Collateral, The Stanwix Mezzanine Loan, the Mezzanine Loan Documents and the liens and security interests created by The Stanwix Mezzanine Loan and the Mezzanine Loan Documents, and all rights, remedies, terms and covenants contained in The Stanwix Mezzanine Loan and the Mezzanine Loan Documents, are subordinate to (i) The Stanwix Whole Loan, (ii) the liens and security interests created by the Loan Documents and (iii) all of the terms, covenants, conditions, rights and remedies contained in the Loan Documents.

Except in connection with the exercise by the Mezzanine Lender of its rights and remedies with respect to the Separate Collateral and the application of proceeds therefrom (in accordance with the Mezzanine Intercreditor Agreement) and with respect to the proceeds from any sale of the Mezzanine

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Lender’s interest in The Stanwix Mezzanine Loan), all of the Mezzanine Lender’s rights to payment of The Stanwix Mezzanine Loan and the obligations evidenced by The Stanwix Mezzanine Loan Documents are subordinated to all of the lender’s rights to payment of The Stanwix Whole Loan and the obligations secured by the Loan Documents.

Notwithstanding the foregoing, provided no Stanwix Mortgage Loan Event of Default exists, the Mezzanine Lender may accept and retain payments of any amounts due and payable from time to time (including, without limitation, payments to cure a default under The Stanwix Mezzanine Loan) from the Mezzanine Borrower out of its own funds and out of funds of any affiliate contributed to the Mezzanine Borrower (and not out of revenue derived from The Stanwix Mortgaged Property, insurance, condemnation proceeds, reserve/escrow amounts or the other collateral for The Stanwix Whole Loan) except to the extent the same was distributed or dividended to the Mezzanine Borrower or parent thereof (and the same was not a distribution or dividend in violation of applicable terms and conditions of the Loan Documents), and, in either case, the Mezzanine Lender has no obligation to pay any such amounts over to the lender.

If a bankruptcy proceeding of the Borrower or any Borrower Party has occurred and has not been dismissed or a Continuing Event of Default has occurred under the Loan Documents (provided, however, that if the Mezzanine Lender is diligently exercising its cure rights pursuant to the Mezzanine Intercreditor Agreement with respect to The Stanwix Whole Loan, payments may be made under The Stanwix Mezzanine Loan as if Stanwix Mortgage Loan Event of Default had not occurred), and except as otherwise provided in the Mezzanine Intercreditor Agreement, the lender will be entitled to receive payment and performance in full all amounts due or to become due to the lender under the Loan Documents before the Mezzanine Lender is entitled to receive any payment on account of The Stanwix Mezzanine Loan (other than (x) payments with respect to the Separate Collateral, including the proceeds of any enforcement, sale or liquidation of the Separate Collateral permitted pursuant to the terms of the Mezzanine Intercreditor Agreement, and (y) other funds and payments described in the Mezzanine Intercreditor Agreement as described above.

“Separate Collateral” means with respect to The Stanwix Mezzanine Loan (i) the Mezzanine Loan Equity Collateral securing The Stanwix Mezzanine Loan, (ii) the accounts (and monies therein from time to time) established pursuant to the Cash Management Agreement or any Mezzanine Loan Document, as the case may be, and (iii) any other collateral given as security for The Stanwix Mezzanine Loan pursuant to the Mezzanine Loan Documents, in the case of each of the foregoing clauses (i), (ii) and (iii), to the extent the same does not directly constitute security for The Stanwix Whole Loan.

Foreclosure of Separate Collateral

The Mezzanine Lender may not complete a foreclosure, assignment in lieu thereof or other realization upon the Mezzanine Loan Equity Collateral (including, without limitation, obtaining title to the Mezzanine Loan Equity Collateral or selling or otherwise transferring the Mezzanine Loan Equity Collateral, or exercising the voting power of the Mezzanine Borrower as sole member of Borrower pursuant to the Mezzanine Loan Documents to direct or cause the direction of the management or policies of the Mezzanine Loan Equity Collateral pursuant to rights granted in the Mezzanine Loan Documents) (a “Realization Event”) without a Rating Agency Confirmation unless:

(i)    the transferee of the title to the Mezzanine Loan Equity Collateral is a Qualified Transferee;

(ii)    The Stanwix Mortgaged Property will be managed by one or more qualified Property Managers selected by the Mezzanine Lender (or transferee of the Mezzanine Loan Equity Collateral) within 30 days after the Realization Event;

(iii)    all monetary defaults and monetary events of default (except for (A) monetary defaults and/or monetary events of default related to the failure to repay The Stanwix Whole Loan upon or after the maturity or acceleration thereof (which defaults will nevertheless remain in existence), and (B) monetary defaults or monetary events of default related to the failure to pay any Excluded

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Amounts) will be cured by such transferee prior to or concurrently with the completion of any Realization Event;

(iv)    the transferee of the Mezzanine Loan Equity Collateral delivers an additional insolvency opinion to the lender within 10 Business Days following the Realization Event;

(v)    the Mezzanine Lender provides notice of the Realization Event and a certificate from the Mezzanine Lender certifying that all applicable conditions set forth in this section will be satisfied to the lender and, after a securitization, the Rating Agencies at least 5 Business Days prior to the consummation of any Realization Event, except with respect to conditions that by the terms of this section are to be satisfied after the Realization Event, as to which the Mezzanine Lender provides one or more additional certificates as of the date or dates on which such conditions are respectively satisfied in accordance herewith. The Lender may request reasonable evidence that the requirements of clauses (i) and (ii) above have been satisfied; and

(vi)    Regardless of whether or not a Realization Event results in the explicit release from future liability (“Future Third Party Obligations”) of any guarantor, indemnitor, pledgor, or other obligor (each, a “Third Party Obligor”) under The Stanwix Whole Loan or any other guaranty, pledge or indemnity which may constitute a Loan Document (each, a “Third Party Agreement”), the Mezzanine Lender (or the transferee of the Mezzanine Loan Equity Collateral) will be required, as a condition precedent to any such Realization Event, to cause a Supplemental Third Party Obligor to execute and deliver at least 3 Business Days prior to the consummation of such Realization Event to the lender a substitute Third Party Agreement (in escrow to be effective as of the date of the completion of the Realization Event), in each case in a form substantially similar to the original Third Party Agreement that it is supplementing, pursuant to which such Supplemental Third Party Obligor undertakes the obligations set forth therein from and after the date of such Realization Event (and only to the extent arising from and after the date of such Realization Event and specifically excluding any liability for events or circumstances that were actually caused by the Borrower and/or the prior direct or indirect equity owners of the Borrower or its affiliates.) Such Supplemental Third Party Obligor will be required to deliver to the lender such organizational documents and certificates with respect to the transferee and the Supplemental Third Party Obligor as may reasonably be requested by the lender, and an opinion of counsel in form reasonably satisfactory to the lender and each Rating Agency regarding the due organization and authorization of the Supplemental Third Party Obligor and the enforceability of the documents entered into by the Supplemental Third Party Obligor. In the event there is more than one Supplemental Third Party Obligor, each Supplemental Third Party Obligor’s liability under the Supplemental Third Party Agreements will be joint and several.

“Eligibility Requirements” mean, with respect to any person, that such person (i) has total assets (in name or under management or advisement and including uncalled capital commitments) in excess of $600,000,000, and (except with respect to a pension advisory firm, asset manager, registered investment advisor or manager or similar fiduciary) either (x) capital/statutory surplus or shareholder’s equity of at least $250,000,000 or (y) market capitalization of at least $400,000,000, and (ii) is regularly engaged in the business of making or owning (or, in the case of a pension advisory firm or similar fiduciary, regularly engaged in managing investments in) commercial real estate loans (including mezzanine loans to direct or indirect owners of commercial properties, which loans are secured by pledges of direct or indirect ownership interests in the owners of such commercial properties) or owning or operating commercial properties or making investments in commercial real estate.

“Excluded Amounts” means any yield maintenance premiums, prepayment fees or premiums, any exit fees, any liquidated damage amount, any spread maintenance charges, any late charges or any default interest.

“Qualified Transferee” means:

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(i)	Cantor Commercial Real Estate Lending, L.P., and its successors-in-interest (“Cantor QT”) or any affiliate thereof;
(ii)	a RCG Approved Transferee, provided that to the extent such person does not satisfy the Eligibility Requirements, a Creditworthy Transferee Affiliate of such Person has delivered to the lender the Credit Support Documentation, or
(iii)	one or more of the following:
(A)	a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such person referred to in this clause (A) satisfies the Eligibility Requirements;
(B)	an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such person referred to in this clause (B) satisfies the Eligibility Requirements;
(C)	an institution substantially similar to any of the persons described in clause (iii)(A), (iii)(B) or (iii)(F) of this definition that satisfies the Eligibility Requirements;
(D)	any person controlled by, controlling or under common control with any of the persons described in clause (i), clause (ii), clause (iii)(A), (iii)(B), (iii)(C) or (iii)(F) of this definition;
(E)	a qualified trustee (or, in the case of collateralized debt obligations (“CDO”), a single-purpose bankruptcy-remote entity which contemporaneously assigns or pledges its interest in The Stanwix Mezzanine Loan or a participation interest therein (or any portion thereof) to a Qualified Transferee) in connection with (i) a securitization of, or (ii) the creation of a CDO secured by, or (iii) a financing through an “owner trust” of, The Stanwix Mezzanine Loan or any interest therein (any of the foregoing, a “Securitization Vehicle”), provided, further that (1) one or more classes of securities issued by such Securitization Vehicle is initially rated at least investment grade by each of the Rating Agencies which assigned a rating to one or more classes of securities issued by such Securitization Vehicle (it being understood that with respect to any Rating Agency that assigned such a rating to the securities issued by such Securitization Vehicle, a Rating Agency Confirmation will not be required in connection with a transfer of the Mezzanine Loan (or any portion thereof or interest therein) to such Securitization Vehicle, except that if one or more classes of Certificates is rated by Moody’ s, the transferee may not rely on this clause (1) with respect to Moody’ s); (2) in the case of a Securitization Vehicle that is not a CDO, the special servicer of such Securitization Vehicle has the satisfies certain rating requirements at the time of transfer and the related transaction documents for such Securitization Vehicle require that any successor have such required ratings (such person, an “Approved Servicer”) and such Approved Servicer is required to service and administer The Stanwix Mezzanine Loan (or any portion thereof or interest therein) in accordance with servicing arrangements for the assets held by the Securitization Vehicle which require that such Approved Servicer act in accordance with a servicing standard notwithstanding any contrary direction or instruction from any other person; or (3) in the case of a Securitization Vehicle that is a CDO, the CDO asset manager and, if applicable, each intervening trust vehicle that is not administered and managed by a CDO asset manager which is a Qualified Transferee, are each a Qualified Transferee under clauses (iii)(A), (B), (C), (D), (F), or (G) of this definition;
(F)	an investment fund, limited liability company, limited partnership or general partnership (a “Permitted Investment Fund”) where a Permitted Fund Manager acts as general partner, managing member or fund manager and at least 50% of the equity interests in such
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investment vehicle are owned, directly or indirectly, by one or more of the following: the Mezzanine Lender, a Qualified Transferee, an institutional “accredited investor”, within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, or a “qualified institutional buyer” or both within the meaning of Rule 144A promulgated under the Securities Exchange Act of 1934, as amended, provided such institutional “accredited investors” or “qualified institutional buyers” that are used to satisfy the 50% test set forth above in this clause satisfy the financial tests set forth in clause (i) of the definition of Eligibility Requirements; or

(G)	any person as to which the Rating Agencies have issued a Rating Agency Confirmation with respect to such Transfer.

Notwithstanding the foregoing and notwithstanding any Rating Agency Confirmation, no person may be (or deemed to be) a Qualified Transferee if such person is (i) the subject of a bankruptcy proceeding, an Embargoed Person (as defined in the Loan Agreement), (ii) capitalized with any crowd funding structure, (iv) a Delaware statutory trust or (v) a tenant-in common.

“Credit Support Documentation” means an agreement in form and substance acceptable to the lender in which a creditworthy transferee affiliate agrees to unconditionally guarantee the payment in full of any obligations and liabilities of the Mezzanine Lender arising as a result of any material breach hereunder; on a several (but not joint) basis with respect to the Mezzanine Lender for which the Credit Support Documentation is being delivered.

“Permitted Fund Manager” means any person that on the date of determination is not subject to a bankruptcy proceeding and is (i) one of the persons listed on an exhibit to the Mezzanine Intercreditor Agreement or any other nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) a person that is a Qualified Transferee pursuant to clauses (iii)(A), (B), (C) or (D) of the definition thereof, or (iii) the Mezzanine Lender, in each case which are investing through a fund with committed capital of at least $250,000,000.

“RCG Approved Transferee” means Reliance Standard Life Insurance Company, Tokio Marine Holdings, Inc., or any Affiliate thereof, and/or RCG Longview Management LLC.

Cure Rights

Prior to accelerating The Stanwix Whole Loan or commencing any enforcement action by reason of a Stanwix Mortgage Loan Event of Default, the lender is required to give the Mezzanine Lender and any Loan Pledgees notice of such default.

If the default is a monetary default relating to the payment of interest or scheduled principal (if any) or a liquidated sum of money, the Mezzanine Lender will have until ten business days after the later of (i) the receipt of the lender’s notice of such default and (ii) the expiration of the Borrower’s cure period, if any (a “Monetary Cure Period”). In the event the Mezzanine Lender elects to cure such monetary default, the Mezzanine Lender will be required to (x) reimburse the lender for any interest charged by the lender on any required (pursuant to an applicable pooling and servicing agreement or trust and servicing agreement) advances under The Stanwix Whole Loan (including Servicing Advances for amounts which Borrower would be obligated to pay under the Loan Documents, together with payment of all other amounts then due under the Loan Documents (excluding any late charges, late fees and default interest), and (y) with respect to any liquidated sum of money due with respect to such monetary default first due and payable pursuant to the Loan Documents after the delivery of a default notice, the Mezzanine Lender will pay or cause to be paid such sum, not more than five business days after receipt of such notice from the lender, subject only to any grace period for payment of such sum provided in the Loan Documents and without the additional grace period provided to the Mezzanine Lender with respect to the initial monetary default, but subject to any notice requirements under the Loan Documents.

The Mezzanine Lender will only have the right to cure defaults on monthly scheduled debt service payments on The Stanwix Whole Loan as set forth above no more than six times in any consecutive 12

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month period unless the Mezzanine Lender has commenced and is continuing to diligently pursue its rights against the Mezzanine Loan Equity Collateral. If the default referenced in the notice from the lender has been cured such that there is no longer any default under the Loan Documents, the Mezzanine Lender will have the same Monetary Cure Period as set forth above in the case of any future defaults.

If the default referenced in the notice from the lender is of a non-monetary nature, the Mezzanine Lender will have until the later of (A) 10 Business Days after the receipt by the Mezzanine Lender of notice of such default and (B) 20 Business Days after the expiration of the Borrower’s cure period, if any, for such non-monetary default provided in the Loan Documents, to cure such non-monetary default (a “Non-Monetary Cure Period”). Notwithstanding the Non-Monetary Cure Period, if (i) a non-monetary default identified in the default notice is susceptible of cure but cannot reasonably be cured within such Non-Monetary Cure Period or, if not susceptible of cure, the Mezzanine Lender is diligently pursuing foreclosure of its Mezzanine Loan Equity Collateral (subject to any applicable stay), and (ii) curative action, which may include, in the case of a non-monetary default that is not susceptible of cure during such applicable Non-Monetary Cure Period, foreclosure of its Mezzanine Loan Equity Collateral, was promptly commenced and is being diligently pursued by the Mezzanine Lender subject to any applicable stay, the Mezzanine Lender may be given such additional period of time as is reasonably necessary for the Mezzanine Lender in the exercise of due diligence to cure such non-monetary default for so long as (W) the Borrower or the Mezzanine Lender makes or causes to be made timely payment of the Borrower’ s regularly scheduled monthly principal (if any) and interest payments under The Stanwix Whole Loan and any other amounts due under the Loan Documents (other than any late charges, late fees and default interest accruing other than by reason of any failure to make such regularly scheduled monthly principal (if any) and interest payments in a timely manner), (X) such additional period of time does not exceed 90 days, unless such non-monetary default is of a nature that cannot be cured within such 90 days, in which case, the Mezzanine Lender will have such additional time as is reasonably necessary to cure such non-monetary default, provided that the Mezzanine Lender is continuously and diligently pursuing a cure of such non-monetary default, (Y) such default is not caused by a bankruptcy proceeding of the Borrower or any other applicable Borrower Party, and (Z) during such Non-Monetary Cure Period or any extension thereof pursuant to this sentence, there is no material impairment to the value, use or operation of The Stanwix Mortgaged Property taken as a whole as reasonably determined by the lender in good faith as a result of such non-monetary default. The Non-Monetary Cure Period and any additional cure period granted hereunder to the Mezzanine Lender will automatically terminate upon (x) the commencement of a voluntary bankruptcy proceeding involving the Borrower or any other applicable Borrower Party, (y) a consent to an involuntary bankruptcy proceeding by the Borrower or any other applicable Borrower Party or (z) the failure of the Borrower or the applicable Borrower Party to have an involuntary bankruptcy proceeding against it or such Borrower Party discharged, stayed or dismissed within 90 days of filing thereof, unless the bankruptcy proceeding is subsequently dismissed not later than 90 days after the filing thereof, in which case the Mezzanine Lender’ s cure right will be deemed reinstated from and after such dismissal to the extent the other conditions in this section are satisfied.

So long as no Continuing Event of Default has occurred and is continuing under the Loan Documents, all funds held and applied pursuant to the Cash Management Agreement and Loan Agreement, including, without limitation, during any Cash Management Period, will continue to be applied pursuant thereto and will not be applied by the lender to prepay the outstanding principal balance of The Stanwix Whole Loan other than the application of such funds to the amortization of The Stanwix Whole Loan as contemplated by the terms and provisions of the Loan Documents and the Mezzanine Intercreditor Agreement.

Right to Purchase The Stanwix Whole Loan

If a Stanwix Mortgage Loan Event of Default occurs, The Stanwix Whole Loan has been accelerated, the lender has commenced any enforcement action available to it under the Loan Documents, at law, in equity or otherwise with respect to the Borrower and/or any portion of the real property collateral, a bankruptcy proceeding has been commenced against the Borrower or any Borrower Party or The Stanwix Whole Loan has become a Specially Serviced Loan as the result of a monetary or non-monetary event of default under The Stanwix Whole Loan (each of the foregoing, a “Purchase Option Event”), the lender will

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be required to provide prompt written notice thereof to the Mezzanine Lender and upon ten business days’ prior written notice to the lender, the Mezzanine Lender will have the right to purchase for cash, in whole but not in part, The Stanwix Whole Loan for the Loan Purchase Price.

The “Loan Purchase Price” is an amount equal to the outstanding principal balance of The Stanwix Whole Loan, together with all accrued interest and all other amounts due thereon including, without limitation, (i) any unreimbursed advances (including Servicing Advances) made by the lender or any servicer for amounts which Borrower is obligated to pay under the Loan Documents, (ii) post-petition interest, (iii) any interest charged by the lender or any servicer on any required (pursuant to an applicable pooling and servicing agreement or trust and servicing agreement in connection with a securitization) advances, (iv) any workout fee, special servicing fee or liquidation fee payable to the Special Servicer, but excluding any workout fee or liquidation fees if The Stanwix Whole Loan is purchased 90 days of the date on which the purchase notice was given to the Mezzanine Lender, and (v) all reasonable costs and expenses (including reasonable legal fees and expenses) actually incurred by the lender or any servicer in enforcing the terms of the Loan Documents, but in all events excluding any yield maintenance premiums, prepayment fees or premiums, any exit fees, any liquidated damage amount, any spread maintenance charges, any late charges or any default interest) in excess of interest calculated at the non-default rate.

The right of the Mezzanine Lender to purchase The Stanwix Whole Loan will automatically terminate (I) to the extent such right arose with respect to a specific Purchase Option Event, if such Purchase Option Event ceases to exist (including, if the lender terminated its enforcement action and no other Purchase Option Event exists), or (y) upon a Transfer of all of The Stanwix Whole Loan by foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure; provided, however, that, with respect to this clause (y), in no event will the Mezzanine Lender have less than 30 days following receipt of a purchase notice to purchase The Stanwix Whole Loan and the lender may not accept a deed in lieu of foreclosure during such 30 day period, and the Mezzanine Lender will be entitled to bid at foreclosure as permitted by applicable law. Concurrently with payment to the lender of the Loan Purchase Price, the lender will be required to deliver or cause to be delivered to the Mezzanine Lender all Loan Documents held by or on behalf of the lender, and will execute in favor of the Mezzanine Lender assignment documentation, in form and substance reasonably acceptable to the Mezzanine Lender, at the sole cost and expense of the Mezzanine Lender, to assign The Stanwix Whole Loan and its rights under the Loan Documents (without recourse, representations or warranties, except for representations as to the outstanding balance of The Stanwix Whole Loan, power and authority to enter into the applicable assignment documentation and as to the lender’s ownership and not having previously transferred its rights in The Stanwix Whole Loan as of the consummation of the assignment of The Stanwix Whole Loan).

The Lender will not accept (or cause any nominee or designee to accept) a deed-in-lieu of foreclosure without first providing the Mezzanine Lender with at least 15 Business Days’ prior written notice (a “DIL Notice”) of the lender’s good faith intention to accept a deed-in-lieu within the 30 day period following delivery of such DIL Notice, provided, however, a DIL Notice may not be issued by the lender prior to the occurrence of a Purchase Option Event and delivery of a purchase notice. For 30 days following the delivery of a DIL Notice, the Mezzanine Lender or its designee will have the right to notify the lender that the Mezzanine Lender or its designee desires to purchase The Stanwix Whole Loan for the Loan Purchase Price and otherwise in accordance with the above provisions of the Mezzanine Intercreditor Agreement (such notice constituting a Purchase Election Notice). If the Mezzanine Lender fails to consummate the purchase described in the immediately preceding sentence within the 30 day period following receipt of a DIL Notice (other than by reason of the default of the lender and provided that such 30 day period during which the Mezzanine Lender is required to consummate such purchase will be extended for an additional 30 days upon payment to Senior Lender of a non-refundable cash deposit in an amount equal to 10% of the Loan Purchase Price), the lender will have the right, for 30 days after the expiration of the 30 day period (or 60 day period if extended pursuant to the foregoing) referenced in the immediately preceding sentence, to accept such deed-in-lieu of foreclosure, and (iv) if the lender does not accept such deed-in-lieu of foreclosure prior to the expiration of such 30 day period, the lender will

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thereafter not accept a deed-in-lieu of foreclosure without again complying with all of the foregoing provisions.

Termination of Manager

If both the lender and the Mezzanine Lender have the right to terminate, or cause the Borrower to terminate, the Property Manager, and the lender fails to exercise (or fails to elect not to exercise) such right, the Mezzanine Lender may exercise such rights, but such exercise may be superseded by any subsequent exercise of such rights by the lender to the extent provided in the Loan Documents. Upon the occurrence of any event which would entitle the Mezzanine Lender to cause the termination of the Property Manager pursuant to the Mezzanine Loan Documents (provided the lender does not have the right to cause the termination of the Property Manager), the Mezzanine Lender will have the right to select, or cause the selection, of a replacement Property Manager which will either be (a) a Qualified Property Manager or (b) subject to the lender’s reasonable approval. If a Stanwix Mortgage Loan Event of Default exists or any other event has occurred (in each case which is not in the process of being cured by the Mezzanine Lender) pursuant to which the lender has the right to cause the termination of the Property Manager pursuant to the Loan Documents (or, at the lender’ s option, to elect not to exercise such right and to retain the then-current Property Manager), the lender will have the sole right to elect not to exercise such right and retain the then-current Property Manager (and in such case will be required to notify the Mezzanine Lender of such election). Notwithstanding anything to the contrary, the lender may not exercise its right to cause the termination of the Property Manager under the Loan Documents unless a Continuing Event of Default has occurred and is continuing with respect to The Stanwix Whole Loan.

Transfer Restrictions

The Mezzanine Lender will have the right to transfer (i) up to and including 49% of the aggregate interests in the Mezzanine Loan to any person, and (B) any interest in the Mezzanine Loan (or any other interest therein) to a Qualified Transferee, in each case without the consent of the lender and without a Rating Agency Confirmation. The Mezzanine Lender may not transfer more than 49% of the aggregate interests in the Mezzanine Loan (when aggregated with all prior transfers) and no equity interests (other than publicly-traded interests) in the Mezzanine Lender in excess of 49% may not be transferred unless, in each case, (i) a Rating Agency Confirmation has been given with respect to such transfer, in which case the related transferee will thereafter be deemed to be a “Qualified Transferee”; (ii) such transfer is to a Qualified Transferee; (iii) such transfer complies with the pledge provisions of the Mezzanine Intercreditor Agreement; (iv) such transfer complies with the requirements described in “—Foreclosure of Separate Collateral” above or (v) such transfer complies with the requirements described in “—Right to Purchase The Stanwix Whole Loan” above. Each transferee of a direct interest in the Mezzanine Loan (other than a Loan Pledgee (prior to its realization on the pledged Mezzanine Loan)) must (x) assume in writing the obligations of the Mezzanine Lender under the Mezzanine Intercreditor Agreement and agree to be bound by the terms and provisions of the Mezzanine Intercreditor Agreement and (y) with respect to any transferee that either is not a Qualified Transferee or will be a “Qualified Transferee” only pursuant to clauses (iii)(D) or (iii)(G) of such definition, deliver the Credit Support Documentation (which may be in the form of a joinder to the assignment and assumption agreement) from a creditworthy transferee affiliate. Each transferee (other than a Loan Pledgee (prior to its realization on the pledged Mezzanine Loan), or a participant in connection with a participation of a portion of the Mezzanine Loan) will also be required to remake, for the benefit of the Lender, each of the representations and warranties contained in the Mezzanine Intercreditor Agreement made by the Mezzanine Lender as of the date of transfer, subject to certain exceptions and except to the extent that such transferee has knowledge that a default exists under the Mezzanine Loan, in which case, such transferee is required to describe the default. Any transfer of any interest in the Mezzanine Loan to the Borrower, the Mezzanine Borrower, or any Broad Affiliate of the Borrower or the Mezzanine Borrower will be void, unless such transfer results in the substantially simultaneous extinguishment of the Mezzanine Loan.

At least five Business Days after a transfer of an interest in the Mezzanine Loan, which when aggregated with all prior transfers of an interest in the Mezzanine Loan, results in more than 49% of the

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aggregate interests in the Mezzanine Loan, the Mezzanine Lender will be required to provide to the lender and to the Rating Agencies, a certification that such transfer has been made in accordance with the Mezzanine Intercreditor Agreement, such certification to include the name and contact information of the applicable transferee, and copies of the executed assignment documents.

The Mortgage Lender may, from time to time, in its sole discretion, transfer all or any part of The Stanwix Whole Loan or any interest therein, provided that any direct transferee (other than (x) in connection with a securitization, provided the transfer is made subject to the Mezzanine Intercreditor Agreement or (y) a participant, a pledgee or a counterparty under a repurchase agreement) assumes in writing the obligations of the lender under the Mezzanine Intercreditor Agreement accruing from and after such transfer and (except in connection with a securitization) agrees to be bound by the terms and provisions of the Mezzanine Intercreditor Agreement, and notwithstanding any such transfer or subsequent transfer by a transferee of the lender, The Stanwix Whole Loan and the Loan Documents will be and remain a senior obligation to the Mezzanine Loan and the Mezzanine Loan Documents in accordance with the terms and provisions of the Mezzanine Intercreditor Agreement.

The Lender may not transfer any legal or beneficial interest in The Stanwix Whole Loan to the Borrower or to any Broad Affiliate of the Borrower (including without limitation the Mezzanine Borrower, or any Broad Affiliate thereof), provided, however, that (i) such prohibition will not apply to a transfer described in “—Right to Purchase The Stanwix Whole Loan” above by the lender to the Mezzanine Lender, and (ii) the Borrower or any Broad Affiliate of the Borrower may purchase any Certificates and no such purchase by the Borrower or any Broad Affiliate of the Borrower will cause the trustee of any securitization of The Stanwix Whole Loan or any portion thereof (or the Securitization Vehicle holding The Stanwix Whole Loan or any portion thereof) to be deemed to be a Broad Affiliate of the Borrower (but in no event may any Borrower Party or any Broad Affiliate of any Borrower Party serve as the “controlling holder”, “controlling class representative”, “operating advisor” or in a similar capacity with respect to The Stanwix Whole Loan or be appointed as a special servicer for The Stanwix Whole Loan). For the avoidance of doubt, the lender may not transfer any interest (including any participation therein) in The Stanwix Whole Loan to the Borrower, an Affiliate Holder (as defined in the Mezzanine Intercreditor Agreement) or to a Broad Affiliate of the Borrower (any such transfer will be void) other than the Certificates, and such Certificates will be subject to the limitations on Affiliate Holders set forth in the Mezzanine Intercreditor Agreement.

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ANNEX A

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

All capitalized terms used in this Annex A that are not defined in this Annex A have the meanings ascribed to such terms in the Loan Agreement.

The Borrower made the following representations and warranties in the Loan Agreement as to itself and The Stanwix Mortgaged Property. These representations and warranties were made at the time The Stanwix Whole Loan was originated and there can be no assurance that such representations and warranties are true and correct as of the date of this free writing prospectus.

The Borrower represented to the lender that as of the Origination Date:

(1)	Organization. The Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the business in which it is now engaged. The Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. The Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of The Stanwix Mortgaged Property. The ownership interests of the Borrower are as set forth on the organizational chart in Schedule II to the Loan Agreement. The Borrower (a) has complied in all respects with its certificate of incorporation, bylaws, limited partnership agreement, articles of organization and limited liability company operating agreement, as applicable; (b) has maintained complete books and records and bank accounts separate from those of its Affiliates; (c) has obeyed all formalities required to maintain its status as, and at all times has held itself out to the public as, a legal entity separate and distinct from any other entity (including, but not limited to, any Affiliate thereof); and (d) has all requisite power and authority to conduct its business and to own its property, as now conducted or owned, and as contemplated by the Loan Agreement, including, without limitation, the power and authority to do business in the state in which The Stanwix Mortgaged Property is located. The signatory to the Loan Agreement has all necessary power, authority and legal right to execute on the Loan Agreement, the Notes and the other Loan Documents on Borrower’s behalf to which Borrower is a party. The Guarantor has the necessary power, authority and legal right to execute, deliver and perform its obligations under the Guaranty.
(2)	Proceedings. The Borrower has taken all necessary action to authorize the execution, delivery and performance of the Loan Agreement and the other Loan Documents. The Loan Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of the Borrower and constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(3)	No Conflicts. The execution, delivery and performance of the Loan Agreement and the other Loan Documents by the Borrower and/or the Guarantor, as applicable, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of the Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to
Annex A-1

which the Borrower is a party or by which any of the Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any Legal Requirements of any Governmental Authority having jurisdiction over the Borrower or any of the Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by the Borrower and/or the Guarantor, as applicable, of the Loan Agreement or any other Loan Documents has been obtained and is in full force and effect.

(4)	Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, or threatened in writing against or affecting the Borrower, the Guarantor, the Principal or The Stanwix Mortgaged Property, which actions, suits or proceedings, if determined against the Borrower, the Guarantor, the Principal or The Stanwix Mortgaged Property, is reasonably likely to materially adversely affect the condition (financial or otherwise) or business of the Borrower, the Guarantor, the Principal or the condition or ownership of The Stanwix Mortgaged Property.
(5)	Agreements. The Borrower is not a party to any agreement or instrument or subject to any restriction which is reasonably likely to materially and adversely affect the Borrower or The Stanwix Mortgaged Property, or the Borrower’s business, properties or assets, operations or condition, financial or otherwise. The Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which the Borrower or The Stanwix Mortgaged Property are bound. The Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Borrower is a party or by which the Borrower or The Stanwix Mortgaged Property is otherwise bound, other than (a) any obligations incurred in the ordinary course of the operation of The Stanwix Mortgaged Property as permitted pursuant to clause (s) of the definition of “Special Purpose Entity” set forth in the Loan Agreement and (b) the obligations under the Loan Documents.
(6)	Title. The Borrower has good, marketable and insurable fee simple title to the real property comprising part of The Stanwix Mortgaged Property and good title to the balance of The Stanwix Mortgaged Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of The Stanwix Mortgaged Property (as currently used) or the Borrower’s ability to repay The Stanwix Whole Loan. The Security Instrument and the Assignment of Leases, when properly recorded in the appropriate records, together with any UCC-1 financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on The Stanwix Mortgaged Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents, and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. To Borrower’s best knowledge, there are no claims for payment for work, labor or materials affecting The Stanwix Mortgaged Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.
(7)	Solvency. The Borrower has (a) not entered into the transaction contemplated by the Loan Agreement or executed the Note, the Loan Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. After giving effect to The Stanwix Whole Loan, the fair saleable value of the Borrower’s assets exceeds
Annex A-2

and will, immediately following the making of The Stanwix Whole Loan, exceed the Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of the Borrower’s assets is and will, immediately following the making of The Stanwix Whole Loan, be greater than the Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. The Borrower’s assets do not and, immediately following the making of The Stanwix Whole Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. The Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts and liabilities as they mature (taking into account the timing and amounts of cash to be received by the Borrower and the amounts to be payable on or in respect of the obligations of the Borrower). No Bankruptcy Action exists against the Borrower or any Principal, and neither the Borrower nor the Principal has ever been a party to a Bankruptcy Action. Neither the Borrower nor the Principal is contemplating either a Bankruptcy Action or the liquidation of all or a major portion of the Borrower’s assets or properties, and the Borrower has no knowledge of any Person contemplating the filing of any petition against it or any Principal.

(8)	Full and Accurate Disclosure. No statement of fact made by or on behalf of the Borrower in the Loan Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained in the Loan Agreement or the Loan Documents not misleading. There is no material fact presently known to the Borrower which has not been disclosed to lender which adversely affects, nor as far as Borrower can foresee, could reasonably be expected to adversely affect, The Stanwix Mortgaged Property or the business, operations or condition (financial or otherwise) of Borrower or Guarantor.
(9)	No Plan Assets. Except as set forth in the report(s) ordered and received by lender in advance of the Origination Date in connection with the Loan, Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of the Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. Compliance by the Borrower and the Guarantor with the provisions of this clause (9) will not involve any Prohibited Transaction. Neither the Guarantor nor the Borrower has any pension, profit sharing, stock option, insurance or other arrangement or plan for employees covered by Title IV of ERISA, and no “Reportable Event” as defined in ERISA has occurred and is now continuing with respect to any such plan. The performance by the Borrower of its obligations under the Loan Documents and the Borrower’s conducting of its operations do not violate any provisions of ERISA. In addition, (a) the Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA, (b) transactions by or with the Borrower are not subject to any state statute or regulation regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by the Loan Agreement, and (c) none of the Borrower, the Guarantor or ERISA Affiliate is at the Origination Date, or has been at any time within the two years preceding the Origination Date, an employer required to contribute to any Multiemployer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in Section 4001 of ERISA) in any Multiemployer Plan or Multiple Employer Plan; and none of the Borrower, the Guarantor or any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as disclosed to the lender in writing.
(10)	Compliance. The Borrower and The Stanwix Mortgaged Property (including the use thereof) comply in all material respects with all applicable Legal Requirements, including,
Annex A-3

without limitation, building and zoning ordinances and codes. The Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by the Borrower, or any other Person in occupancy of or involved with the operation or use of The Stanwix Mortgaged Property, any act or omission affording any Governmental Authority the right of forfeiture as against The Stanwix Mortgaged Property or any part thereof or any monies paid in performance of the Borrower’s obligations under any of the Loan Documents. Neither the Improvements as constructed, nor the use of The Stanwix Mortgaged Property by Tenants under the Leases and the contemplated accessory uses, will violate (a) any Legal Requirements (including subdivision, zoning, building, environmental protection and wetland protection Legal Requirements), or (b) any building permits, restrictions or records, or agreements affecting The Stanwix Mortgaged Property or any part thereof. Neither the zoning authorizations, approvals or variances nor any other right to construct or to use The Stanwix Mortgaged Property is to any extent dependent upon or related to any real estate other than The Stanwix Mortgaged Property.

(11)	Financial Information. All financial data with respect to The Stanwix Mortgaged Property and the Guarantor, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to the lender by or on behalf of Borrower in connection with The Stanwix Whole Loan (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of The Stanwix Mortgaged Property and the Guarantor as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP (or such other accounting basis acceptable to the lender) throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, the Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to the Borrower and reasonably likely to have a materially adverse effect on The Stanwix Mortgaged Property or the operation thereof as a multi-family apartment complex, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no Material Adverse Change in the financial condition, operation or business of the Borrower or the Guarantor from that set forth in said financial statements.
(12)	Condemnation. No Condemnation or other similar proceeding has been commenced or, to the Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of The Stanwix Mortgaged Property or for the relocation of any roadway providing access to The Stanwix Mortgaged Property.
(13)	Federal Reserve Regulations. No part of the proceeds of The Stanwix Whole Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by any Legal Requirements or by the terms and conditions of the Loan Agreement or the other Loan Documents.
(14)	Utilities and Public Access. The Stanwix Mortgaged Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service The Stanwix Mortgaged Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of The Stanwix Mortgaged Property are located either in the public right-of-way abutting The Stanwix Mortgaged Property (which are connected so as to serve The Stanwix Mortgaged Property without passing over other property) or in recorded easements serving The Stanwix Mortgaged Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of The Stanwix Mortgaged Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.
Annex A-4

There is no on-site sewage disposal system and The Stanwix Mortgaged Property is served by a sewer system maintained by a Governmental Authority or property owners association.

(15)	Not a Foreign Person. The Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.
(16)	Separate Lots. The Stanwix Mortgaged Property is comprised of one or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of The Stanwix Mortgaged Property.
(17)	Assessments. There are no pending or proposed special or other assessments for public improvements or otherwise affecting the 15 Stanwix Mortgaged Property, nor are there any contemplated improvements to the 15 Stanwix Mortgaged Property that may result in such special or other assessments.
(18)	Enforceability. The Loan Documents are enforceable by the lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by the Borrower or the Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and the Borrower and the Guarantor have not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
(19)	No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.
(20)	Insurance. The Borrower has obtained and has delivered to the lender certified copies of all Policies, with all premiums paid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in the Loan Agreement. No claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policies, and no Person, including the Borrower, has done, by act or omission, anything which would impair the coverage of any such Policies.
(21)	Use of Property. The Stanwix Mortgaged Property is used exclusively as a multi-family apartment complex and other appurtenant and related uses (including, without limitation, the use of the Retail Space by a commercial retail tenant).
(22)	Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of The Stanwix Mortgaged Property as a multi-family apartment complex (collectively, the “Licenses”), have been obtained and are in full force and effect. The Borrower shall keep and maintain all Licenses necessary for the operation of The Stanwix Mortgaged Property as a multi-family apartment complex. The use being made of The Stanwix Mortgaged Property is in conformity with the certificate of occupancy issued for The Stanwix Mortgaged Property.
(23)	Flood Zone. None of the Improvements on The Stanwix Mortgaged Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to “Description
Annex A-5

of The Stanwix Whole Loan—Risk Management—Insurance” is in full force and effect with respect to The Stanwix Mortgaged Property.

(24)	Physical Condition. Other than as disclosed in the Physical Conditions Report, The Stanwix Mortgaged Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components are in good condition, order and repair in all material respects. There exists no structural or other material defects or damages in The Stanwix Mortgaged Property, whether latent or otherwise, and the Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in The Stanwix Mortgaged Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
(25)	Boundaries. All of the Improvements which were included in determining the appraised value of The Stanwix Mortgaged Property lie wholly within the boundaries and building restriction lines of The Stanwix Mortgaged Property, and no improvements on adjoining properties encroach upon The Stanwix Mortgaged Property, and no easements or other encumbrances upon The Stanwix Mortgaged Property encroach upon any of the Improvements, so as to adversely affect the value or marketability of The Stanwix Mortgaged Property except those easements or other encumbrances with respect to which the Title Insurance Policy insures against any losses resulting therefrom.
(26)	Leases. The Stanwix Mortgaged Property is not subject to any Leases other than the Leases described on the rent roll attached to the Loan Agreement. The Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in The Stanwix Mortgaged Property or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. The copies of the Leases and any related guaranty (including all amendments thereto) delivered to the lender are accurate, true and complete, and there are no oral agreements with respect thereto. No Rent (other than security deposits, if any, listed in the Loan Agreement) has been paid more than one month in advance of its due date. All work to be performed by the landlord under each Lease has been performed as required in such Lease and has been accepted by the applicable Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by the landlord under such Lease to any Tenant has already been received by such Tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. Except as listed on Schedule I to the Loan Agreement, no Tenant has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its family occupy such leased premises. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of The Stanwix Mortgaged Property of which the leased premises are a part. The Stanwix Mortgaged Property forms no part of any property owned, used or claimed by the Borrower as a residence or business homestead and is not exempt from forced sale under the laws of the state in which The Stanwix Mortgaged Property is located. The Borrower hereby disclaims and renounces each and every claim to all or any portion of the property as a homestead.
(27)	Survey. The Survey for The Stanwix Mortgaged Property delivered to the lender in connection with the Loan Agreement has been prepared by a professional and properly licensed land surveyor. The Survey reflects the same legal description contained in the
Annex A-6

Title Insurance Policy and includes, among other things, a metes and bounds description of the real property comprising part of The Stanwix Mortgaged Property reasonably satisfactory to the lender. The surveyor’s seal is affixed to the Survey and the surveyor provided a certification for the Survey in form and substance acceptable to the lender and does not fail to reflect any material matter affecting The Stanwix Mortgaged Property or the title thereto.

(28)	Principal Place of Business; State of Organization. The Borrower’s principal place of business as of the Origination Date is the address set forth in the introductory paragraph of the Loan Agreement. The Borrower is organized under the laws of the State of New York and its organizational identification number is 170202010317.
(29)	Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of The Stanwix Mortgaged Property to the Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid or are being paid simultaneously herewith.
(30)	Special Purpose Entity/Separateness. (a) Until the Debt has been paid in full, the Borrower represents, warrants and covenants in the Loan Agreement that the (i) the Borrower is, shall be and shall continue to be a Special Purpose Entity, and (ii) the Principal is, shall be and shall continue to be a Special Purpose Entity.

(b)       The representations, warranties and covenants set forth in this subsection (30) will survive for so long as any amount remains payable to the lender under the Loan Agreement or any other Loan Document.

(c)       Any and all of the stated facts and assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects, and the Borrower and the Principal will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion. Each entity other than the Borrower and the Principal with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied and will comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion. The Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with the Loan Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made Loan Agreement.

(d)       The Borrower covenants and agrees that the Borrower shall provide the lender with fifteen (15) days’ prior written notice prior to the removal of an Independent Director of any of the Borrower and/or the Principal.

(e)       The Borrower covenants and agrees that its organizational documents, or those of its Principal, which contains the requirement of having an Independent Director, will also provide substantially the following language: “To the fullest extent permitted by law, the Independent Director shall consider only the interests of the Borrower, including its respective creditors, in acting or otherwise voting on Bankruptcy Actions or Material Actions, as applicable. Except for duties to the Borrower as set forth in the immediately preceding sentence (including duties to the Member and the Borrower’s creditors solely to the extent of their respective economic interests in the Borrower but excluding (i) all other interests of the Member, (ii) the interests of other Affiliates of the Borrower, and (iii) the interests of any group

Annex A-7

of Affiliates of which the Borrower is a part), the Independent Director shall not have any fiduciary duties to the Member or any other Person bound by the Loan Agreement; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.”

(31)	Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Management Agreement was entered into on commercially reasonable terms no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party.
(32)	Illegal Activity. No portion of The Stanwix Mortgaged Property has been or will be purchased with proceeds of any illegal activity.
(33)	No Change in Facts or Circumstances; Disclosure. All information submitted by the Borrower or the Guarantor to the lender including, but not limited to, all financial statements, rent rolls, reports, certificates and other documents submitted in connection with The Stanwix Whole Loan or in satisfaction of the terms thereof and all statements of fact made by the Borrower or the Guarantor in the Loan Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no Material Adverse Change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of The Stanwix Mortgaged Property or the business operations and/or the financial condition of the Borrower or the Guarantor. The Borrower and the Guarantor have disclosed to the lender all material facts and have not failed to disclose any material fact that could cause any Provided Information or representation or warranty made in the Loan Agreement to be materially misleading.
(34)	Investment Company Act. The Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other Federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
(35)	Embargoed Person. As of the Origination Date and at all times throughout the term of The Stanwix Whole Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of the Borrower, the Principal and the Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in the Borrower, the Principal or the Guarantor, as applicable, with the result that the investment in the Borrower, the Principal or the Guarantor, as applicable (whether directly or indirectly), is prohibited by law or The Stanwix Whole Loan is in violation of law; and (c) none of the funds of the Borrower, the Principal or the Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in the Borrower, the Principal or the Guarantor, as applicable (whether directly or indirectly), is prohibited by law or The Stanwix Whole Loan is in violation of law.
(36)	Cash Management Account. (a) The Loan Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the UCC) in the Clearing Account and Cash Management Account in favor of the lender, as and when each such account may be established, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and
Annex A-8

purchasers from the Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, the Borrower has not sold, pledged, transferred or otherwise conveyed its interest in the Clearing Account and Cash Management Account;

(b)       Each of the Clearing Account and Cash Management Account shall constitute a “deposit account” within the meaning of the UCC;

(c)       Pursuant and subject to the terms of the Loan Agreement and of the other Loan Documents, the Borrower agrees that the Clearing Bank shall comply with all instructions originated by the lender, without further consent by the Borrower, directing disposition of the Clearing Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities;

(d)       The Clearing Account and Cash Management Account shall not be held in the name of any Person other than the Borrower, as pledgor, for the benefit of the lender, as secured party; and

(e)       The Stanwix Mortgaged Property is not subject to any cash management system (other than pursuant to the Loan Documents), and any and all existing tenant instruction letters issued in connection with any previous financing have been duly terminated prior to the Origination Date.

(37)	Filing of Returns. The Borrower, the Principal and the Guarantor have filed all Federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and have paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent and except for those being contested in good faith. The Borrower and the Guarantor have each established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by sound accounting principles consistently applied. Neither the Borrower, the Principal or the Guarantor knows of any proposed assessment for additional Federal, foreign or state taxes for any period, or of any basis therefor, that, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as such Person has made, could reasonably be expected to cause a Material Adverse Change with respect to the Borrower, the Guarantor or The Stanwix Mortgaged Property.
(38)	REA. The REA is in full force and effect and neither the Borrower nor any other party to the REA, is in default thereunder, and there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. Except as set forth on Schedule IV to the Loan Agreement, the REA has not been modified, amended or supplemented. The Stanwix Mortgaged Property is not included in Projected Development Site 3 or Projected Development Site 4 (each as defined in the REA). The REA does not impose any covenants, conditions, or restrictions of any kind on the Borrower or The Stanwix Mortgaged Property, and neither the Borrower nor any Affiliate of Borrower has received (or is aware of) any notices, invoices, correspondence, or any other fact or circumstance that would indicate otherwise. There are no Other Charges (including, without limitation, any assessments, maintenance charges impositions or other charges due and payable under the REA with respect to The Stanwix Mortgaged Property, and no such Other Charges have ever been imposed on the Borrower and/or The Stanwix Mortgaged Property.
(39)	421-a Program and IH Program.
Annex A-9

(a)           The Borrower has filed an Application for Certification for Tax Exemption Pursuant to Real Property Tax Law 421-a (16) (the “421-a Application”) for a certificate of eligibility for the 421-a Program (the “421-a Certificate of Eligibility”) with respect to The Stanwix Mortgaged Property and the mixed-use building containing one hundred thirty-six (136) class A residential dwelling units, accessory residential space, residential parking, and commercial space constructed thereon (the “Project”). All information contained in the 421-a Application is true, correct and complete.

(b)           Forty-one (41) of the Project’s dwelling units will be affordable housing units for the purposes of 421-a benefits (the “Affordable Units”).

(c)           The Borrower acknowledges that eighteen (18) of the ninety-five (95) market-rate dwelling units within the Project shall not meet or exceed the applicable high-rent vacancy deregulation rent threshold amount (the “DRT”) in effect at initial occupancy.

(d)           The Borrower acknowledges that sixteen (16) of the Affordable Units have also been included in an Affordable Housing Plan Application pursuant to the Voluntary Inclusionary Housing Program (the “IH Units”) made to the City of New York, acting by and through its Department of Housing Preservation and Development (“HPD”) and shall constitute “Affordable Housing” within the meaning of Section 23-90 of the Zoning Resolution.

(e)           The IH Units are subject to the restrictions of the HPD Regulatory Agreement.

(f)            The amount of space attributable to the commercial, community facility, and accessory use space in the Project does not exceed twelve percent (12%) of the Project’s aggregate floor area.

(g)           The Project is an eligible multiple dwelling and is not used as a hotel.

(h)           The Stanwix Mortgaged Property did not contain any residential units that were demolished, nor have any residential units existed on the Premises in the three (3) years prior to commencement of construction.

(i)             The Affordable Units have a unit mix that is proportional to the market-rate units.

(j)             The Project has not received any exemption from or abatement of property taxes under any other law.

(k)           At least thirty percent (30%) of the dwelling units on any floor of the Project that contains an Affordable Unit are market-rate units.

(l)             The Project does not contain any building segments.

(m)          All common areas in the Project are open and accessible to the residents of all of the rental dwelling units.

(n)           The Project’s Notice of Intent to begin marketing of the Affordable Units was filed in accordance with the requirements of the 421-a Program.

(o)           The Affordable Units have been marketed in accordance with HPD’s marketing guidelines and through the New York City Housing Connect lottery system.

(p)           The Project commenced construction on June 4, 2015.

(q)           Completion of construction of the Project occurred on July 10, 2019.

Annex A-10

(r)            The Borrower has entered into a 421-a Restrictive Declaration (the “421-a Restrictive Declaration”), under which the Affordable Units are required to be affordable for the period commencing on the date of completion of construction (i.e., July 10, 2019) and expiring on the thirty-fifth (35th) anniversary thereof (the “Restriction Period”).

(s)           The Project’s 421-a Application for the Certificate of Eligibility was filed on June 20, 2019, the 421-a Certificate of Eligibility was issued to the Borrower on August 16, 2019, and the Borrower has filed the original 421-a Certificate of Eligibility with the New York City Department of Finance prior to the date hereof such that the Project’s eligibility for the 421- a Program has fully vested.

(t)            The HPD Completion Notice for The Stanwix Mortgaged Property was issued to the Borrower on August 15, 2019 such that the Project’s eligibility for the IH Program under the Regulatory Agreement has fully vested.

(u)           There is no litigation, proceeding or regulatory action or investigation pending or threatened in writing against the Borrower (and/or, to the best of the Borrower’s knowledge, any previous owners of The Stanwix Mortgaged Property) or the Project relating to the Project’s compliance with the 421-a Program or IH Program, and there are no pending harassment proceedings with respect to any of the Leases before any Governmental Authority.

(v)           There are no outstanding orders of HPD, DHCR, or any other Governmental Authority that have not been complied with by the Borrower (and/or previous owners of The Stanwix Mortgaged Property).

(w)           There has been no organized rent strike or joint action by tenant groups to withhold rent from the Borrower (and/or previous owners of The Stanwix Mortgaged Property) and neither the Borrower nor the best of the Borrower’s knowledge, previous owners of The Stanwix Mortgaged Property have entered into any agreement or stipulation with any tenant or tenant group regarding The Stanwix Mortgaged Property.

(40)	Survival of Representations. The Borrower agrees that all of the representations and warranties of the Borrower set forth in this Annex A and elsewhere in the Loan Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to the lender under the Loan Agreement or any of the other Loan Documents by the Borrower. All representations, warranties, covenants and agreements made in the Loan Agreement or in the other Loan Documents by the Borrower shall be deemed to have been relied upon by the lender notwithstanding any investigation heretofore or hereafter made by the lender or on its behalf.

Annex A-11